As filed with the Securities and Exchange Commission on February 16, 2000.

                                                 Registration No. 333-96111

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    to
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act Of 1933

                                ---------------

                             Satyam Infoway Limited
             (Exact name of Registrant as specified in its charter)
                                 Not Applicable
                (Translation of Registrant's name into English)

        Republic of India                         7379                          Not Applicable
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                              Maanasarovar Towers
     271-A, Anna Salai, Teynampet, Chennai 600 018, India, (91) 44-435-3221 (Address, including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)

                                ---------------

                             CT Corporation System
            111 8th Avenue, New York, New York 10011, (212) 894-8940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

            Anthony J. Richmond, Esq.                          Richard J. B. Price, Esq.
                 Latham & Watkins                                 Shearman & Sterling
              135 Commonwealth Drive                             6 Battery Road #25-03
           Menlo Park, California 94025                             Singapore 049909
                  (650) 328-4600                                   (011-65) 230-3800

                                ---------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                ---------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This registration statement includes two prospectuses, which are identical except for the alternate cover page, underwriting section and rear cover page, which are provided immediately in front of Part II.

PROSPECTUS    SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2000

                      3,000,000 American Depositary Shares

                                 [SATYAM LOGO]

                             SATYAM INFOWAY LIMITED

                       Representing 750,000 Equity Shares

                                  -----------

  Satyam Infoway Limited is offering up to 3,000,000 American Depositary Shares, or ADSs, of Satyam Infoway outside India, including in the United States. This prospectus relates to an offering by the U.S. underwriters of up to 1,800,000 ADSs in the United States and Canada. Additional underwriters are offering up to 1,200,000 ADSs outside the United States and Canada. The combined offering will not exceed $150 million, including the underwriters' overallotment option. Each ADS represents one-fourth of one equity share. Our ADSs are listed for trading on the Nasdaq National Market under the symbol "SIFY." On February 15, 2000, the last reported sale price of our ADSs was $68.00 per ADS.

                                  -----------

  Investing in the American Depositary Shares involves risks which are described in the Risk Factors beginning on page 9.

                                  -----------

                                                   Price  Underwriting
                                                     to   discounts and Proceeds
                                                   public  commissions   to us
                                                   ------ ------------- --------
   Per ADS........................................  $         $           $
   Total..........................................  $         $           $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Satyam Infoway has granted to the underwriters the right to purchase up to an additional 450,000 ADSs at the public offering price, less discount and commissions, within 30 days from the date of this prospectus to cover overallotments.

                                  -----------

Merrill Lynch & Co.                                         Salomon Smith Barney

February  , 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

   Three panels of graphical information regarding Satyam Infoway Limited consisting of:

    . a graphical presentation of Satyam Infoway's network covering 34 cities in India;

    . sample web pages from some of Satyam Infoway's content sites, including satyamonline.com and specialty sites related to cars, movies and shopping;

    . a list of business-to-business services provided by Satyam Infoway;
      and

    . a list of companies with which Satyam Infoway has strategic alliances.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary.......................................................     1
Risk Factors.............................................................     9
Forward-Looking Statements...............................................    25
Conventions Which Apply to This Prospectus...............................    25
Currency of Presentation.................................................    25
Enforcement of Civil Liabilities.........................................    26
Reports to Our Security Holders..........................................    27
Use of Proceeds..........................................................    28
Dividend Policy..........................................................    29
Price Range of our ADSs..................................................    29
Capitalization...........................................................    30
Exchange Rates...........................................................    31
Selected Historical Financial Data.......................................    32
Unaudited Pro Forma Financial Data.......................................    34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................    39
Business.................................................................    51
Management...............................................................    71
Principal Shareholders...................................................    76
Certain Transactions.....................................................    77
Description of Equity Shares.............................................    78
Description of American Depositary Shares................................    83
Restrictions on Foreign Ownership of Indian Securities...................    90
Government of India Approvals............................................    93
Taxation.................................................................    95
Shares Eligible for Future Sale..........................................   100
Underwriting.............................................................   102
Legal Matters............................................................   105
Experts..................................................................   105
Change of Accountants....................................................   105
Additional Information...................................................   106
Index to Satyam Infoway Limited Financial Statements.....................   F-1
Index to IndiaWorld Communications Private Limited Financial Statements..  F-21

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding to buy our ADSs.

                             Satyam Infoway Limited

Our Business

   We are the second largest national provider of Internet access and Internet services to consumers and businesses in India, based on number of customers as of December 31, 1999. Our customers primarily use our services to communicate, transmit and share information, access on-line content and conduct business remotely using our private data network or the Internet. Our Internet and network services include the following:

  . Consumer Internet Access Services. We offer dial-up Internet access, e-mail and web page hosting to consumers in India through convenient on-line registration and user-friendly software. In November 1998 after the deregulation of the Internet service provider market in India, we launched our Internet service provider business and became the first private Internet service provider in India. The largest national Internet service provider is VSNL, which is majority controlled by the Indian government.

  . On-line Portal and Content Offerings. We operate an on-line portal, satyamonline.com, that functions as a principal entry point and gateway for accessing the Internet by providing useful web-related services and links. We also offer related content sites specifically tailored to Indian interests worldwide for news, personal finance, movies, music and automobiles. In November 1999, we acquired 24.5%, and an option to acquire the remaining 75.5%, of the outstanding shares of IndiaWorld Communications Private Limited, a leading provider of Internet content and services in India. We have recently formed alliances with a number of partners, including ICICI Bank, Citibank and Bank of Madura, to offer banking products through satyamonline.com and to develop payment gateways to facilitate electronic commerce and other activities through our websites. During January 2000, our eight websites generated approximately 19 million page views and IndiaWorld Communications' 13 websites generated approximately 18 million page views. Upon completion of our acquisition of IndiaWorld Communications, we estimate that the aggregate number of page views generated by our 21 websites will be less than the combined number of page views of our and IndiaWorld Communications' websites immediately prior to completion of the acquisition.

  . Corporate Network and Technology Services. We offer dial-up and dedicated
    Internet access, private network services, business-to-business electronic commerce solutions and website development and hosting services to businesses in India. Initiated in April 1998, our corporate network and technology services division has formed strategic partnerships with a number of leading technology and electronic commerce companies, including UUNet Technologies, Inc. (formerly CompuServe Network Services), Sterling Commerce and Open Market.

   As of December 31, 1999, we had an accumulated deficit of approximately Rs.516.9 million ($11.9 million). For the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999, our net loss was approximately Rs.187.4 million ($4.3 million) and Rs.202.0 million ($4.6 million), respectively.

Our Customers

   As of January 31, 2000, we had more than 129,000 consumer Internet access subscribers and more than 350 corporate customers. Our corporate network and technology services customers are in a variety of industries, including financial services, publishing, retail, shipping and manufacturing. Our five largest corporate customers based on revenue for the nine months ended December 31, 1999 were Carborandum

Universal Limited, CDC Advisors Private Limited, Gray Cell, IBP Co. Limited and Stock Holding Corporation of India Limited. The customers listed above accounted for approximately 17% of our corporate network and technology services division revenues in the nine months ended December 31, 1999.

Our Network

   We currently operate India's largest national private data network utilizing Internet protocol, which is an Internet industry standard for tracking Internet addresses, routing outgoing messages and recognizing incoming messages. We own and operate points of presence in 34 of the largest metropolitan areas in India. Points of presence are telecommunications facilities located in a particular market which allow our customers to connect to the Internet through a local telephone call. We plan to have points of presence in 40 cities in India by April 2000, which we believe will allow us to provide Internet access service via a local telephone call to approximately 85% of the installed personal computer base in India. Our private network infrastructure provides the platform for national delivery of Internet access to consumers as well as the backbone for our broad range of corporate network and technology services. For example, our network provides an alternative to government telecom providers for corporations that wish to establish virtual private networks, which provide secure transmission of data using Internet protocol over our private network infrastructure, and electronic data interchanges. Our Internet service provider license permits us to establish and maintain our own direct international Internet connections via satellite links or transoceanic cable systems as an alternative to government-provided Internet gateways. We believe that as the size and capacity of our network infrastructure grows, its large scale and national coverage will create economies of scale for us and barriers to entry for our competitors.

Our Market Opportunity

   The market for Internet access and electronic commerce, both worldwide and in India, is expanding rapidly. For example, International Data Corporation estimates:

  . the installed personal and network computer base in India will grow at a rate that averages 44% annually from 1.9 million in 1998 to 8.2 million in 2002;

  . Internet users in India will grow at a rate that averages 94% annually from 0.5 million in 1998 to 6.6 million in 2002; and

  . Internet commerce revenues in India will grow at a rate that averages
    261% annually from $3.0 million in 1998 to $499 million in 2002.

   Internet usage is expected to grow rapidly in the Indian market as deregulation continues, network bandwidth becomes less expensive, the installed base of personal and network computers increases, alternative Internet-access devices become available and Internet connectivity becomes increasingly important for on-line news and content and electronic commerce transactions. We believe that our company is well positioned to take advantage of this significant market opportunity in India. The market in India is, however, presently at a very early stage of development and involves significant business, competitive and other risks.

   The International Data Corporation market data presented above and elsewhere in this prospectus shows International Data Corporation's estimates derived from a combination of vendor, user and other market sources and therefore may differ from numbers claimed by specific vendors using different market definitions or methods. There can be no assurances that any of these projected amounts will be achieved.

Our Growth Strategy

   Our goal is to become the premier provider of Internet access, on-line content and network services to consumers and businesses in India. Our principal business strategies to accomplish this objective are:

  . Increase penetration in our existing markets by expanding awareness of the Satyam Online brand name to capitalize on our first mover advantage in India;

  . Expand our products and services with new technologies to enable our customers to use the Internet more effectively;

  . Strengthen our Internet portal and other Internet content websites with more content tailored to Indian interests worldwide, such as the content we expect to obtain in our acquisition of IndiaWorld Communications;

  . Increase our range of electronic commerce services to build our online presence and pursue additional revenue opportunities;

  . Expand customer distribution channels through strategic partnerships to take advantage of the sales and marketing capabilities of our strategic partners;

  . Invest in the continued enhancement and expansion of our network infrastructure to support customer growth, enter new markets and accommodate increased customer usage; and

  . Pursue selective strategic investments, partnerships and acquisitions to expand our customer base, increase utilization of our network and add new technologies to our product mix.

Our Organization

   We were incorporated under the laws of the Republic of India on December 12, 1995. Our principal executive offices are located at Maanasarovar Towers, 271-A, Anna Salai, Teynampet, Chennai 600 018, India, and our telephone number is
(91) 44-435-3221. Information contained in our websites, including our principal website, satyamonline.com, is not part of this prospectus. We are, and after the offering will continue to be, a majority-owned subsidiary of Satyam Computer Services Limited, a leading Indian information technology services company which is traded on the principal Indian stock exchanges. "Satyam" is a trademark owned by Satyam Computer Services, which has licensed the use of the "Satyam" trademark to us subject to specified conditions. For additional information regarding this license, please see "Business-- Intellectual Property." "Satyam Online," "Satyam:Net" and "satyamonline.com" are trademarks used by us for which we have registration applications pending in India. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

Recent Developments

   IndiaWorld Communications. On November 29, 1999, we purchased 24.5% of the outstanding shares of IndiaWorld Communications for a cash purchase price of Rs.1,222 million ($28.0 million). In connection with the acquisition, the shareholders of IndiaWorld Communications granted us an option to acquire the remaining 75.5% of the outstanding shares of IndiaWorld Communications for a cash purchase price of Rs.3,767 million ($87.0 million) exercisable between April 1, 2000 and September 30, 2000, provided that the exercise price will increase at a rate of 16% per annum after July 1, 2000 if the option is not exercised prior to that date. We have made a Rs.513 million ($12.0 million) non-refundable deposit towards the exercise price of the option. We intend to use a portion of the proceeds from this offering to exercise our option to purchase the remaining 75.5% of the outstanding shares of IndiaWorld Communications, although this offering is not conditioned on the completion of the IndiaWorld Communications acquisition.

   IndiaWorld Communications is a leading provider of Internet content and services in India. During January 2000, IndiaWorld Communications' network of 13 websites generated over 18 million page views. Our acquisition of IndiaWorld Communications provides us with additional content sites tailored to Indian interests worldwide. Upon completion of the acquisition, we intend to operate IndiaWorld Communications' 13 websites, together with our existing eight websites, under our satyamonline.com portal. For additional information regarding IndiaWorld Communications, please see "Business--Service Offerings-- On-line Portal and Content Offerings."

   Additional Partners. In November and December 1999, we entered into memoranda of understanding to form joint ventures with a number of partners, including the following:

  . ICICI Bank. We formed a strategic alliance with ICICI Bank to offer online savings accounts, electronic bill payment and other retail banking products and services over the Internet.

  . Bank of Madura. We formed a strategic alliance with Bank of Madura to develop an electronic commerce portal offering products and services to Indians living abroad.

  . Citibank. We formed a strategic alliance with Citibank to develop a secure payment gateway for business to consumer transactions.

  . RPG Netcom. We formed a strategic alliance with RPG Netcom to develop broadband Internet services to consumers and businesses over RPG Netcom's cable television network in Calcutta.

For additional information regarding these alliances, please see "Business-- Service Offerings--On-line Portal and Content Offerings" and "--Consumer Internet Access Services."

   ADS Split. On December 20, 1999, we announced a 4-for-1 split of our ADSs. Effective January 10, 2000, holders of our ADSs became entitled to three additional ADSs for each ADS held. Unless we indicate otherwise, all information in this prospectus reflects the 4-for-1 split of our ADSs. No change was made in the number of equity shares outstanding.

                                  The Offering

 American Depositary Shares offered
  by Satyam Infoway................................... 3,000,000 ADSs

 The ADSs............................................. Each American Depositary
                                                       Share represents one-
                                                       fourth of one equity
                                                       share, par value Rs.10
                                                       per share. The ADSs will
                                                       be evidenced by American
                                                       Depositary Receipts.

 Equity shares to be outstanding after this offering.. 22,532,250 equity shares

 ADSs to be outstanding after this offering........... 22,205,000 ADSs

 Use of proceeds...................................... To purchase the remaining 75.5% of
                                                       IndiaWorld
                                                       Communications'
                                                       outstanding shares, to
                                                       fund network
                                                       infrastructure expansion
                                                       and enhancements, to
                                                       develop content for our
                                                       Internet portal
                                                       business, to advertise
                                                       and promote our brand
                                                       and for general
                                                       corporate purposes,
                                                       including possible
                                                       strategic investments,
                                                       partnerships and
                                                       acquisitions. For
                                                       additional information
                                                       regarding the use of
                                                       proceeds from this
                                                       offering, please see
                                                       "Use of Proceeds."

 Nasdaq National Market symbol........................ SIFY

   The 22,532,250 equity shares to be outstanding after this offering are based on the 21,782,250 equity shares outstanding as of December 31, 1999 and assume that the full 750,000 equity shares represented by ADSs offered by us are sold by us in this offering. The equity shares to be outstanding after this offering exclude the following:

  . any equity shares represented by the ADSs to be issued pursuant to the underwriters' overallotment option; and

  . 225,000 equity shares issuable upon the exercise of options outstanding under our stock option plan at a weighted-average exercise price of approximately Rs.795 per share as of December 31, 1999.

   The 22,205,000 ADSs to be outstanding after this offering are based on the 19,205,000 ADSs outstanding as of December 31, 1999 and assume that the full 3,000,000 ADSs offered by us are sold in this offering. The ADSs to be outstanding after this offering exclude any ADSs to be issued pursuant to the underwriters' overallotment option. All ADS amounts in this prospectus have been adjusted to reflect the 4-for-1 split of our ADSs effective January 10, 2000.

   Our stockholders have approved an offering of up to $150 million of equity shares represented by ADSs. Based on market prices currently prevailing, significantly fewer than the 3,000,000 ADSs presented in this preliminary prospectus will be issued. In such event, the equity shares and ADSs to be outstanding after this offering will be proportimately reduced and the unissued equity shares deregistered.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   You should read the following summary historical and pro forma financial data in conjunction with our financial statements and the related notes, "Selected Historical Financial Data," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are prepared in Indian rupees and presented in accordance with U.S. GAAP for the fiscal years ended March 31, 1997, 1998 and 1999 and the nine months ended December 31, 1999. Financial statements for the year ended March 31, 1999 and the nine months ended December 31, 1999 also have been translated into U.S. dollars. Our financial statements have been consolidated with the accounts of IndiaWorld Communications from December 1, 1999. The pro forma consolidated condensed statements of operations give effect to our acquisition of IndiaWorld Communications as if the IndiaWorld Communications acquisition had occurred at the beginning of each period presented. The pro forma as adjusted consolidated condensed balance sheet gives effect to the IndiaWorld Communications acquisition and the completion of this offering as if the IndiaWorld Communications acquisition and the completion of this offering had occurred as of December 31, 1999.

   The summary unaudited pro forma financial data does not purport to be indicative of our results of operations had we completed our acquisition of IndiaWorld Communications on the assumed dates, nor are the results intended to be indicative of our future results of operation. For additional information regarding the pro forma adjustments and the pro forma as adjusted data, please "Unaudited Pro Forma Financial Data."

   The summary consolidated historical financial and other data includes a presentation of EBITDA. EBITDA represents earnings (loss) before depreciation and amortization, interest income and expense, income tax expense (benefit) and extraordinary items. EBITDA is presented because we believe some investors find it to be a useful tool for measuring a company's ability to fund capital expenditures or to service future debts. EBITDA is not determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Because EBITDA excludes interest expense and capital expenditures, negative EBITDA would limit our ability to fund capital expenditures and service future debt obligations. Our EBITDA is not comparable to that of other companies which may determine EBITDA differently.

                                 Fiscal Year Ended March 31,                   Nine Months Ended December 31,
                     ------------------------------------------------------ --------------------------------------
                          1997          1998         1999          1999        1998         1999          1999
                     --------------  -----------  -----------  ------------ -----------  -----------  ------------
                                 Indian rupees                 U.S. dollars      Indian rupees        U.S. dollars
                     ----------------------------------------  ------------ ------------------------  ------------
                                                            (in thousands, except share and per share data)
Statement of
Operations Data:
Revenues...........  Rs.        --   Rs.   6,805  Rs. 103,344   $    2,375  Rs.  57,372  Rs. 392,909   $    9,030
Cost of revenues...             --        19,498       63,651        1,463       31,549      184,795        4,247
                     --------------  -----------  -----------   ----------  -----------  -----------   ----------
Gross profit
 (loss)............             --       (12,693)      39,693          912       25,823      208,114        4,783
Operating expenses:
  Selling, general
   and
   administrative
   expenses........          25,801       61,017      151,120        3,473      105,142      301,192        6,922
  Advances written
   off.............             --           --           --           --           --           --           --
  Depreciation and
   amortization....             536       19,383       49,162        1,130       28,511      114,815        2,639
   Total operating
    expenses.......          26,337       80,400      200,282        4,603      133,653      416,007        9,561
                     --------------  -----------  -----------   ----------  -----------  -----------   ----------
Operating loss.....         (26,337)     (93,093)    (160,589)      (3,691)    (107,830)    (207,893)      (4,778)
                     --------------  -----------  -----------   ----------  -----------  -----------   ----------
Interest expense,
 net...............             --        (7,498)     (27,146)        (624)     (17,834)       5,036          116
Other income.......             --           --           359            8          232        2,465           56
Income taxes.......             --           --           --           --           --          (717)         (16)
Minority interest..             --           --           --           --           --          (851)         (20)
                     --------------  -----------  -----------   ----------  -----------  -----------   ----------
Net loss...........  Rs.    (26,337) Rs.(100,590) Rs.(187,376)  $   (4,307) Rs.(125,432) Rs.(201,960)  $   (4,642)
                     ==============  ===========  ===========   ==========  ===========  ===========   ==========
Net loss per equity
 share.............  Rs.(114,508.27) Rs. (121.66) Rs.  (17.31)  $    (0.40) $    (12.45) Rs.  (11.61)  $    (0.27)
Weighted average
 equity shares used
 in computing net
 loss per equity
 share.............             230      826,805   10,824,826   10,824,826   10,074,768   17,401,245   17,401,245
Other Financial
 Data:
EBITDA.............  Rs.    (25,801) Rs. (73,709) Rs.(111,068)  $   (2,553) Rs. (79,087) Rs. (91,464)  $   (2,102)
Capital
 expenditures......           3,230       77,070      146,135        3,359       79,946      403,743        9,279
Net cash provided
 by
 (used in):
  Operating
   activities......         (30,426)     (73,950)    (171,388)      (3,939)    (124,372)    (164,173)      (3,773)
  Investing
   activities......          (3,230)     (77,070)    (146,000)      (3,356)     (79,811)  (2,141,991)     (49,230)
  Financing
   activities......          35,138      159,449      433,023        9,952      212,538    3,897,626       89,580
                                   Pro Forma
                     ---------------------------------------
                     Fiscal Year
                        Ended
                      March 31,       Nine Months Ended
                         1999         December 31, 1999
                     ------------- -------------------------
                          Indian rupees         U.S. dollars
                     -------------------------- ------------
Statement of
Operations Data:
Revenues...........  Rs.  117,302  Rs. 411,271  $    9,452
Cost of revenues...        71,091      192,195       4,417
                     ------------- ------------ ------------
Gross profit
 (loss)............        46,211      219,076       5,035
Operating expenses:
  Selling, general
   and
   administrative
   expenses........       154,129      305,095       7,012
  Advances written
   off.............         1,834          --          --
  Depreciation and
   amortization....       699,458      602,215      13,841
   Total operating
    expenses.......       855,421      907,310      20,853
                     ------------- ------------ ------------
Operating loss.....      (809,210)    (688,234)    (15,818)
                     ------------- ------------ ------------
Interest expense,
 net...............       (27,165)       4,772         110
Other income.......           969        2,618          60
Income taxes.......          (978)      (3,103)        (71)
Minority interest..           --           --          --
                     ------------- ------------ ------------
Net loss...........  Rs. (836,384) Rs.(683,947) $  (15,719)
                     ============= ============ ============
Net loss per equity
 share.............  Rs.   (37.69) Rs.  (30.82) $    (0.71)
Weighted average
 equity shares used
 in computing net
 loss per equity
 share.............    22,191,000   22,191,000  22,191,000
Other Financial
 Data:
EBITDA.............  Rs. (108,783) Rs. (83,401) $   (1,917)
Capital
 expenditures......
Net cash provided
 by
 (used in):
  Operating
   activities......
  Investing
   activities......
  Financing
   activities......

                                             As of December 31, 1999
                                   --------------------------------------------
                                       Satyam
                                   Infoway Actual   Pro Forma As Adjusted
                                   -------------- -------------------------
                                                               U.S. dollars
                                                               ------------
                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents........   Rs.1,717,010  Rs.3,834,667   $ 88,133
Working capital (deficit)........      1,704,252     3,821,909     87,837
Total assets.....................      4,379,559     9,742,314    223,910
Long-term debt, including current
 installments....................        101,601       101,601      2,335
Total stockholders' equity
 (deficit).......................      3,925,251     9,297,208    213,679

                                 RISK FACTORS

   Any investment in our ADSs involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our ADSs. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our ADSs could decline, and you may lose all or part of the money you paid to buy our ADSs.

Risks Related to Investments in Indian Companies

   We are incorporated in India, and virtually all of our assets and our employees are located in India. Consequently, our financial performance and the market price of our ADSs will be affected by changes in exchange rates and controls, interest rates, government of India policies, including taxation policies, as well as political, social and economic developments affecting India.

 Political instability related to the formation of a new government in India could halt or delay the liberalization of the Indian economy and adversely affect business and economic conditions in India generally and our business in particular.

   During the past decade and in particular since 1991, the government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The government of India recently changed for the fifth time since 1996. The prior government of India, formed in March 1998, announced policies and took initiatives that supported the continued economic liberalization policies that have been pursued by the previous governments. We cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange rates and other matters affecting investment in our securities could change as well. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

 Economic sanctions imposed on India by the United States could restrict our access to technology and limit our ability to construct our network and operate our business.

   In May 1998, the United States imposed economic sanctions against India in response to India's testing of nuclear devices. Since then, the United States has waived some of these sanctions subsequent to its discussions with the government of India. The economic sanctions imposed on India to date have not had a material impact on our company. However, these sanctions, or additional sanctions, could restrict our access to technology that is available only in the United States and that is required to construct our network and operate our business. We cannot assure you that any of these sanctions will continue to be waived, that additional economic sanctions of this nature will not be imposed, or that these sanctions or any additional sanctions that are imposed will not have a material adverse effect on our business or on the market for our ADSs in the United States.

 Regional conflicts in South Asia could adversely affect the Indian economy and cause our business to suffer.

   South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in the disputed Himalayan region of Kargill. Further, in October 1999 the leadership of Pakistan changed as a result of a coup led by the military. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our ADSs, and on the market for our services.

 Indian law and the terms of our Internet service provider license contain restrictive provisions that limit our ability to raise capital, to issue equity securities in consideration for acquisitions we may make or to be acquired which could prevent us from constructing our network and operating our business or entering into a transaction that is in the best interests of our shareholders.

   Indian law and the terms of our Internet service provider license constrain our ability to raise capital through the issuance of equity or convertible debt securities or to issue equity securities in consideration for acquisitions we may make. Guidelines issued by the Department of Policy and Promotion, Ministry of Industry in January 1997 state that the maximum foreign equity investment in an Indian company engaged in business in the telecommunications sector is 49%. Additional guidelines issued in November 1998 provide that the maximum foreign equity investment in an Indian company acting as an Internet service provider is also 49%. This 49% limit applies to foreign equity investment in our company. Likewise, our Internet service provider license provides that the total foreign equity in our company may not, at any time, exceed 49% of our total equity.

   Approximately 41% of our equity interests are presently held by foreign investors. After this offering, we expect that approximately 43% of our equity interests will be held by foreign investors. As a result of the 49% limit on foreign equity ownership, we will not be permitted to sell more than an additional 6% of our equity shares to foreign investors in the future. We cannot assure you that other forms of financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or services, or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by any such limitation. The 49% limit on foreign equity ownership also restricts our ability to be acquired by a non-Indian company because a foreign company is prohibited from acquiring a majority of our equity shares. Likewise, the terms of our Internet service provider license prevents us from transferring the license to a third person. This may prevent us from entering into a transaction which would otherwise be beneficial for our company and the holders of our equity shares.

   For additional information regarding our sources of capital, please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Expenditures." For additional information regarding foreign ownership restrictions, please see "Business--Government Regulation" and "Restrictions on Foreign Ownership of Indian Securities."

 We are subject to foreign investment restrictions under Indian law that limit our ability to attract foreign investors which, together with the lack of a public market for our equity shares, may adversely impact the value of our ADSs.

   Currently there is no public trading market for our equity shares in India nor can we assure you that we will take steps to develop one. Our equity securities are not traded publicly in India, but are only traded on Nasdaq through the ADSs as described in this prospectus. Under current Indian laws and regulations, our depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares without prior approval of the government of India. If you elect to surrender your ADSs and receive equity shares, you will not be able to trade those equity shares on any securities market. Under current Indian laws and regulations, you will be prohibited from re-depositing those outstanding equity shares with our depositary without prior approval of the government of India. If in the future a market for our equity shares is established in India or another market outside of the United States, those shares may trade at a discount or premium to the ADSs in part because of restrictions on foreign ownership of the underlying shares.

   Under current Indian regulations and practice, the approval of the Reserve Bank of India is required for the sale of equity shares underlying ADSs by a non-resident of India to a resident of India as well as for renunciation of rights to a resident of India, unless the sale of equity shares underlying the ADSs is through a recognized stock exchange or in connection with the offer made under the regulations regarding takeovers.

Since exchange controls still exist in India, the Reserve Bank of India will approve the price at which the equity shares are transferred based on a specified formula, and a higher price per share may not be permitted. Holders who seek to convert the rupee proceeds from a sale of equity shares in India into foreign currency and repatriate that foreign currency from India will have to obtain Reserve Bank of India approval for each transaction. We cannot assure you that any required approval from the Reserve Bank of India or any other government agency can be obtained.

 Because we operate our business in India, exchange rate fluctuations may affect the value of our ADSs independent of our operating results.

   The exchange rate between the rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. During the three-year period from January 1, 1997 through December 31, 1999, the value of the rupee against the U.S. dollar declined by approximately 21%. Devaluations of the rupee will result in higher expenses to our company for the purchase of capital equipment, such as routers, modems and other telecommunications and computer equipment, which is generally manufactured in the U.S. In addition, our market valuation could be materially adversely affected by the devaluation of the rupee if U.S. investors analyze our value based on the U.S. dollar equivalent of our financial condition and results of operations.

 The government of India may change its regulation of our business or the terms of our license to provide Internet access services without our consent, and any such change could decrease our revenues and/or increase our costs which would adversely affect our operating results.

   Our business is subject to government regulation under Indian law and to significant restrictions under our Internet service provider license issued by the government of India. These regulations and restrictions include the following:

  . Our Internet service provider license has a term of 15 years and we have no assurance that the license will be renewed. If we are unable to renew our Internet service provider license in 2013 for any reason, we will be unable to operate as an Internet service provider in India and will lose one of our primary sources of revenue.

  . The government of India and the Telecom Regulatory Authority of India, or
    TRAI, maintain the right to regulate the prices we charge our subscribers. The success of our business model depends on our ability to price our services at levels we believe are appropriate. If the government or the TRAI sets a price floor, we may not be able to attract and retain subscribers. Likewise, if the government or the TRAI sets a price ceiling, we may not be able to generate sufficient revenues to fund our operations.

  . The government of India maintains the right to take over our entire operations or revoke, terminate or suspend our license for national security and similar reasons without compensation to us. If the government of India were to take any of these actions, we would be prevented from conducting all or part of our business.

   We had outstanding performance guarantees for various statutory purposes totaling Rs.23.1 million ($0.5 million) as of December 31, 1999. These guarantees are generally provided to government agencies, primarily the Telegraph Authority, as security for compliance with and performance of terms and conditions contained in an Internet service provider license and VSNL towards the supply and installation of an electronic commerce platform. These guarantees may be seized by the governmental agencies if they suffer any losses or damage by reason of our failure to perform our obligations. Any failure on our part to comply with governmental regulations and the terms of our Internet service provider license could result in the loss of our license and any amount outstanding as performance guarantees, which would also prevent us from carrying on a very significant part of our business. Further, additional laws regulating telecommunications, electronic records, the enforceability of electronic documents and the liability of network service providers are under consideration and if enacted could impose additional restrictions on our business. For additional information regarding government regulation, please see "Business--Government Regulation."

 The global financial crisis could cause our business or the price of our ADSs to suffer.

   Financial turmoil in several Asian countries, Russia and elsewhere in the world in 1998 and 1999 has adversely affected market prices in the world's securities markets, including the United States and Indian markets, for securities of companies which operate in those developing economies. Continued or increased financial downturns in these countries could cause further decreases in prices for securities of companies located in developing economies, such as our company.

 Surcharges on Indian income taxes will increase our tax liability by an additional 10% and decrease any profits we might have in the future.

   The statutory corporate income tax rate in India is currently 35.0%. This tax rate is presently subject to a 10.0% surcharge resulting in an effective tax rate of 38.5%. The Finance Minister of India has indicated that the 10.0% surcharge will be effective for a period of only one year, commencing April 1, 1999. However, we cannot assure you that the 10.0% surcharge will be repealed on April 1, 2000 or that additional surcharges will not be implemented by the government of India. Dividends declared, distributed or paid by an Indian corporation are subject to a tax of 11.0%, including the presently applicable surcharge, of the total amount of the dividend declared, distributed or paid at the corporate level. This tax is not paid by shareholders nor is it a withholding requirement, but rather it is a direct tax payable by the corporation.

Risks Related to the Internet Market in India

   Our success will depend in large part on the increased use of the Internet by consumers and businesses in India. However, our ability to exploit the Internet service provider and other data service markets in India is inhibited by a number of factors. If India's limited Internet usage does not grow substantially, our business may not succeed.

 The success of our business depends on the acceptance of the Internet in India which may be slowed or halted by high bandwidth costs and other technical obstacles in India.

   Bandwidth, the measurement of the volume of data capable of being transported in a communications system in a given amount of time, remains very expensive in India, especially when compared to bandwidth costs in the United States. Bandwidth rates are commonly expressed in terms of Kbps (kilobits per second, or thousands of bits of data per second) or Mbps (megabits per second, or millions of bits of data per second). Prices for bandwidth capacity are set by the Indian government and the Telecom Regulatory Authority of India and have remained high due to, among other things, capacity constraints. Further, limitations in network architecture in India limit Internet connection speeds to 28 Kbps and below, less than the 33 to 56 Kbps connection speeds on conventional dial-up telephone lines, and significantly less than the up to
1.5 Mbps connection speed on cable modems, in the United States. These speed and cost constraints may severely limit the quality and desirability of using the Internet in India.

 The limited installed personal computer base in India limits our pool of potential customers and restricts the amount of revenues that our consumer Internet access services division may generate.

   The market penetration rates of personal computers and on-line access in India are far lower than such rates in the United States. For example, according to International Data Corporation, in 1998 the Indian market contained approximately 0.5 million Internet users compared to a total population in India of 984.0 million, while the U.S. market contained approximately 62.8 million Internet users compared to a total population in the U.S. of 270.3 million. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India. There can be no assurance that the number or penetration rate of personal computers in India will increase rapidly or at all or that alternate means of accessing the Internet will develop and become widely available in India.

 The high cost of accessing the Internet in India limits our pool of potential customers and restricts the amount of revenues that our consumer Internet access services division may generate.

   Our growth is limited by the cost to Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet in India. If the costs required to access the Internet do not significantly decrease, most of India's population will not be able to afford to use our services. The failure of a significant number of additional Indian consumers to obtain affordable access to the Internet would make it very difficult to execute our business plan.

 The success of our business depends on the acceptance and growth of electronic commerce in India which is uncertain and, to a large extent, beyond our control.

   Many of our existing and proposed products and services are designed to facilitate electronic commerce in India, although there is virtually no electronic commerce currently being conducted in India. Demand and market acceptance for these products and services by businesses and consumers, therefore, are highly uncertain. Critical issues concerning the commercial use of the Internet, such as legal recognition of electronic records, validity of contracts entered into on-line and the validity of digital signatures, remain unresolved. In addition, many Indian businesses have deferred purchasing Internet access and deploying electronic commerce initiatives for a number of reasons, including the existence or perception of, among other things:

  . inconsistent quality of service;

  . need to deal with multiple and frequently incompatible vendors;

  . lack of legal infrastructure relating to electronic commerce in India;

  . lack of security of commercial data such as credit card numbers; and

  . low number of Indian companies accepting credit card numbers over the Internet.

   If usage of the Internet in India does not substantially increase and the legal infrastructure and network infrastructure in India are not further developed, we are not likely to realize any benefits from our investment in the development of electronic commerce products and services.

Risks Related to Satyam Infoway

 Our very limited operating history makes it difficult to evaluate our business.

   We commenced operation of our private data network business in April 1998 and launched our Internet service provider operations and Internet portal website in November 1998. Accordingly, we have a very limited operating history to evaluate our business. You must consider the risks and difficulties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving Internet service markets. These risks and difficulties include our ability to:

  . continue to develop and upgrade our technology, including our network infrastructure;

  . maintain and develop strategic relationships with business partners;

  . offer compelling on-line services and content; and

  . promptly address the challenges faced by early stage, rapidly growing companies which do not have an experience or performance base to draw on.

   Not only is our operating history short, but we have determined to compete in three businesses that we believe are complementary. These three businesses are business network and connectivity services, Internet service provider and consumer portal. Our three businesses were started at different times and have only been functioning together since late in 1998. We do not yet know whether these businesses will prove complementary. We cannot assure you that we will successfully address the risks or difficulties described above. Failure to do so could lead to an inability to attract and retain subscribers for our Internet services and corporate customers for our network services as well as the loss of advertising revenues. For additional information regarding our limited operating history, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included elsewhere in this prospectus.

 We have a history of losses and negative cash flows and anticipate this to continue because our business plan, which is unproven, calls for additional subscribers and other customers to attain profitability.

   Since our founding, we have incurred significant losses and negative cash flows. As of December 31, 1999, we had an accumulated deficit of approximately $11.9 million. We have not been profitable and expect to incur operating losses as we expand our services, invest in expansion of our network infrastructure and sales and marketing staff, and advertise and promote our brand. Our business plan assumes that consumers in India will be attracted to and use Internet access services and content available on the Internet in increasing numbers. Our business plan also assumes that businesses in India will demand private network and related electronic commerce services. This business model is not yet proven in India, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. For additional information regarding our history of losses, please see "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Our ability to compete in the Internet service provider market is hindered by the fact that our principal competitor is a government-controlled provider of international telecommunications services in India which enjoys significant competitive advantages over our company.

   Videsh Sanchar Nigam Limited, or VSNL, is a government-controlled provider of international telecommunications services in India. VSNL is also the largest Internet service provider in India which we estimate had around 350,000 subscribers as of December 31, 1999. This amount is only an estimate because VSNL does not publicly disclose this information. VSNL enjoys significant competitive advantages over our company, including the following:

  . Lower rates. VSNL currently offers national Internet service provider services at rates approximately 10% less than the fees we charge our subscribers, and has proposed additional reductions in its rates.

  . Longer service history. VSNL has offered Internet service provider services since August 1995 whereas we have offered Internet service provider services only since November 1998.

  . Access to network infrastructure. Because VSNL is controlled by the government of India, it has direct access to network infrastructure which is owned by the Indian government.

  . Greater financial resources. VSNL has significantly greater total assets and annual revenues than our company.

   If we are unable to distinguish our Internet service provider services from those of VSNL, these competitive advantages may prevent us from attracting and retaining subscribers and generating advertising revenue. This could result in loss of market share, price reductions or reduced margins for our company's operations.

 We may be required to lower the rates we charge for our products and services in response to new pricing models introduced by new and existing competition in the Internet services market which would significantly decrease our revenues.

   We expect a significant number of new competitors to enter India's recently liberalized Internet service provider market in the near future. As of November 30, 1999, approximately 175 companies had obtained Internet service provider licenses in India, including 25 companies which have obtained licenses to offer Internet service provider services throughout India. Some of these companies, including WMI, Dishnet, Shrishti and KMR Online, currently offer regional Internet service provider services. New entrants into the national

Internet service provider market in India may enjoy significant competitive advantages over our company, including greater financial resources, which could allow them to charge Internet access fees that are lower than ours in order to attract subscribers. In addition, although no Internet service provider in India currently offers unlimited Internet access for a fixed monthly fee or free Internet access, the unlimited access pricing and free Internet access models have been implemented in other markets. If these new entrants offer less costly or free Internet access, or if one or more of them introduce an unlimited Internet access pricing model to the Indian market, we may be forced to lower our prices in order to attract and retain subscribers.

   Our on-line portal, satyamonline.com, faces significant competition from well-established Indian content providers, including RediffontheNet. We also compete with foreign content providers as well as with traditional print and television media companies. We expect competition from foreign content providers to increase as the Indian market develops.

   Our corporate and technology services business faces significant competition from well-established companies, including Global E-Commerce Limited, Sprint-RPG Limited and WIPRO-CSD.

   Increased competition may result in reduced operating margins, loss of market share and diminished value in our services, as well as different pricing, service or marketing decisions. We cannot assure you that we will be able to successfully compete against current and future competitors. For additional information regarding competition in our markets, please see "Business--Competition."

 Our marketing campaign to establish brand recognition and loyalty for the Satyam Online brand could be unsuccessful or, if successful, may not benefit our company if in the future we are no longer permitted to use the "Satyam" trademark that we license from Satyam Computer Services.

   In order to expand our customer base and increase traffic on our websites, we must establish, maintain and strengthen the Satyam Online brand. We plan to increase substantially our marketing expenditures to establish brand recognition and brand loyalty. If our marketing efforts do not produce a significant increase in consumer traffic to offset our marketing expenditures, our losses will be increased or, to the extent that we are generating profits, our profits will be decreased. Furthermore, our Internet portal will be more attractive to advertisers if we have a large audience of consumers with demographic characteristics that advertisers perceive as favorable. Therefore, we intend to introduce additional and enhanced content, interactive tools and other services and features in the future in an effort to retain our current subscribers and users and attract new ones. Our reputation and brand name could be adversely affected if we are unable to do so successfully.

   "Satyam" is a trademark owned by Satyam Computer Services Limited, or Satyam Computer Services, our parent company. We have a license to use the "Satyam" trademark for so long as Satyam Computer Services continues to own at least 51% of our company. If there is a change of control in our company, however, Satyam Computer Services may terminate our license to use the "Satyam" trademark upon two years' prior written notice. Termination of our license to use the "Satyam" trademark would require us to invest significant funds in building a new brand name and could have a material adverse effect on our business, results of operations and financial condition.

 If our efforts to retain our subscribers through investment in network infrastructure and customer and technical support are unsuccessful, our revenues will decrease without a corresponding reduction in costs.

   Our sales, marketing and other costs of acquiring new subscribers are substantial relative to the fees actually derived from these subscribers. Accordingly, our long-term success depends to a great extent on our ability to retain our existing subscribers, while continuing to attract new subscribers. We invest significant resources in our network infrastructure and in our customer and technical support capabilities to provide high levels of customer service. We cannot be certain, however, that these investments will maintain or improve subscriber retention. We believe that intense competition from our competitors, some of whom may offer free hours of service or other enticements for new subscribers, has caused, and may continue to cause, some of our subscribers to switch to our competitors' services. In addition, some new subscribers use the Internet only as a novelty and do not become consistent users of Internet services, and therefore are more likely to discontinue their service. Any decline in our subscriber retention rate could decrease the revenues generated by our consumer Internet access services division.

 Our future operating results could fluctuate in part because our expenses are relatively fixed in the short-term while future revenues are uncertain, and any adverse fluctuations could negatively impact the price of our ADSs.

   Our revenues, expenses and operating results have varied in the past and may fluctuate significantly in the future due to a number of factors, many of which are outside our control. Our business involves significant capital outlays and, thus, a significant portion of our investment and cost base is relatively fixed in the short term. Our revenues for the foreseeable future will depend on the following:

  . the number of subscribers to our Internet service provider service and the level of Internet and other on-line service usage by those subscribers determines the amount of revenues generated by our consumer Internet access services division;

  . advertising and electronic commerce activity on satyamonline.com determines the amount of revenues generated by our on-line portal and content offerings division; and

  . the products developed by our strategic partners and the usage thereof by our customers determines the amount of revenues generated by our corporate network and technology services division.

   Our future revenues are difficult to forecast and, in addition to the foregoing, will depend on the following:

  . new Internet sites, services, products or pricing policies introduced by our competitors may require us to introduce new offerings or reduce the prices we charge our customers for Internet access;

  . our capital expenditures and other costs relating to the expansion of our operations could affect the completion of our network or could require us to generate additional revenue in order to be profitable;

  . the timing and nature of any agreements we enter into with strategic partners will determine the amount of revenues generated by our corporate network and technology services division;

  . the timing and nature of our marketing efforts could affect the number of our subscribers and the level of electronic commerce activity on our websites;

  . our ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments, including our joint ventures with ICICI Bank, Citibank, Bank of Madura and RPG Netcom and our planned acquisition of IndiaWorld Communications;

  . the introduction of alternative technologies may require us to reevaluate our business strategy and/or to adapt our products and services to be compatible with such technologies; and

  . technical difficulties or system failures affecting the telecommunication infrastructure in India, the Internet generally or the operation of our websites.

   We plan to increase our expenditures for our sales and marketing operations, expand and develop content and enhance our technology and infrastructure development. Many of our expenses are relatively fixed in the short-term. We cannot assure you that our revenues will increase in proportion to the increase in our expenses. We may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to our expenses.

   You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our ADSs may underperform or fall.

 Because we lack full redundancy for our computer systems, a systems failure could prevent us from operating our business.

   We rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers, related hardware and software and network infrastructure such as lines leased from service providers operated by the government of India. We have a back-up data facility but we do not have full redundancy for all of our computer and telecommunications facilities. As a result, failure of key primary or back-up systems to operate properly could lead to a loss of customers, damage to our reputation and violations of our Internet service provider license and contracts with corporate customers. These failures could also lead to a decrease in value of our ADSs, significant negative publicity and litigation. Recently, several large Internet companies have suffered highly publicized system failures which resulted in adverse reactions to their stock prices, significant negative publicity and, in some instances, litigation.

   We have suffered service outages from time to time. We guarantee to our corporate customers that our network will be operational 99% of the time, and our Internet service provider license requires that we provide an acceptable level of service quality and that we remedy customer complaints within a specified time period. Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not carry business interruption insurance to protect us in the event of a catastrophe even though such an event could lead to a significant negative impact on our business. Any sustained disruption in Internet access provided by third parties could also have a material adverse effect on our business.

 Security breaches could damage our reputation or result in liability to us.

   Our facilities and infrastructure must remain secure and be perceived by consumers to be secure, because we retain confidential customer information in our database. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. A material security breach could damage our reputation or result in liability to us, and we do not carry insurance that protects us from this kind of loss.

   The security services that we offer in connection with our business customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems could result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could damage our reputation and hinder ability to attract and retain customers for our service offerings.

 If we are unable to manage the rapid growth required by our business strategy, our results of operations will be adversely affected.

   We have experienced and are currently experiencing a period of significant growth. As of December 31, 1999, we had 535 employees, an increase of 80% from the 298 employees we had as of December 31, 1998. We currently anticipate hiring an additional 120 employees during the current fiscal year, most of whom will be hired into our sales, marketing and customer support teams. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our managerial, operational, financial and information systems resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls, expand our office facilities, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If we are unable to manage our growth effectively, we will be unable to implement our growth strategy, upon which the success of our business depends.

 We face a competitive labor market in India for skilled personnel and therefore are highly dependent on our existing key personnel and on our ability to hire additional skilled employees.

   Our success depends upon the continued service of our key personnel, particularly Mr. R. Ramaraj, our Chief Executive Officer, and each of our vice presidents. Substantially all of our employees are located in India, and each of them may voluntarily terminate his or her employment with us. We do not carry key person life insurance on any of our personnel. Our success also depends on our ability to attract and retain additional highly qualified technical, marketing and sales personnel. The labor market for skilled employees in India is extremely competitive, and the process of hiring employees with the necessary skills is time consuming and requires the diversion of significant resources. While we have not experienced difficulty in employee retention or integration to date, we may not be able to continue to retain or integrate existing personnel or identify and hire additional personnel in the future. The loss of the services of key personnel, especially the unexpected death or disability of such personnel, or the inability to attract additional qualified personnel, could disrupt the implementation of our growth strategy, upon which the success of our business depends. For additional information regarding our key personnel and other employees, please see "Management" and "Business--Employees."

 We are highly dependent on our relationships with strategic partners to provide key products and services to our customers.

   We rely on our arrangements with strategic partners to provide key network and electronic commerce products and services to our business clients. Our relationships with UUNet Technologies, Open Market and Sterling Commerce are exclusive to us within the Indian market with regard to specific products, so long as we maintain stated minimum sales levels. If we were to lose exclusivity, we would likely be subject to intense competition for these products and services. These arrangements can be terminated by our partners in some circumstances. We also rely on our strategic partners to provide us with access to their customer base. If our relationships with our strategic partners do not continue, the ability of our corporate network and technology services division to generate revenues will be decreased significantly.

 We may not complete our planned acquisition of IndiaWorld Communications, in which case we may not be able to apply the net proceeds from this offering effectively.

   We may not complete our planned acquisition of IndiaWorld Communications. We currently anticipate using approximately $75.0 million of the net proceeds from this offering to exercise our option to purchase the remaining 75.5% of the outstanding shares of IndiaWorld Communications. However, the completion of this offering is not contingent upon the completion of the acquisition, which will not be completed until at least April 1, 2000. We will only be able to proceed with the acquisition if the conditions set forth in the option agreement are satisfied or waived. There is no assurance that these conditions will be satisfied or waived. We may also choose not to proceed with the acquisition if there is any material adverse change in the business of IndiaWorld Communications. As a result, if we are not able to or choose not to complete our planned acquisition of IndiaWorld Communications, our management must apply the net proceeds from this offering towards other uses which may be less productive than the acquisition of IndiaWorld Communications'
13 websites. If we are unable to utilize the proceeds of this offering effectively, our operating results would be adversely affected and the price of our ADSs is likely to fall.

 IndiaWorld Communications is engaged in a trademark dispute with a company based in the United States and that dispute, if resolved unfavorably, could diminish the value of the business we are acquiring, impose costs on us or have other undesirable effects.

   We and IndiaWorld Communications have been contacted by a party located in the United States which has alleged that the activities of IndiaWorld Communications infringe with a United States trademark for the term "IndiaWorld," and associated logos and trade dress purportedly owned by this third party. We have been advised by the current majority owners of IndiaWorld Communications that no such infringement has taken place and that they have commenced legal action in federal court in New York to cancel the United States trademark which they believe was improperly granted and to assert other claims. Our contract with the majority owners of IndiaWorld Communications includes an indemnity for past infringement. Further, we presently do not believe that the disputed marks are material to the business strategy that we intend to implement after the acquisition is completed as this dispute does not at this time pertain to the key assets of IndiaWorld Communications, including the webites samachar.com, khel.com, khoj.com, dhan.com and bawarchi.com. Nonetheless, any dispute of this type creates uncertainty as to the possible outcome, including whether or not our indemnity will be effective in protecting us, and also could divert management time and attention away from the business.

 We face risks associated with our joint ventures with ICICI Bank, Citibank, Bank of Madura and RPG Netcom and our planned acquisition of IndiaWorld Communications and with other potential acquisitions, investments, strategic partnerships or other ventures, including whether any such transactions can be located, completed and the other party integrated with our business on favorable terms.

   In November 1999, we acquired 24.5% of the outstanding shares of IndiaWorld Communications, together with an option to acquire IndiaWorld Communications' remaining outstanding shares between April 1, 2000 and September 1, 2000. In November and December 1999, we also formed alliances with ICICI Bank, Citibank, Bank of Madura and RPG Netcom. These transactions were only recently entered into and none of these ventures is yet operational. We may acquire or make investments in other complementary businesses, technologies, services or products, or enter into additional strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise in the future. From time to time we have had discussions and negotiations with a number of companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. We may not identify suitable acquisition, investment or strategic partnership candidates in the future, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. We may experience difficulty in integrating the services of ICICI Bank, Citibank, Bank of Madura and RPG Netcom with our services, and these alliances may not provide all or a portion of the anticipated benefits. We could have difficulty in assimilating IndiaWorld Communications' personnel, operations, technology and software, or that of another company we acquire, with our company. In addition, the key personnel of IndiaWorld Communications, or such other company, may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses which could adversely affect our operating results and cause the price of our ADSs to decline. Furthermore, we may incur indebtedness or issue additional equity securities to pay for any future acquisitions. The issuance of additional equity securities would dilute the ownership interests of the holders of our ADSs.

 Satyam Computer Services will control our company and may have interests which conflict with those of our other shareholders or holders of our ADSs.

   Satyam Computer Services will beneficially own approximately 56% of our equity shares following this offering. As a result, it will be able to exercise control over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. Under Indian law, a simple majority is sufficient to control all shareholder action except for those items which require approval by a special resolution. If a special resolution is required, the number of votes cast in favor of the resolution must be not less than three times the number of votes cast against it. Examples of actions that require a special resolution include:

  . altering our Articles of Association;

  . issuing additional shares of capital stock, except for pro rata issuances to existing shareholders;

  . commencing any new line of business; or

  . commencing a liquidation.

   Circumstances may arise in which the interests of Satyam Computer Services could conflict with the interests of our other shareholders or holder of our ADSs. Satyam Computer Services could delay or prevent a change in control of our company even if a transaction of that sort would be beneficial to our other shareholders, including the holders of our ADSs. In addition, we have an agreement with South Asia Regional Fund, an investor in our company, which assures them a board seat and provides specified additional rights to them. For additional information regarding our arrangements with Satyam Computer Services and South Asia Regional Fund, please see "Management--Board Composition" and "Principal Shareholders."

 We must make substantial capital expenditures in new network infrastructure which, if not offset by additional revenue, will adversely affect our operating results.

   We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transfer increases and as the requirements of our customers change. The expansion of our Internet network infrastructure will require substantial financial, operational and management resources. The development of private Internet access and other data networks in India is a new business for private markets entrants such as our company and we may encounter cost overruns, technical difficulties or other project delays in connection with any or all of the new facilities. We can give no assurance that we will be able to expand or adapt our network infrastructure to meet the additional demand or our customers' changing requirements on a timely basis, or at a commercially reasonable cost, or at all. A portion of our capital expenditures for network development are fixed, and the success of our business depends on our ability to grow our business to utilize this capacity. In addition, if demand for usage of our network were to increase faster than projected, our network could experience capacity constraints, which would adversely affect the performance of the system.

 The laws of India do not protect intellectual property rights to the same extent as those of the United States, and we may be unsuccessful in protecting our intellectual property rights.

   Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property.

   Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect proprietary rights to the same extent as laws in the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. For example, Indian statutory law does not protect service marks. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

   We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our websites or other product or service offerings overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. For additional information regarding our intellectual property rights, please see "Business--Intellectual Property."

 Our platform infrastructure and its scalability are not proven, and our current systems may not accommodate increased use while maintaining acceptable overall performance.

   Currently, only a relatively limited number of consumers use our Internet service provider services and Internet portal. We must continue to expand and adapt our network infrastructure to accommodate additional users, increasing transaction volumes and changing customer requirements. We may not be able to project accurately the rate or timing of increases, if any, in the use of our websites or expand and upgrade our systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our users to use the on-line services of our competitors.

 We do not plan to pay dividends in the foreseeable future.

   We do not anticipate paying cash dividends to the holders of our ADSs in the foreseeable future. Accordingly, investors must rely on sales of their ADSs after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our ADSs.

Risks Related to the Internet

 We may be liable to third parties for information retrieved from the Internet.

   Because users of our Internet service provider service and visitors to our websites may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against on-line services in the United States and Europe. Others could also sue us for the content and services that are accessible from our websites through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. We do not carry insurance to protect us against these types of claims, and there is no precedent on Internet service provider liability under Indian law. Further, our business is based on establishing the satyamonline.com network as a trustworthy and dependable provider of information and services. Allegations of impropriety, even if unfounded, could damage our reputation, disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses.

 The success of our strategy depends on our ability to keep pace with technological changes.

   Our future success depends, in part, upon our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer requirements. The market for our service is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new service introductions. We may not successfully identify new opportunities and develop and bring new services to market in a timely manner.

 Our business may not be compatible with delivery methods of Internet access services developed in the future.

   We face the risk that fundamental changes may occur in the delivery of Internet access services. Currently Internet services are accessed primarily by computers and are delivered by modems using telephone lines. As the Internet becomes accessible by cellular telephones, personal data assistants, television set-top boxes and other consumer electronic devices, and becomes deliverable through other means involving coaxial cable or wireless transmission mediums, we will have to develop new technology or modify our existing technology to accommodate these developments. Our pursuit of these technological advances, whether directly through internal development or by third party license, may require substantial time and expense. We may be unable to adapt our Internet service business to alternate delivery means and new technologies may not be available to us at all.

 Our product and service offerings may not be compatible with industry standards developed in the future.

   Our ability to compete successfully depends upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established and, if they become established, we may not be able to conform to these new standards in a timely fashion or maintain a competitive position in the market. The announcement or introduction of new products or services by us or our competitors and any change in industry standards could cause customers to deter or cancel purchases of existing products or services.

Risk Related to the ADSs and Our Trading Market

 Our management will have broad discretion in using the proceeds from this offering and therefore investors will be relying on the judgment of our management to invest those funds effectively.

   Our management will have broad discretion with respect to the expenditure of the net proceeds from this offering. We intend to use the net proceeds to acquire the remaining 75.5% of the outstanding shares in IndiaWorld Communications between April 1, 2000 and September 30, 2000, to fund network infrastructure expansion and enhancements, to develop content for our Internet portal business, to advertise and promote our brand, to repay debt and for other general corporate purposes. We may also use a portion of the proceeds for additional possible strategic investments, partnerships and acquisitions. Except for the approximately $75.0 million required to exercise our option to purchase the remaining shares of IndiaWorld Communications, we have not yet finalized the amount of net proceeds to be used specifically for each of these purposes, although we are not permitted to use the proceeds to purchase real estate or to purchase securities on stock exchanges as specified by the Ministry of Finance. Investors will be relying on the judgment of our management regarding the application of these proceeds. This offering is not contingent on the completion of the IndiaWorld Communications acquisition. For additional information regarding the expenditure of the net proceeds from this offering, please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Expenditures."

 Holders of ADSs may be restricted in their ability to exercise preemptive rights under Indian law and thereby may suffer future dilution of their ownership position.

   Under the Companies Act, 1956 of India, or Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless the preemptive rights have been waived by adopting a special resolution by holders of three-fourths of the company's shares which are voted on the resolution. At an extraordinary general meeting held on January 10, 2000, our shareholders adopted a special resolution waiving their preemptive rights in connection with this offering for the issuance of up to $150 million of equity shares represented by ADSs. U.S. holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless approval of the Ministry of Finance of the government of India is obtained and a registration statement under the Securities Act of 1933, as amended, is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any given registration statement as well as the perceived benefits of enabling the holders of our ADSs to exercise their preemptive rights and any other factors that we deem appropriate to consider at the time the decision must be made. We may elect not to file a registration statement related to preemptive rights otherwise available by law to our shareholders. In the case of future issuances, the new securities may be issued to our depositary, which may sell the securities for the benefit of the holders of the ADSs. The value, if any, our depositary would receive upon the sale of such securities cannot be predicted. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in our company would be reduced. For additional information regarding the ability of holders of ADSs to exercise preemptive rights, please see "Description of Equity Shares-- Preemptive Rights and Issue of Additional Shares."

 Holders of ADSs may be restricted in their ability to exercise voting rights.

   As a holder of ADSs, you generally will have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the equity shares represented by your ADSs. For additional information regarding the voting rights of holders of equity shares, please see "Description of Equity Shares--Voting Rights."

   At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions. However, the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

 The market price of our ADSs has been and may continue to be highly volatile.

   The market price of our ADSs has fluctuated widely and may continue to do so. For example, since our initial public offering in October 1999 through February 11, 2000 and, after giving effect to the 4-for-1 split of our ADSs in January 2000, the trading price of our ADSs has ranged from a high of $103.38 per ADS to a low of $7.50 per ADS. Many factors could cause the market price of our ADSs to rise and fall. Some of these factors include:

  . our failure to exercise our option to purchase the remaining shares of IndiaWorld Communications or our failure to integrate successfully the operations of the two companies;

  . actual or anticipated variations in our quarterly operating results;

  . announcement of technological innovations;

  . conditions or trends in the Internet and electronic commerce industries;

  . the perceived attractiveness of investment in Indian companies;

  . acquisitions and alliances by us or others in the industry;

  . changes in estimates of our performance or recommendations by financial analysts;

  . market conditions in the industry and the economy as a whole;

  . introduction of new services by us or our competitors;

  . changes in the market valuations of other Internet service companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel; and

  . other events or factors, many of which are beyond our control.

   The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been and continue to be extremely volatile. Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of our management's attention and resources. For additional information regarding our arrangements with the underwriters, please see "Underwriting."

 An active or liquid market for the ADSs is not assured, particularly in light of Indian legal restrictions on equity share conversion and foreign ownership of an Internet service provider.

   We cannot predict the extent to which an active, liquid public trading market for our ADSs will exist. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. Although ADS holders are entitled to withdraw the equity shares underlying the ADSs from the depositary at any time, there is no public market for our equity shares in India or the United States. Under current Indian law, equity shares may not be re-deposited into our depositary without prior approval of the government of India. Therefore, the number of outstanding ADSs will decrease to the extent that equity shares are withdrawn from our depositary, which may adversely affect the market price and the liquidity of the market for the ADSs. Furthermore, foreign ownership in our company, which will include all ADSs, is limited to 49% under present Indian law. This limitation means that, unless Indian law changes, 51% of our equity shares will never be available to trade in the United States market.

 The future sales of securities by our company or existing shareholders may hurt the price of our ADSs.

   The market price of our ADSs could decline as a result of sales of a large number of equity shares or ADSs or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We currently have an aggregate of 21,782,250 equity shares and 19,205,000 ADSs outstanding, giving effect to the 4-for-1 split of our ADSs in January 2000. All of our ADSs currently outstanding and all of the ADSs to be sold in this offering are freely tradable, other than ADSs purchased by our affiliates. The remaining equity shares may be sold in the United States only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, including Regulation S. We and each of our directors and executive officers and certain of our shareholders have agreed not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any equity shares without the prior written consent of Merrill Lynch & Co. until April 18, 2000, subject to specified exceptions. For additional information regarding possible future sales of our securities, please see "Underwriting" and "Shares Eligible for Future Sale."

 Forward-looking statements contained in this prospectus may not be realized.

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described above and elsewhere in this prospectus. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                           FORWARD-LOOKING STATEMENTS

   We have included statements in this prospectus which contain words or phrases such as "may," "will," "will likely result," "believe," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "contemplate," "seek to," "future," "objective," "goal," "project," "should" and similar expressions or variations of such expressions, that are "forward-looking statements." Actual results may differ materially from those suggested by the forward-looking statements due to risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy, our growth and expansion, our acquisition of IndiaWorld Communications and the outcome of any disputes with third parties.

   In addition, other factors that could cause results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to, general economic and political conditions in India, Southeast Asia, and other countries which have an impact on our business activities, changes in Indian and foreign laws, regulations and taxes, changes in competition and other factors beyond our control, including the factors described in "Risk Factors" contained in this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

   Unless we indicate otherwise, all information in this prospectus reflects the following:

  . the 4-for-1 split of our ADSs in January 2000;

  . no exercise by the underwriters of their overallotment option to purchase up to 450,000 additional ADSs representing 112,500 equity shares; and

  . no exercise of outstanding employee stock options.

                            CURRENCY OF PRESENTATION

   In this prospectus, all references to "Indian rupees," "rupees" and "Rs." are to the legal currency of India and all references to "U.S. dollars," "dollars" and "$" are to the legal currency of the United States. For the convenience of the reader, this prospectus contains translations of some Indian rupee amounts into U.S. dollars which should not be construed as a representation that those Indian rupee or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate, the rate stated below, or at all. Except as otherwise stated in this prospectus, all translations from Indian rupees to U.S. dollars contained in this prospectus have been based on the noon buying rate in the City of New York on December 31, 1999 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on December 31, 1999 was Rs.43.51 per $1.00.

   Our financial statements and those of IndiaWorld Communications are prepared in Indian rupees and presented in accordance with U.S. GAAP for the fiscal years ended March 31, 1997, 1998 and 1999 and the nine months ended December 31, 1999 in the case of Satyam Infoway and six months ended September 30, 1999 in the case of IndiaWorld Communications. Solely for your convenience, our financial statements and those of IndiaWorld Communications as of and for the year ended March 31, 1999 and the nine months ended December 31, 1999 in the case of Satyam Infoway and the six months ended September 30, 1999 in the case of IndiaWorld Communications have been translated into U.S. dollars. In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

   For historical information regarding rates of exchange between Indian rupees and U.S. dollars, please see "Exchange Rates."

                        ENFORCEMENT OF CIVIL LIABILITIES

   Our company is a limited liability company under the laws of the Republic of India. All of our directors and executive officers, and several of the experts named in this prospectus, reside outside the United States, and virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon those persons within the United States or to enforce against us or those persons in U.S. courts judgments obtained in U.S. courts, including judgments predicated on the civil liability provisions of the federal securities laws of the United States.

   India is not a party to any international treaty relating to the recognition or enforcement of foreign judgments. We have been advised by M.G. Ramachandran, our Indian legal counsel, that in India the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure, 1908, or Indian Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except:

  . where the judgment has not been pronounced by a court of competent jurisdiction;

  . where the judgment has not been given on the merits of the case;

  . where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

  . where the proceedings in which the judgment was obtained were opposed to natural justice;

  . where the judgment has been obtained by fraud; or

  . where the judgment sustains a claim founded on a breach of any law in force in India.

   Section 44A of the Indian Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. We have also been advised by M.
G. Ramachandran that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts. As a result, it may be difficult for investors to enforce a judgment obtained in a court in the United States, or to bring an original action in an Indian court, based on the civil liability provisions of the federal securities laws of the United States against us or our directors, executive officers or experts who reside outside the United States.

                        REPORTS TO OUR SECURITY HOLDERS

   We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. As a result, we are required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Securities and Exchange Commission. We intend to submit to the SEC quarterly reports on Form 6-K which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information. We also intend to file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC at:

  . Judiciary Plaza
   450 Fifth Street, N.W.
   Room 1024
   Washington, D.C. 20549;

  . Seven World Trade Center
   13th Floor
   New York, New York 10048; and

  . Northwestern Atrium Center
   500 West Madison Street
   Suite 1400
   Chicago, Illinois 60661-2511.

   Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

   The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but we currently do so in order to make our reports available over the Internet.

   Our periodic reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

   We will furnish the depositary referred to under "Description of American Depositary Shares" with annual reports, which will include annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and quarterly reports, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The depositary has agreed with us that, at our request, it will promptly mail these reports to all registered holders of ADSs. We will also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record holders of ADSs. For further details on the responsibilities of the depositary and the information to be made available to persons who purchase our ADSs in this offering, please see "Description of American Depositary Shares" and "Additional Information."

                                USE OF PROCEEDS

   The net proceeds from this offering, after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be approximately $123.9 million, or $142.0 million if the underwriters' overallotment option is exercised in full, assuming an offering price of $79.81 per ADS, the last reported sale price on February 14, 2000 and an offering of 1,635,000 ADSs, or 1,880,250 ADSs if the underwriters' overallotment option is exercised in full. We currently estimate that we will use the proceeds from this offering as follows:

  . approximately $75 million to acquire the remaining 75.5% of the outstanding shares of IndiaWorld Communications;

  . approximately $15 million to fund network infrastructure expansion and enhancements; and

  . the balance of the proceeds from this offering to develop content for our Internet portal business, to advertise and promote our brand and for general corporate purposes, including additional possible strategic investments, partnerships and acquisitions.

In the ordinary course of our business we regularly engage in discussions and negotiations relating to potential investments, strategic partnerships and acquisitions. As of the date of this prospectus, we have no agreements regarding any material transaction of this sort other than the pending transaction with IndiaWorld Communications and the other pending transactions described in this prospectus.

   Our stockholders have approved an offering of up to $150 million of equity shares represented by ADSs.

   Except for the approximately $75 million required to exercise our option to purchase the remaining shares of IndiaWorld Communications between April 1, 2000 and September 30, 2000, we have not yet finalized the amount of net proceeds expected to be used specifically for the purposes specified above. Further, this offering is not contingent on the completion of the IndiaWorld Communications acquisition. In the unexpected event that transaction is not completed, we will use the proceeds from this offering for general corporate purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Management will not, however, be able to use the proceeds to purchase real estate or to purchase securities on stock exchanges as specified by the Ministry of Finance. We will be required to submit to the Reserve Bank of India and the Ministry of Finance quarterly statements with regard to the periodic repatriation of the net proceeds of this offering. Pending any use, as described above, we intend to invest the net proceeds in dollar or rupee denominated high quality, interest-bearing instruments, provided that the government of India may require us to repatriate the proceeds of this offering, which means converting the proceeds into rupees and holding them in India.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our equity shares since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Investors seeking cash dividends should not purchase our ADSs.

   Under Indian law, a corporation may pay dividends upon a recommendation by its Board of Directors and approval by a majority of its shareholders. Any future cash dividends on our equity shares represented by ADSs will be paid to the depositary in rupees and will generally be converted into dollars by the depositary and distributed to holders of ADSs, net of the depositary's fees and expenses. For additional information regarding the payment of dividends, please see "Description of American Depositary Shares--Dividends and Distributions."

                            PRICE RANGE OF OUR ADSs

   The following table sets forth, for the periods indicated, the reported high and low trading prices for our ADSs on the Nasdaq National Market:

                                                                  Price Range
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
   Calendar Year 1999
     Fourth Quarter (beginning October 19)...................... $ 43.75 $ 7.50
   Calendar Year 2000
     First Quarter (through February 14)........................ $103.38 $35.00

   The initial public offering of our ADSs was priced on October 18, 1999 at a price of $4.50 per ADS.

   On February 15 2000, the last reported sale price of our ADSs was $68.00 per ADS.

                                 CAPITALIZATION

   The following table sets forth, as of December 31, 1999, the cash, short-term debt and capitalization of our company on:

  . an actual basis; and

  . a pro forma basis giving effect to the sale by us of 1,635,000 ADSs
    (representing 408,750 equity shares) in this offering at an assumed offering price of $79.81 per ADS (based on the closing price of our ADSs on February 14, 2000), the payment of Rs.3,254 million towards the acquisition of the 75.5% minority interest in IndiaWorld Communications and the acquisition of IndiaWorld Communications as if such acquisition had occurred on December 31, 1999.

   This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                   As of December 31, 1999
                         ----------------------------------------------
                                Actual                 Pro Forma
                         ----------------------  ----------------------
                            Indian       U.S.       Indian       U.S.
                            rupees     dollars      rupees     dollars
                         ------------  --------  ------------  --------
                                           (in thousands)
Cash and cash
 equivalents............ Rs.1,717,010  $ 39,462  Rs.3,834,667  $ 88,133
                         ============  ========  ============  ========
Short-term debt:
  Current installments
   of long-term debt.... Rs.   71,667  $  1,647  Rs.   71,667  $  1,647
  Current installments
   of capital lease
   obligations..........        1,981        46         1,981        46
                         ------------  --------  ------------  --------
    Total short-term
     debt............... Rs.   73,648  $  1,693  Rs.   73,648  $  1,693
                         ============  ========  ============  ========
Long-term debt:
  Long-term debt,
   excluding current
   installments......... Rs.   29,934  $    688  Rs.   29,934  $    688
  Capital lease
   obligations,
   excluding current
   installments.........        3,333        77         3,333        77
                         ------------  --------  ------------  --------
    Total long-term
     debt...............       33,267       765        33,267       765
Stockholders' equity:
  Equity shares, Rs.10
   par value; 25,000,000
   shares authorized;
   21,782,250 shares
   issued and
   outstanding actual;
   23,417,250 shares
   issued and
   outstanding
   pro forma............      217,823     5,006       221,910     5,100
Additional paid-in
 capital................    4,296,361    98,744     9,664,230   222,115
Deferred compensation--
 employee stock offer
 plan...................      (72,921)   (1,675)      (72,921)   (1,675)
Accumulated deficit.....     (516,897)  (11,880)     (516,897)  (11,880)
Accumulated other
 comprehensive income...          885        20           885        20
                         ------------  --------  ------------  --------
    Total stockholders'
     equity.............    3,925,251    90,215     9,297,207   213,680
                         ------------  --------  ------------  --------
    Total
     capitalization..... Rs.3,958,518  $ 90,980  Rs.9,330,474  $214,445
                         ============  ========  ============  ========

                                 EXCHANGE RATES

   The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the average of the noon buying rate in the City of New York on the last day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New
York:

     Fiscal Year Ended March 31,      Period End  Average    High       Low
     ---------------------------      ---------- --------- --------- ---------
1996 (from December 12, 1995)........  Rs .34.35 Rs. 35.21 Rs. 38.05 Rs. 34.10
1997.................................      35.88     35.70     34.15     26.85
1998.................................      39.53     37.37     40.40     35.71
1999.................................      42.50     42.27     43.60     39.41
2000 (through February 14, 2000).....      43.61     43.27     43.82     42.20

                       SELECTED HISTORICAL FINANCIAL DATA

   You should read the following selected historical financial data in conjunction with our financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Data" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended March 31, 1997, 1998 and 1999 and the balance sheet data as of March 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by KPMG, India, independent accountants. The statement of operations data for the nine months ended December 31, 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited financial statements. Our unaudited financial statements have been prepared on substantially the same basis as our audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Our financial statements are prepared in Indian rupees and presented in accordance with U.S. GAAP for the fiscal years ended March 31, 1997, 1998 and 1999 and the nine months ended December 31, 1999. Financial statements for the year ended March 31, 1999 and the nine months ended December 31, 1999 also have been translated into U.S. dollars.

   The selected historical financial data for the period from December 12, 1995 (Inception) through March 31, 1996 are not presented because we had just begun operations. Our revenues and total operating expenses for the period from December 12, 1995 (Inception) through March 31, 1996 were approximately Rs.0 and Rs.634,000, respectively. As of March 31, 1996, our total assets were approximately Rs.98,000.

   The selected consolidated historical financial and other data includes a presentation of EBITDA. EBITDA represents earnings (loss) before depreciation and amortization, interest income and expense, income tax expense (benefit) and extraordinary items. EBITDA is presented because we believe some investors find it to be a useful tool for measuring a company's ability to fund capital expenditures or to service future debts. EBITDA is not determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Because EBITDA excludes interest expense and capital expenditures, negative EBITDA would limit our ability to fund capital expenditures and service future debt obligations. Our EBITDA is not comparable to that of other companies which may determine EBITDA differently.

                                     Fiscal Year Ended March 31,                   Nine Months Ended December 31,
                         ------------------------------------------------------ ---------------------------------------
                              1997          1998         1999          1999        1998          1999          1999
                         --------------  -----------  -----------  ------------ -----------  ------------  ------------
                                     Indian rupees                 U.S. dollars      Indian rupees         U.S. dollars
                         ----------------------------------------  ------------ -------------------------  ------------
                                                              (in thousands)
Statement of Operations
 Data:
Revenues................ Rs.        --   Rs.   6,805  Rs. 103,344   $    2,375  Rs.  57,372  Rs.  392,909   $    9,030
Cost of revenues........            --        19,498       63,651        1,463       31,549       184,795        4,247
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Gross profit (loss).....                     (12,693)      39,693          912       25,823       208,114        4,783
Operating expenses:
 Selling, general and
  administrative
  expenses..............         25,801       61,017      151,120        3,473      105,142       301,192        6,922
 Depreciation and
  amortization..........            536       19,383       49,162        1,130       28,511       114,815        2,639
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
   Total operating
    expenses............         26,337       80,400      200,282        4,603      133,653       416,007        9,561
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Operating loss..........        (26,337)     (93,093)    (160,589)      (3,691)    (107,830)     (207,893)      (4,778)
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Interest expense, net...            --        (7,498)     (27,146)        (624)     (17,834)        5,036          116
Other income............            --           --           359            8          232         2,465           56
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Income taxes............            --           --           --           --           --           (717)         (16)
Minority interest.......                                        .                       --           (851)         (20)
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Net loss................ Rs.    (26,337) Rs.(100,590) Rs.(187,376)  $   (4,307) Rs.(125,432) Rs. (201,960)  $   (4,642)
                         --------------  -----------  -----------   ----------  -----------  ------------   ----------
Net loss per equity
 share.................. Rs.(114,508.27) Rs. (121.66) Rs.  (17.31)  $    (0.40) Rs.  (12.45) Rs.   (11.61)  $    (0.27)
Weighted equity shares
 used in computing net
 loss per equity share..            230      826,805   10,824,826   10,824,826   10,074,768    17,401,245   17,401,245

Other Financial Data:
EBITDA.................. Rs.    (25,801) Rs. (73,709) Rs.(111,068)  $   (2,553) Rs. (79,087) Rs.  (91,464)  $   (2,102)
Capital expenditures....          3,230       77,070      146,135        3,359       79,946       403,743        9,279
Net cash provided by
 (used in):
 Operating activities...        (30,426)     (73,950)    (171,388)      (3,939)    (124,372)     (164,173)      (3,773)
 Investing activities...         (3,230)     (77,070)    (146,000)      (3,356)     (79,811)   (2,141,991)     (49,230)
 Financing activities...         35,138      159,449      433,023        9,952      212,538     3,897,626       89,580

                                        As of March 31,                           As of December 31, 1999
                         ------------------------------------------------ ---------------------------------------
                            1997        1998        1999         1999        Actual      Pro Forma
                         ----------  ----------  ----------  ------------ ------------- ------------
                                  Indian rupees              U.S. dollars       Indian rupees        U.S. dollars
                         ----------------------------------  ------------ -------------------------- ------------
                                                            (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ Rs.  1,482  Rs.  9,912  Rs.125,547    $ 2,885    Rs. 1,717,010 Rs.3,834,667   $ 88,133
Working capital
 (deficit)..............    (33,628)     (5,355)    (21,706)      (500)       1,704,252    3,821,909     87,837
Total assets............     11,970     107,632     454,888     10,455        4,379,559    9,742,314    223,910
Long-term debt,
 including current
 installments...........        --      134,455     259,256      5,959          101,601      101,601      2,335
Total stockholders'
 equity (deficit).......    (26,969)    (52,559)     67,618      1,554        3,925,251    9,297,208    213,679

                       UNAUDITED PRO FORMA FINANCIAL DATA

   You should read the following unaudited pro forma financial data in conjunction with our financial statements and the related notes, "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The unaudited pro forma financial data presents our unaudited pro forma consolidated statements of operations for the year ended March 31, 1999 and the nine months ended December 31, 1999 and our unaudited pro forma consolidated balance sheet as of December 31, 1999. Our financial statements have been consolidated with the accounts of IndiaWorld Communications from December 1, 1999. The pro forma consolidated condensed statements of operations give effect to our acquisition of IndiaWorld Communications as if the IndiaWorld Communications acquisition had occurred at the beginning of each period presented. The pro forma consolidated condensed balance sheet gives effect to the IndiaWorld Communications acquisition and the completion of this offering as if the IndiaWorld Communications acquisition and the completion of this offering had occurred as of December 31, 1999.

   The unaudited pro forma financial data appearing herein do not purport to represent what our results of operations would have been had the IndiaWorld Communications acquisition in fact occurred at the beginning of the periods indicated or to project our results of operations for the present year or for any future period or our financial position on December 31, 1999 or any other date. These pro forma financial statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with our related financial statements and notes thereto, and those of IndiaWorld Communications, included elsewhere in this prospectus.

                             SATYAM INFOWAY LIMITED

    UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1999

                            Satyam       IndiaWorld    Pro Forma
                            Infoway    Communications Adjustments      Pro Forma Consolidated
                          -----------  -------------- -----------     ----------------------------
                                            Indian rupees                             U.S. dollars
                          -------------------------------------------------------     ------------
                                  (in thousands, except share and per share data)
Revenues................  Rs. 103,344    Rs.13,958    Rs.     --      Rs. 117,302      $    2,696
Cost of revenues........       63,651        7,440            --           71,091           1,634
                          -----------    ---------                    -----------      ----------
Gross profit............       39,693        6,518            --           46,211           1,062
                          -----------    ---------                    -----------      ----------
Operating expenses:
 Selling, general and
  administrative
  expenses..............      151,120        3,009            --          154,129           3,542
 Advances written off...          --         1,834            --            1,834              44
 Depreciation and
  amortization..........       49,162        1,276        649,020 (A)    (835,406)         16,076
                          -----------    ---------    -----------     -----------      ----------
Total operating
 expenses...............      200,282        6,119        649,020         855,421          19,662
                          -----------    ---------    -----------     -----------      ----------
Operating
 income/(loss)..........     (160,589)         399       (649,020)       (809,210)        (18,600)
Other (expense)/income,
 net....................      (26,787)         591            --          (26,196)           (601)
                          -----------    ---------    -----------     -----------      ----------
Profit/(loss) before
 taxes..................     (187,376)         990       (649,020)        835,406         (19,201)
                          -----------    ---------    -----------     -----------      ----------
Income taxes............          --           978            --             (978)            (22)
                          -----------    ---------    -----------     -----------      ----------
Net (loss)/income.......  Rs.(187,376)   Rs.    12    Rs.(649,020)    Rs.(836,384)     $  (19,223)
                          ===========    =========    ===========     ===========      ==========
Net loss per equity
 share..................  Rs.  (17.31)                                Rs.  (37.69)     $    (0.87)
                          ===========                                 ===========      ==========
Weighted equity shares
 used in computing net
 (loss)/income per
 equity share...........   10,824,826                                  22,191,000 (B)  22,191,000
                          ===========                                 ===========      ==========

                             SATYAM INFOWAY LIMITED

     UNAUDITED PROFORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1999

                           Satyam      IndiaWorld    Pro Forma
                          Infoway    Communications Adjustments    Pro Forma Consolidated
                         ----------  -------------- -----------    ------------------------
                                          Indian rupees                        U.S. dollars
                         ----------------------------------------------------  ------------
                                (in thousands, except share and per share data)
Revenues................    392,909      22,463        (4,101)(E)     411,271        9,452
Cost of revenues........    184,795       8,782        (1,382)(E)     192,195        4,417
                         ----------      ------                    ----------   ----------
Gross profit (loss).....    208,114      13,681        (2,719)        219,076        5,035
                         ----------      ------                    ----------   ----------
Operating expenses:
 Selling, general and
  administrative
  expenses..............    301,192       4,613          (710)(E)     305,095        7,012
 Amortization of
  goodwill..............     28,998         --        486,765 (A)     515,763       11,854
 Depreciation and
  amortization..........     85,817         714           (79)(E)      86,452        1,987
                         ----------      ------      --------      ----------   ----------
   Total operating
    expenses............    416,007       5,327       485,976         907,310       20,853
                         ----------      ------      --------      ----------   ----------
Operating
 profit/(loss)..........   (207,893)      8,354      (488,695)       (688,234)     (15,818)
Other expense (income),
 net....................      7,501        (198)           87 (E)       7,390          170
                         ----------      ------      --------      ----------   ----------
Profit/(loss) before
 taxes..................   (200,392)      8,156      (488,608)       (680,844)     (15,648)
Income taxes............       (716)     (3,104)          717 (E)      (3,103)         (71)
Minority interest.......       (851)        --            851 (E)         --           --
                         ----------      ------      --------      ----------   ----------
Net (loss)/income.......   (201,959)      5,052      (487,040)       (683,947)     (15,719)
                         ==========      ======      ========      ==========   ==========
Net loss per equity
 share..................     (11.61)                                   (30.82)       (0.71)
                         ==========                                ==========   ==========
Weighted equity shares
 used in computing loss
 per equity share....... 17,401,245                                22,191,000   22,191,000

                             SATYAM INFOWAY LIMITED

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                          AS OF DECEMBER 31, 1999

                                       As of December 31, 1999
                                -------------------------------------------
                                              Pro Forma Adjustments
                                           --------------------------------
                                                                     U.S.
                                 Actual       Indian rupees         dollars
                                ---------  -----------------------  -------
                                             (in thousands)
ASSETS:
Current assets:
Cash and cash equivalents.....  1,717,010  2,117,657 (C) 3,834,667   88,133
Accounts receivable, net of
 allowances of Rs NII, RS
 501,838 and RS.2,420,626 as
 of March 31, 1998, 1999 and
 December 31, 1999
 respectively.................    151,585        --        151,585    3,484
Due from officers and
 employees....................      3,420        --          3,420       79
Inventories...................     14,291        --         14,291      327
Investments...................     13,850        --         13,850      318
Deferred tax assets...........      1,460        --          1,460       33
Other current assets..........    204,175        --        204,175    4,692
                                ---------  ---------     ---------  -------
 Total current assets.........  2,105,791  2,117,657     4,223,248   97,066
Plant and equipment--net......    489,730                  489,730   11,256
Goodwill......................  1,710,889  3,245,098 (D) 4,955,987  113,905
Intangible asset..............      7,125        --          7,125      164
Deferred taxes................        334        --            334        8
Other assets..................     65,690        --         65,690    1,510
                                ---------  ---------     ---------  -------
 Total assets.................  4,379,559  5,362,755     9,742,314  223,910
                                =========  =========     =========  =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
Current installments of long-
 term debt....................     71,667        --         71,667    1,647
Current installments of
 capital lease obligation.....      1,981        --          1,981       46
Trade accounts payable........    114,028        --        114,028    2,621
Due to parent company.........     11,371        --         11,371      261
Accrued expenses..............     52,298        --         52,298    1,202
Deferred revenue..............    121,403        --        121,403    2,790
Provision for tax.............      5,708        --          5,708      131
Deferred tax liabilities......      4,347        --          4,347      100
Advances from customers.......     12,749        --         12,749      293
Other current liabilities.....      5,987        --          5,987      138
                                ---------  ---------     ---------  -------
 Total current liabilities....    401,539        --        401,539    9,229
Non-current liabilities:
Long-term debt, excluding
 current installments.........     29,934        --         29,934      688
Capital lease obligations,
 excluding current
 installments.................      3,333        --          3,333       77
Other liabilities.............     10,300        --         10,300      237
                                ---------  ---------     ---------  -------
 Total liabilities............    445,106        --        445,106   10,231
                                =========  =========     =========  =======
 Minority interest............      9,202     (9,202)(D)
Stockholders' equity
Stockholders' equity common
 stock, Rs.10 par value.......    217,823      4,088 (C)   221,911    5,100
Additional paid-in capital....  4,296,361  5,367,869 (C) 9,664,230  222,115
Deferred compensation--
 employee stock offer plan....    (72,921)       --        (72,921)  (1,676)
Accumulated deficit...........   (516,897)       --       (516,897) (11,881)
Accumulated other
 comprehensive income.........        885        --            885       20
                                ---------  ---------     ---------  -------
 Total stockholders' equity...  3,925,251  5,371,957     9,297,208  213,679
                                ---------  ---------     ---------  -------
 Total liabilities and
  stockholders' equity........  4,379,559  5,362,755     9,742,314  223,910
                                =========  =========     =========  =======

                             SATYAM INFOWAY LIMITED

 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

A Reflects the amortization of goodwill relating to the acquisition of the 75.5% interest in IndiaWorld Communications on a straight-line basis over a period of five years.

B Reflects the issuance of 1,635,000 ADSs (representing 408,750 equity shares) in this offering, as if such transactions had occurred at the beginning of each period.

C Reflects proceeds from the assumed sale of 1,635,000 ADSs (representing 408,750 equity shares) in this offering at an assumed price of $79.81 per ADS (based on the closing price of our ADSs on February 14, 2000), net of estimated offering discounts and expenses of approximately $7.0 million, and the payment of Rs.3,254 million towards the acquisition of the 75.5% interest in IndiaWorld Communications not presently owned by us.

D Reflects the estimated goodwill arising from the acquisition of the 75.5% minority interest in IndiaWorld Communications calculated as the excess of the purchase price and expenses of Rs.4,996 million over the fair market value of the net assets acquired estimated at Rs.9.2 million.

E Reflects the elimination of IndiaWorld Communications amounts included in the consolidated statement of operations of Satyam Infoway as of December 1, 1999 and the minority interest for the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of Satyam Infoway should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding these risks and uncertainties, please see "Risk Factors."

Overview

   We were incorporated in December 1995 as an independent business unit of Satyam Computer Services to develop and offer connectivity-based corporate services allowing businesses in India to exchange information, communicate and transact business electronically. Satyam Computer Services, our parent company, is a leading Indian information technology services company traded on the principal Indian stock exchanges.

   From December 1995 through 1997, we focused on the development and testing of our private data network. In 1997, we began forming strategic partnerships with a number of leading technology and electronic commerce companies, including UUNet Technologies, Open Market and Sterling Commerce, in order to broaden our product and service offerings to our corporate customers. In March 1998, we obtained network certification for conformity with Indian and international network operating standards from the Technical Evaluation Committee of India. In April 1998, we began offering private network services to businesses in India. Our initial products and services included electronic data interchange, e-mail and other messaging services, virtual private networks, and related customer support.

   In October 1998, we agreed to sell 3,000,000 equity shares to South Asia Regional Fund, an investment fund managed by Commonwealth Development Corporation for Rs.210.0 million ($4.8 million). We used the funds from this private financing primarily to develop our consumer Internet access business, expand our network and develop our on-line content business.

   In October 1998, we initiated our on-line content offerings with two websites: carnaticmusic.com and indiaupdate.com. We also started development of satyamonline.com, our on-line portal, and other related content sites for personal finance, movies and automobiles with the goal of offering a comprehensive suite of websites offering content specifically tailored to Indian interests worldwide.

   On November 6, 1998, the Indian government opened the Internet service provider marketplace to private competition. Capitalizing on our existing private data network, we launched our Internet service provider business, Satyam Online, on November 22, 1998 and became the first private national Internet service provider in India. We began offering Satyam Online Internet access and related services to India's consumer market as a complement to the network services offered to our business customers. Our Satyam Online service was the first in India to offer ready-to-use CD-ROMs enabling on-line registration and immediate usage.

   In July 1999, we agreed to sell 481,000 equity shares to Sterling Commerce for $5.0 million. We completed this transaction in September 1999 and used the funds for general corporate purposes, primarily the repayment of debt.

   In October 1999, we completed our initial public offering and issued 19,205,000 ADSs (representing 4,801,250 equity shares) at a price of $4.50 per ADS. We received approximately $79.2 million, net of underwriting discounts, commissions and other offering costs.

   On November 29, 1999, we purchased 24.5% of the outstanding shares of IndiaWorld Communications for a cash purchase price of Rs.1,222 million ($28.0 million). In connection with this purchase, we acquired an option to purchase the remaining 75.5% of the outstanding shares in IndiaWorld Communications for a cash purchase price of Rs.3,765 million ($87.0 million). We may exercise this option between April 1, 2000 and

September 30, 2000, provided that the exercise price will increase at a rate of 16% per annum from and after July 1, 2000 if the option is not exercised prior to that date. We have made a Rs.513 million ($12.0 million) non-refundable deposit towards the exercise of the option. We currently anticipate that we will exercise the option to acquire the remaining outstanding shares of IndiaWorld Communications in April 2000. For United States GAAP reporting purposes, the financial statements of IndiaWorld Communications have been consolidated with our financial statements from and after December 1, 1999. The results of IndiaWorld Communications were not material to our consolidated results of operations for the quarter or nine months ended December 31, 1999. Upon exercise of the option, the acquisition will be treated as a purchase. We plan to amortize goodwill on a straight line basis over a period of five years. Most of the purchase price is expected to represent goodwill.

   IndiaWorld Communications recognized Rs.14.0 million ($320,790) and Rs.10.4 million ($238,741) in revenues for the year ended March 31, 1999 and the six months ended September 30, 1999, respectively. IndiaWorld Communications derives its revenues primarily from third-party advertising, web design and hosting fees and, to a lesser extent, commissions from electronic commerce transactions on its websites. IndiaWorld Communications' cost of revenues were Rs.7.4 million ($170,995) and Rs.4.7 million ($108,334), respectively, during these periods. IndiaWorld Communications had net income of Rs.11,256 ($259) and Rs.1.7 million ($39,815), respectively, during these periods.

   We currently operate India's largest private data network utilizing Internet protocol with points of presence in 34 of the largest metropolitan areas in India. As of January 31, 2000, we had more than 350 corporate customers for our private network services and more than 129,000 subscribers for our Satyam Online services. During January 2000, our eight websites generated approximately 19 million page views and IndiaWorld Communications' 13 websites generated approximately 18 million page views. Upon completion of our acquisition of IndiaWorld Communications, we estimate that the aggregate number of page views generated by our 21 websites will be less than the combined number of page views of our and IndiaWorld Communications' websites immediately prior to completion of the acquisition.

   We conduct our business in India and most of our revenues and expenses are denominated in Indian rupees. However, our revenues generated from UUNet Technologies and our expenses of purchasing software from Sterling Commerce and Open Market are denominated in U.S. dollars. Our foreign exchange loss was Rs.0, Rs.5,613, Rs.615,189 ($14,139) and Rs.1,203,256 ($27,655) for fiscal
1997, 1998 and 1999 and the nine months ended December 31, 1999, respectively.

Revenues

   For reporting purposes, we classify our revenues into three divisions:

  . consumer Internet access services;

  . on-line portal and content offerings; and

  . corporate network and technology services.

   Our consumer Internet access services division derives its revenues primarily from prepaid dial-up subscriptions. We offer our prepaid subscriptions in a number of time period and pricing plans through ready-to-use CD-ROMs sold to our distribution partners. Our distribution partners resell the CD-ROMs to consumers for on-line registration and immediate Internet access. Revenues are recognized ratably as the prepaid subscription is used with any unused portion recognized as revenues at the expiration date of the subscription. We also generate revenues through international roaming and e-mail registration fees. Our consumer Internet access services division accounted for approximately 12.9% and 51.5% of our revenues in fiscal 1999 and the nine months ended December 31, 1999, respectively. This increase in consumer Internet access services division revenues as a percentage of total revenues is due to the introduction of our consumer Internet access services in November 1998.

   Our on-line portal and content offerings division derives revenues from third-party advertising and commissions from electronic commerce transactions on our websites. Advertising fees are recognized over the period in which the advertisements are hosted on our websites. This division does not currently constitute a material portion of our total revenues.

   Our corporate network and technology services division derives its revenues from dial-up and dedicated Internet access, electronic commerce, electronic data interchange, e-mail and other messaging services, virtual private networks and web-based solutions. Our corporate private network customers typically enter into one-year arrangements that provide for an initial installation fee and recurring service fees. Web development is generally charged on a fixed-price basis. We derive revenues from website hosting based upon our customer's bandwidth requirements, and we charge co-location customers for use of our physical facilities. We also generate a small portion of our revenues through the sale of third-party hardware. Our corporate network and technology services division accounted for approximately 87.1% and 44.4% revenues in fiscal 1999 and the nine months ended December 31, 1999, respectively.

Expenses

   Cost of revenues for the consumer Internet access services division consists primarily of recurring telecommunications costs necessary to provide service to subscribers. Telecommunications costs include the costs of providing local telephone lines to our points of presence, the costs of using third-party networks pursuant to service agreements and leased line costs. We anticipate that our telecommunications costs will increase in the near term as we expand our network and enter new markets. As utilization of our network increases in future years, we expect to realize a reduction in per unit data transmission costs due to our network's scalability and fixed cost structure. Another recurring cost is the personnel and related operating expenses associated with customer support and network operations. We expect that customer support and network operations expenses will decrease as a percentage of revenues as we more efficiently utilize these capabilities across a larger customer base. Cost of revenues for consumer Internet access services also includes startup expenses for new subscribers consisting primarily of the cost of CD-ROMs and other product media, manuals and associated packaging and delivery costs.

   The cost of revenues for the on-line portal and content offerings division includes the labor cost of developing and maintaining our websites, the cost of third-party software and the cost of obtaining content from third-party vendors. IndiaWorld Communications' cost of revenues are mainly attributable to payments to VSNL for web hosting and bandwidth services.

   Cost of revenues for the corporate network and technology services division is divided into three groups: corporate Internet access, corporate network and electronic commerce products, and web development. Cost of revenues for the corporate Internet access subdivision consists of telecommunications costs necessary to provide service, customer support costs and the cost of providing network operations. Cost of revenues for corporate network and electronic commerce consists primarily of third-party software and hardware purchased from our strategic partners for resale, direct labor costs for initial installation and recurring customer support and network operation and associated telecommunications costs. Cost of revenues for web development, website hosting and co-location includes direct labor and associated telecommunications costs.

   Selling, general and administrative expenses consist primarily of salaries and commissions for sales and marketing personnel; salaries and related costs for executives, financial and administrative personnel; sales, marketing, advertising and other brand building costs; travel costs; and occupancy and overhead costs. As we expand the scope of our operations, we expect selling, general and administrative expenses to continue to increase for the foreseeable future. We intend to continue to add more points of presence to our network and hire new sales and marketing personnel for each of our new markets. We also have and intend to continue to increase marketing expenses to build our brand awareness in order to increase our subscriber base. Our business plan assumes these costs will negatively impact our financial results in the short term but will be offset by anticipated increases in revenues from overall subscriber growth.

   A total of 825,000 equity shares are reserved for issuance under our Associate Stock Option Plan. As of December 31, 1999, we had granted an aggregate of 225,000 options under our ASOP with a weighted average exercise price equal to approximately Rs.795 per equity share. We recorded non-cash compensation charges related to these grants in the aggregate amount of approximately Rs.78.0 million ($1.8 million) to be recognized over a three-year period in accordance with vesting provisions. An additional 74,020 options with an exercise price equal to Rs.5,904 ($135.45) per equity share were granted in January 2000.

   We depreciate our tangible assets on a straight-line basis over the useful life of assets, ranging from two to five years. We depreciate our intangible assets on a straight-line basis over five years. Our planned significant capital expenditures for the expansion and enhancement of our network infrastructure will substantially increase our depreciation expenses in the near future.

   We may face significant competitive pricing pressure from VSNL, the government-controlled provider of international telecommunications services in India, and a number of new competitors that are entering India's recently opened Internet service provider market. In the face of expected increasing competition, we do not anticipate being able to maintain our present subscriber retention rates as our subscriber base grows.

   Since our inception, we have experienced negative cash flow from operations and have incurred net losses. Our ability to generate positive cash flow from operations and achieve profitability is dependent on our ability to continue to grow our revenues base and achieve further operating efficiencies. We presently estimate that our consumer Internet access division requires a minimum of 150,000 subscribers in order to achieve positive EBITDA based on our current network of 34 points of presence. As we expand our network to 40 points of presence, we estimate that this minimum number of subscribers will increase to at least 200,000. These estimates are based on the present business environment in India, including current pricing, marketing and service cost conditions, all of which are subject to change.

   For the fiscal years ended March 31, 1997, 1998 and 1999, we incurred negative cash flow from operations of approximately Rs.30.4 million, Rs.74.0 million and Rs.171.4 million ($3.9 million), respectively. For the nine months ended December 31, 1999, our negative cash flow from operations was Rs.164.2 million ($3.8 million), respectively. For the fiscal years ended March 31, 1997, 1998 and 1999 and the nine months ended December 31, 1999, we incurred net losses of approximately Rs.26.3 million, Rs.100.6 million, Rs.187.4 million ($4.3 million) and Rs.202.0 million ($4.6 million), respectively. Giving pro forma effect to our acquisition of IndiaWorld Communications as if it had occurred at the beginning of each period, we would have incurred net losses of approximately Rs.0.8 million (less than $0.1 million) and Rs.0.7 million (less than $0.1 million), respectively, for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999. We intend to substantially increase our operating expenses and capital expenditures to expand and enhance our network infrastructure and on-line content offerings. We expect to experience significant negative cash flow from operations and to incur net losses as a result of these investments. We believe that the investment in our network infrastructure will enable us to achieve further economies of scale as we expand our customer base. Although consumer Internet access and corporate network and technology services account for the majority of our revenues today, we expect our on-line portal and content offerings to generate significant revenue growth through increased third-party advertising and transaction and referral fees. However, we may not be able to realize sufficient future revenues to offset our present investment in network infrastructure and on-line content offerings or achieve positive cash flow or profitability in the future. As of December 31, 1999, we had an accumulated deficit of approximately Rs.516.9 million ($11.9 million).

Nine months ended December 31, 1999 compared to nine months ended December 31, 1998

   Revenues. We recognized Rs.392.9 million ($9.0 million) in revenues for the nine months ended December 31, 1999, as compared to Rs.57.4 million for the nine months ended December 31, 1998, representing an increase of Rs.335.5 million, or 585%. This increase is primarily attributable to the commencement of Internet access services in November 1998, which accounted for Rs.208.9 million of revenues for the nine months ended December 31, 1999, a Rs.94.0 million increase in revenues from corporate network services resulting from an increase in the number of corporate customers contributing to revenues in the amount of Rs.47.0 million, a Rs.29.6 million increase in sale of hardware and software, a Rs.17.4 million increase in revenues from UUNet Technologies on account of increased utilization of the network by the customers of UUNet Technologies, Rs.4.1 million revenue from IndiaWorld Communications and a Rs.29.9 million increase in revenues from new service offerings, including web-based solutions.

   Cost of revenues. Cost of revenues were Rs.184.8 million ($4.2 million) or 47% of revenues for the nine months ended December 31, 1999, compared to Rs.31.5 million or 55% of revenues for the nine months ended December 31, 1998, representing an increase of Rs.153.2 million, or 486%. This increase was primarily attributable to a Rs.28.7 million increase in the cost of hardware and software purchased for resale for our corporate network and technology services customers that elect to source the technology through us, a Rs.77.9 million increase in leased line costs resulting from increasing the capacity of our network backbone from 64 Kbps to 2 Mbps and a Rs.35.7 million increase in direct personnel costs for web development and customer technical support. Other expenses such as web development, domain registration and royalty increased by Rs.3.5 million.

   Selling, general and administrative expenses. Selling, general and administrative expenses were Rs.301.2 million ($6.9 million) for the nine months ended December 31, 1999, compared to Rs.105.1 million for the nine months ended December 31, 1998, representing an increase of Rs.196.1 million, or 187%. This increase was primarily attributable to a growth in staff from 298 as of December 31, 1998 to 535 as of December 31, 1999 resulting in a Rs.35.2 million increase in indirect personnel costs, a Rs.91.1 million increase in selling and marketing expenses resulting from additional expenditure in connection with marketing our Satyam Online access and satyamonline.com portal business, a Rs.19.3 million increase in travelling expenditures, a Rs.10.2 million increase in cost of software, a Rs.7.3 million increase in repairs and maintenance of plant and machinery, a Rs.5.0 million increase in recruitment expenses and a Rs.9.6 million increase in rent.

   Depreciation and amortization. Depreciation and amortization was Rs.79.2 million ($1.8 million) for the nine months ended December 31, 1999, compared to Rs.28.5 million for the nine months ended December 31, 1998, representing an increase of Rs.50.7 million, or 177%. The increase was primarily attributable to capital expenditures associated with the installation of six ATM switches along our network and expanding the reach of our network from 12 POPs in December 1998 to 34 in December 1999.

   Interest expense (net). Interest income was Rs.5 million ($0.1 million) for the nine months ended December 31, 1999 as compared to an interest expense of Rs.17.8 million for the nine months ended December 31, 1998, representing a decrease in interest expense of Rs.22.8 million, or 128%. This charge was primarily attributable to Rs.33.7 million of interest earned on deposits placed with banks.

   Other income. Other income was Rs.2.5 million (less than $0.1 million) for the nine months ended December 31, 1999 which was primarily attributable to income earned from service partners. Other income for the nine months ended December 31, 1998 was Rs.0.2 million.

   Net loss. Our net loss was Rs.202.0 million ($4.6 million) for the nine months ended December 31, 1999, compared to a net loss of Rs.125.4 million for the nine months ended December 31, 1998

Year ended March 31, 1999 compared to the year ended March 31, 1998

   Revenues. We recognized Rs.103.3 million ($2.4 million) in revenues for the year ended March 31, 1999, as compared to Rs.6.8 million for the year ended March 31, 1998, representing an increase of Rs.96.5 million. Fiscal 1999 revenues exclude Rs.71.5 million ($1.6 million) of deferred income representing consumer access subscriptions which had been purchased but not yet used by the consumer subscribers. This increase was primarily attributable to the introduction of our business network services in April 1998 and consumer Internet access services in November 1998. From March 31, 1998 to March 31, 1999, our number of corporate customers grew from approximately 30 to more than 300, and our number of subscribers grew to more than 29,000.

   Cost of Revenues. Cost of revenues were Rs.63.7 million ($1.5 million) or 62% of revenues for the year ended March 31, 1999, compared to Rs.19.5 million or 287% of revenues for the year ended March 31, 1998, representing an increase of Rs.44.2 million, or 227%. This increase was primarily attributable to a Rs.10.5 million increase in software and hardware purchased for resale, a Rs.7.9 million increase in leased line charges due to the increased capacity of our network backbone, Rs.1.8 million towards web development charges and a Rs.23.9 million increase in direct personnel costs for web development and customer technical support.

   Selling, general and administrative expenses. Selling, general and administrative expenses were Rs.151.2 million ($3.5 million) for the year ended March 31, 1999, compared to Rs.61.0 million for the year ended March 31, 1998, representing an increase of Rs.90.2 million, or 148%. This increase was primarily attributable to a growth in staff from 140 as of March 31, 1998 to 340 as of March 31, 1999 resulting in an increase in employee expenses of Rs.11.5 million, a Rs.11.5 million increase in marketing expenses relating to the launch of our consumer Internet access services division, and increases in travel expenses of Rs.6.9 million, office rental expenses of Rs.1.3 million and professional and consultant fees of Rs.10.4 million.

   Depreciation and amortization. Depreciation and amortization was Rs.49.1 million ($1.1 million) for the year ended March 31, 1999, compared to Rs.19.4 million for the year ended March 31, 1998, an increase of Rs.29.7 million, or 153%. This increase was primarily attributable to capital expenditures of Rs.146.1 million during the year ended March 31, 1999, including the purchase of routers, modems, ports, servers and other capital equipment in connection with the addition of eight points of presence to our network.

   Interest expense. Interest expense was Rs.27.8 million ($0.6 million) for the year ended March 31, 1999, compared to Rs.11.3 million for the year ended March 31, 1998, representing an increase of Rs.16.5 million, or 146%. This increase was attributable to increased interest payments from additional borrowings of Rs.136.5 million during the year under a new term loan.

   Other income. Other income was Rs.1.0 million (less than $0.1 million) for the year ended March 31, 1999, compared to Rs.3.8 million for the year ended March 31, 1998, representing a decrease of Rs.2.8 million, or 280%. This decrease was primarily attributable to reduced interest income as excess funds were deployed in the business.

   Net loss. Our net loss was Rs.187.4 million ($4.3 million) for the year ended March 31, 1999, compared to a net loss of Rs.100.6 million for the year ended March 31, 1998.

Year ended March 31, 1998 compared to the year ended March 31, 1997

   Revenues. We recognized Rs.6.8 million in revenues for the year ended March 31, 1998 from network service charges related to paid customer trials for our private network services projects and the sale of hardware and software. We recognized no revenues for the year ended March 31, 1997.

   Cost of Revenues. Cost of revenues was Rs.19.5 million for the year ended March 31, 1998, consisting primarily of costs of hardware and software purchased for resale of Rs.3.5 million and leased line costs of Rs.16.0 million. We had no cost of revenues for the year ended March 31, 1997.

   Selling, general and administrative expenses. Selling, general and administrative expenses were Rs.61.0 million for the year ended March 31, 1998, compared to Rs.25.8 million for the year ended March 31, 1997, representing an increase of Rs.35.2 million. This increase was primarily attributable to a growth in staff from 33 as of March 31, 1997 to 140 as of March 31, 1998 resulting in an increase in employee expenses of Rs.14.5 million and increases in travel expenses of Rs.3.5 million, office rental expenses of Rs.2.6 million, and general office expenses of Rs.9.1 million related to the development of our consumer Internet access services division.

   Depreciation and amortization. Depreciation and amortization was Rs.19.4 million for the year ended March 31, 1998, compared to Rs.0.5 million for the year ended March 31, 1997, representing an increase of

Rs.18.9 million. This increase was primarily attributable to capital expenditures of Rs.77.1 million during the year ended March 31, 1998, including the purchase of routers, modems, ports, servers and other capital equipment in connection with the expansion of our network.

   Interest expense. Interest expense was Rs.11.3 million for the year ended March 31, 1998, consisting of interest on privately placed debentures. We had no interest expense for the year ended March 31, 1997.

   Other income. Other income was Rs.3.8 million for the year ended March 31, 1998, consisting of interest income from short-term deposits. We had no other income for the year ended March 31, 1997.

   Net loss. Our net loss was Rs.100.6 million for the year ended March 31, 1998, compared to Rs.26.3 million for the year ended March 31, 1997.

Quarterly Results of Operations Data

   The following table sets forth selected unaudited quarterly statements of operations data for each of the five fiscal quarters ended December 31, 1999 both in Rupees and as a percentage of revenues. Our management believes this data has been prepared substantially on the same basis as the audited financial statement included elsewhere in this prospectus, including all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. You should read this quarterly data in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                            Quarter Ended
                          ------------------------------------------------------------------------------------------
                           December 31,        March 31,         June 30,        September 30,       December 31,
                               1998              1999              1999               1999               1999
                          ----------------  ----------------  ----------------  -----------------  -----------------
                                         (in thousands, except percentages)
Revenues................  Rs.22,014  100.0% Rs.45,971  100.0% Rs.80,803  100.0% Rs.127,424  100.0% Rs.184,682  100.0 %
Cost of revenues........     18,152   82.5     26,464   57.6     38,897   48.1      68,213   53.5      77,685   42.1
                          ---------  -----  ---------  -----  ---------  -----  ----------  -----  ----------  -----
Gross profit (loss).....      3,862   17.5     19,507   42.4     41,906   51.9      59,211   46.5     106,997   57.9
Operating expenses:
 Selling, general and
  administrative
  expenses..............     38,767  176.1     57,365  124.7     62,831   77.6      98,558   77.3     140,079   75.8
 Depreciation and
  amortization..........     13,707   62.3     15,728   34.2     21,507   26.6      26,793   21.0      66,239   35.9
                          ---------  -----  ---------  -----  ---------  -----  ----------  -----  ----------  -----
  Total operating
   expenses.............     52,474  238.4     73,093  158.9     84,338  104.2     125,351   98.4     206,318  111.7
Operating loss..........    (48,612) 220.9    (53,586) 116.5    (42,432)  52.3     (66,140)  51.9     (99,321)  53.8
Interest
 (expense)/income.......     (7,877)  35.8     (9,261)  20.1     (9,625)  11.9     (10,980)   8.7      25,871   14.0
Other income............        340    1.5        628    1.4        308    0.4         210    0.3       1,718    0.9
Loss before taxes.......     56,149    --      62,219    --      51,749    --       76,910    --       71,732   38.8
Income Taxes............        --     --         --     --         --     --          --     --         (717)   0.4
Minority Interest.......        --     --         --     --         --     --          --     --         (851)   0.5
                          ---------  -----  ---------  -----  ---------  -----  ----------  -----  ----------  -----
Net loss................  Rs.56,149  255.2% Rs.62,219  135.2%    51,749   63.8%     76,910   60.4%     73,300   39.7%
                          =========  =====  =========  =====  =========  =====  ==========  =====  ==========  =====

   A high percentage of our operating expenses, particularly personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of consumer subscribers and corporate customers, as well as the introduction of new product and service offerings may cause significant variations in operating results in any particular quarter. Due to the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and you should not rely upon them as indications of future performance.

   As indicated in the quarterly data, revenues increased substantially during the quarters presented primarily as a result of the rapid growth in the number of subscribers for our Satyam Online Internet access service. The number of Satyam Online subscribers increased from approximately 4,700 on December 31, 1998 to approximately 28,500 on March 31, 1999 to approximately 60,000 on June 30, 1999 to more than 87,000 on September 30, 1999 and to more than 118,000 at December 31, 1999. The number of corporate customers also increased from approximately 130 on December 31, 1998 to approximately 170 on March 31, 1999 to more than 300 on June 30, 1999 to more than 350 on September 30, 1999 and December 31, 1999. Cost of revenues as a percentage of revenues decreased from 82.5%
for the quarter ended December 31, 1998 to 57.6% for the quarter ended March 31, 1999 to 48.1% for the quarter ended June 30, 1999 before increasing to 53.5% for the quarter ended September 30, 1999 and then decreasing to 42.1% for the quarter ended December 31, 1999. The high cost of revenues as a percent of revenues for the quarter ended December 31, 1998 reflects the higher operating costs associated with our expanded network backbone. During this quarter, we increased the capacity of our network backbone from 64Kbps to 2Mbps. The decrease in cost of revenues as a percentage of revenues during the quarters ended March 31, 1999 and June 30, 1999 reflects operating efficiencies generated by spreading the fixed costs of our network operations over a larger customer base. The increase in cost of revenues as a percentage of revenues during the quarter ended September 30, 1999 reflects the higher operating costs associated with our expanded network backbone which was more fully utilized during the quarter ended December 31, 1999. Selling, general and administrative expenses increased over the five quarters as a result of the aggressive marketing and promotion activities used to launch our Satyam Online service nationally in India as well as an increase in our employee base. Our number of employees increased from 298 at December 31, 1998 to 535 at December 31, 1999. Selling, general and administrative expenses as a percentage of revenue decreased from 176.1% for the quarter ended December 31, 1998, to 124.7% for the quarter ended March 31, 1999, to 75.8% for the quarter ended June 30, 1999, to 77.3% for the quarter ended September 30, 1999, and to 75.8% for the quarter ended December 31, 1999, reflecting efficiencies generated from our larger revenue and customer base. Depreciation and amortization increased over the four quarters as a result of the purchase of additional routers, modems, ports, servers and other capital equipment in connection with the expansion of our network. Commencing in the quarter ended December 31, 1999 we began to recognize goodwill amortization related to the IndiaWorld Communications transaction and amortization of deferred stock-based compensation expenses related to employee stock options. Interest expense was incurred prior to our October 1999 initial public offering, transitioning to net interest income in the quarter ended December 31, 1999 as proceeds from our initial public offering were used to retire debt and invested in banking deposits pending use in the business.

Seasonality

   Given the early stage of the development of the Internet in India, the rapidly evolving nature of our business and our limited operating history, we cannot predict to what extent, if at all, our operations will prove to be seasonal.

Liquidity and Capital Expenditures

   Since inception, we have financed our operations primarily through a combination of equity sales and borrowings from institutions and banks. During the fiscal years ended March 31, 1998 and 1999 and the nine months ended December 31, 1999, we received Rs.38.5 million and Rs.307.5 million ($7.1 million) and Rs.4,052.1 million ($93.1 million), respectively, in net proceeds from the sale of equity shares.

   In July 1999, we agreed to sell 481,000 equity shares to Sterling Commerce for $5.0 million. We completed this transaction in September 1999 and used the funds for general corporate purposes, primarily the repayment of debt.

   In October 1999, we completed our initial public offering and issued 19,205,000 ADSs (representing 4,801,250 equity shares) at a price of $4.50 per share. We received approximately $79.2 million in cash, net of underwriting discounts, commissions and other offering costs. We used approximately $28.0 million of these proceeds to purchase 24.5% of the outstanding shares of IndiaWorld Communications and an additional $12.0 million as a non-refundable deposit towards the exercise of our option to acquire the remaining 75.5% of the outstanding shares of IndiaWorld Communications. We also used approximately $12.0 million of these proceeds to fund network expansion and enhancements and to advertise and promote our brand. We intend to use the balance of the proceeds from our initial public offering for general corporate purposes. Pending this use we have invested these proceeds in high quality, interest bearing instruments. This offering is not conditioned on the completion of the IndiaWorld Communications acquisition.

   The following table summarizes our statements of cash flows for the periods presented:

                                   Fiscal Year Ended March 31,                 Nine Months Ended December 31,
                         -------------------------------------------------- --------------------------------------
                            1997        1998         1999          1999        1998         1999          1999
                                   Indian rupees               U.S. dollars      Indian rupees        U.S. dollars
                                                            (in thousands)
Net loss................ Rs.(26,337) Rs.(100,590) Rs.(187,376)   $(4,306)   Rs.(125,432) Rs.(201,960)   $(4,642)
Net decrease (increase)
 in working capital.....     (4,625)       7,257      (33,212)      (762)       (27,488)     (78,244)    (1,798)
Other adjustments for
 non-cash items.........        536       19,383       49,200      1,129         28,549      116,031      2,667
Net cash provided by
 (used in) operating
 activities.............    (30,426)     (73,950)    (171,388)    (3,939)      (124,372)    (164,172)    (3,773)
Net cash provided by
 (used in) investing
 activities.............     (3,230)     (77,070)    (145,999)    (3,356)       (79,811)  (2,141,991)   (49,230)
Net cash provided by
 (used in) financing
 activities.............     35,138      159,449      433,023      9,952        212,538    3,897,626     89,580
Net increase (decrease)
 in cash and cash
 equivalents............      1,482        8,429      115,636      2,657          8,355    1,591,462     36,577

   Our principal capital and liquidity needs historically have related to developing our network infrastructure and our corporate network and electronic commerce products, establishing our customer service and support operations, developing our sales and marketing activities and for general working capital needs. Prior to 1998, our capital needs were primarily met by funding from our parent company, Satyam Computer Services, and borrowings from institutions and banks. As we placed greater emphasis on expanding our network infrastructure and developing our consumer Internet access and on-line portal and content services, we sought additional capital from other sources, including vendor capital leases and other vendor financing arrangements and through private placements of our securities, as detailed below.

   Cash used in operating activities for the nine months ended December 31, 1999 was Rs.164.2 million ($3.8 million) primarily attributable to a net loss of Rs.202.0 million ($4.6 million), increases in accounts receivable of Rs103.6 million ($2.4 million), other current assets or Rs.126.5 million ($2.9 million) and other assets of Rs.33.2 million ($0.8 million), partially offset by depreciation of plant and equipment of Rs.77.4 million ($1.8 million), amortization of goodwill Rs.29.0 million ($0.7 million), an increase in trade accounts payable by Rs.96.8 million ($2.2 million) and an increase in deferred revenue of Rs.48.5 million ($1.1 million). Cash used in investment activities during nine months ended December 31, 1999 was Rs.2,142.0 million
($49.2 million), principally as a result of the purchase consideration paid for acquisition of IndiaWorld Communications amounting to Rs. 1,738.8 million ($40.0 million) and an amount of Rs.403.7 million ($9.3 million) towards the purchase of routers, modems, ports, servers and other capital equipment in connection with the expansion of our servers and other capital equipment in connection with the expansion of our network and installing the ATM backbone in six cities. Cash provided by financing activities was Rs.3,897.6 million ($89.6 million) for nine months ended December 31, 1999, which consisted primarily of Rs.4,052.1 million ($93.1 million) net proceeds raised through fresh issuance of common stock, partially offset by repayment of Rs.122.0 million ($2.8 million) of debentures to Citibank and repayment of Rs.35.5 million ($0.8 million) of term loan to Exim Bank.

   Our aggregate billings for nine months ended December 31, 1999 were approximately Rs.438.2 million ($10.1 million). This amount represents amounts receivable by us from our customers for services to be provided over various periods of time. In accordance with our revenue recognition policy, we recognized Rs.392.9 million ($9.0 million) and deferred Rs.45.2 million ($1.0 million) of billings in nine months ended December 31, 1999. Our deferred revenues balance was Rs.121.4 million ($2.8 million) as of December 31, 1999.

   Cash used in operating activities of Rs.171.4 million ($3.9 million) during fiscal 1999 was primarily attributable to a net loss of Rs.187.4 million ($4.3 million), increases in accounts receivable of Rs.43.1 million ($1.0 million), other current assets of Rs.62.7 million ($1.4 million) and other assets of Rs.21.2 million ($0.5 million), partially offset by depreciation of plant and equipment of Rs.46.7 million ($1.1 million) and an increase in deferred revenues of Rs.71.5 million ($1.7 million). Cash used in investment activities during fiscal 1999 was Rs.146.0 million ($3.4 million), principally as a result of the purchase of routers, modems, ports, servers and other capital equipment in connection with the expansion of our network. Cash provided from financing activities was Rs.433.0 million ($10.0 million) for fiscal 1999, which consisted primarily of Rs.307.5 million ($7.1 million) of net proceeds raised in a private placement of our equity shares to South Asia Regional Fund and Satyam Computer Services, and Rs.136.5 million ($3.1 million) of proceeds from a term loan from the Export Import Bank of India.

   Our aggregate billings for fiscal 1999 were approximately Rs.174.8 million. In accordance with our revenue recognition policy, we recognized Rs.103.3 million and deferred Rs.71.5 million of billings in fiscal 1999.

   Cash used in operating activities of Rs.74.0 million during fiscal 1998 was primarily attributable to a net loss of Rs.100.6 million, partially offset by depreciation of plant and equipment of Rs.18.8 million and an increase in trade accounts payable of Rs.15.5 million. Cash used in investment activities during fiscal 1998 was Rs.77.1 million, principally as a result of the purchase of network equipment and software. Cash provided from financing activities was Rs.159.4 million in fiscal 1998, which consisted primarily of Rs.122.0 million of unsecured debentures issued to Citibank, N.A. and Rs.38.5 million of net proceeds raised in a private placement of our equity shares to Satyam Computer Services.

   As part of our business strategy, we intend to invest significant amounts of capital over the next 12 to 24 months to fund network infrastructure expansion and enhancements, to develop content for our Internet portal business, to advertise and promote our brand and to repay debt. As of December 31, 1999, we had spent approximately Rs.452.3 million ($10.4 million) to develop and deploy our network infrastructure. We estimate that we will spend approximately Rs.869 million ($20 million) to extend our network infrastructure to 40 cities in India by April 2000, a substantial portion of which has already been incurred. As of December 31, 1999, we had aggregate commitments for capital expenditures in an amount equal to approximately Rs.299.9 million ($6.9 million) of which we had advanced approximately Rs.145.2 million ($3.3 million). We expect to incur operating losses and negative cash flows from operations for the foreseeable future. As of December 31, 1999, we had approximately Rs.1,717 million ($39.4 million) of cash and cash equivalents for our working capital needs, as compared to Rs.18.2 million as of December 31, 1998.

   We may use a portion of the proceeds from this offering for additional possible strategic investments, partnerships and acquisitions. If appropriate opportunities can be developed, we believe that our growth could be accelerated by selective investments or acquisitions in India, particularly in Internet service providers that have developed local or regional points of presence in markets where we have not yet established a presence. We will also consider opportunities to acquire additional sources of content for our Internet portal. In the ordinary course of our business we regularly engage in discussions and negotiations relating to potential investments, strategic partnerships and acquisitions. As of the date of this prospectus, we have no agreements regarding any material transaction of this sort other than the pending transaction with IndiaWorld Communications and the other pending transactions described in this prospectus. We will continue to be aggressive in our efforts to identify one or more investment or acquisition opportunities. However, we cannot assure you that we will be able to identify or complete any such transaction on favorable terms, or at all.

   We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements as discussed above for at least 12 months after the date of this prospectus. Our ability to raise funds through the sale of equity is limited by foreign ownership restrictions imposed on us by Indian law and the terms of our Internet service provider license. These restrictions provide that the maximum total foreign equity investment in our company is 49%. For additional information, please see "Restrictions on Foreign Ownership of Indian Securities." If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders and the holders of our ADSs will be reduced and these securities may have rights, preferences or privileges senior to those of our shareholders and the holders of our ADSs. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund and expand our operations, take advantage of unanticipated opportunities, develop or enhance Internet content, features or services, or otherwise respond to competitive pressures will be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by any such limitation.

Income Tax Matters

   As of December 31, 1999, we had a net operating loss carryforward of approximately Rs. 202.0 million ($4.6 million) for financial reporting purposes. Under Indian law, loss carryforwards from a particular year may be used to offset taxable income over the next eight years.

   The statutory corporate income tax rate in India is currently 35.0%. This tax rate is presently subject to a 10.0% surcharge resulting in an effective tax rate of 38.5%. The Finance Minister of India has indicated that the 10.0% surcharge would be effective for a period of only one year, commencing April 1, 1999. However, we cannot assure you that the 10.0% surcharge will be in effect for only one year or that additional surcharges will not be implemented by the government of India. Dividends declared, distributed or paid by an Indian corporation are subject to a dividend tax of 11.0%, including the presently applicable surcharge, of the total amount of the dividend declared, distributed or paid. This tax is not paid by shareholders nor is it a withholding requirement, but rather it is a direct tax payable by the corporation.

Effects of Inflation

   Inflation has not had a significant effect on our results of operations and financial condition to date. However, India has experienced relatively high rates of inflation. According to the Economist Intelligence Unit, the rates of inflation in India for 1996, 1997 and 1998 were 9.0%, 7.2% and 14.0%, respectively, and the projected rate of inflation in India for 1999 is 9.3%. Under our Internet service provider license, we are given the right to establish the prices we charge to our subscribers, as determined by market forces. However, under the conditions of our license, the Telecom Regulatory Authority of India may review and fix the prices we charge our subscribers at any time. If the Telecom Regulatory Authority were to fix prices for the Internet service provider services we provide, we might not be able to increase the prices we charge our subscribers to mitigate the impact of inflation, which could have a material adverse effect on our business, results of operations and financial condition.

Debt Financing

   In June 1998, we obtained from the Export Import Bank of India a term loan of Rs.215.0 million. This term loan is secured by a first charge on our fixed assets and is guaranteed by Satyam Computer Services. The loan bears interest at a rate of 15.5% per annum and is repayable in six equal half-yearly installments commencing on December 20, 1999. As of September 30, 1999, we had borrowed approximately Rs.136.5 million under this facility. On December 20, 1999, we repaid Rs.35.8 million of the outstanding balance under this term loan. We are currently in the process of negotiating with Export Import Bank of India regarding the prepayment of the remaining outstanding balance under this term loan.

   In June 1999, we obtained from IDBI Bank Ltd. short term loan commitments aggregating Rs.100.0 million and a short-term credit facility of Rs.10.0 million. We used the proceeds from the short-term loans and the short-term credit facility to purchase telecommunication equipment, including Internet switches, for our network, and in turn repaid this indebtedness with the proceeds from the issuance of equity shares to Sterling Commerce.

Impact of the Year 2000

   As of the date of this prospectus, we had not experienced any Year 2000-related disruption in the operation of our systems. Although most Year 2000 problems should have become evident on January 1, 2000, additional Year 2000-related problems may become evident only after that date. For example, some software programs may have difficulty resolving the so-called "century leap year" algorithm which will also occur in the Year 2000.

Impact of Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We currently do not engage or plan to engage in derivative instruments or hedging activities.

                                    BUSINESS

Background

   We are the second largest national provider of Internet access and Internet services to consumers and businesses in India, based on number of customers as of December 31, 1999. We offer Internet access to both consumers and corporate customers. We also operate an on-line portal and other on-line services. We provide private network services, business-to-business electronic commerce solutions and website development and hosting services to businesses in India. Our comprehensive range of products and services enables our consumer and business customers to communicate, transmit and share information, access on-line content and conduct business remotely using our private data network or the Internet.

   We began providing corporate network and electronic commerce services to businesses in April 1998, and we currently have more than 350 corporate customers. We launched our Internet service provider business in November 1998, becoming the first private Internet service provider to begin service after the Indian government, which controls the largest Internet service provider in India, opened the market to private competition. As of January 31, 2000, we had more than 129,000 subscribers for our consumer Internet access service, Satyam Online.

   We also operate an on-line portal, satyamonline.com, and related content sites specifically tailored for Indian interests worldwide. In November 1999, we acquired 24.5%, and an option to acquire the remaining 75.5%, of the outstanding shares of IndiaWorld Communications Private Limited, a leading provider of Internet content and services in India. We have recently formed alliances with a number of partners, including ICICI Bank, Citibank and Bank of Madura, to offer banking products through satyamonline.com and to develop payment gateways to facilitate electronic commerce and other activities through our websites.

   During January 2000, our eight websites generated approximately 19 million page views and IndiaWorld Communications' 13 websites generated approximately 18 million page views. Upon completion of our acquisition of IndiaWorld Communications, we estimate that the aggregate number of page views generated by our 21 websites will be less than the combined number of page views of our and IndiaWorld Communications' websites immediately prior to completion of the acquisition. We currently operate India's largest national private data network utilizing Internet protocol, which is an Internet industry standard for tracking Internet addresses, routing outgoing messages and recognizing incoming messages. We own and operate points of presence in 34 of the largest metropolitan areas in India. Points of presence are telecommunications facilities located in a particular market which allow our customers to connect to the Internet through a local telephone call.

   We seek to become the premier provider of Internet services in the Indian market. We believe that demand for our services is significant in India and growing rapidly as consumers and businesses seek alternatives to the communications services offered by India's government-controlled telecom providers. We intend to continue to focus on providing superior network performance and high levels of customer service and technical support to increase our subscriber base and maximize customer satisfaction.

Industry Overview

   Development of the Internet. According to International Data Corporation, the total number of Internet users worldwide is expected to grow from approximately 140 million in 1998 to 400 million in 2002. The International Data Corporation market data presented above and elsewhere in this prospectus shows International Data Corporation's estimates derived from a combination of vendor, user and other market sources and therefore may differ from numbers claimed by specific vendors using difference market definitions or methods. There can be no assurances that this projected amount will be achieved. The large and increasing number of home and office computers linked to the Internet, advances in network design, increased availability of Internet-based software and applications, the emergence of useful content and electronic commerce technologies, and convenient, fast and inexpensive Internet access will drive Internet growth and usage in the near future.

   Special Communications Needs of Businesses. As the Internet becomes more developed and reliable, businesses are increasingly utilizing the Internet for functions critical to their core business strategies such as sales and marketing, customer service and project coordination. The Internet presents a compelling profit opportunity for businesses by enabling them to reduce operating costs, access valuable information and reach new markets. To maintain a significant presence on the Internet, businesses typically purchase Internet access services and establish a website. Internet access provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information and connect with employees, customers and suppliers. A website provides a company with a tangible identity and an interactive presence on the Internet. Many corporations are also converting their information systems and databases to web-enabled systems. International Data Corporation estimates that revenue from Internet web hosting services worldwide will grow at a rate that averages 96.0% annually from $0.8 billion in 1998 to $11.8 billion in 2002. International Data Corporation also estimates that revenue from electronic commerce spending worldwide will grow at a rate that averages 98% annually from $50 billion in 1998 to $774 billion in 2002.

   The Opportunity in India. As with many developing nations, the telecommunications infrastructure in India historically has been controlled by government-controlled telecom providers. The resulting service has been and remains inferior to service in developed countries. Consequently, the services available and the penetration of those services into the base of businesses and consumers in India has, to date, been limited. At the same time, however, the Indian economy continues to modernize and expand, particularly in sectors such as software development that are dependent on a reliable communications network. The growth of these industries is leading to an increasing base of personal computers and wired homes and businesses in India with a resulting increased demand for Internet services. We believe these trends, which mirror trends in more mature economies, will continue to develop in India. Set forth below is a table comparing the penetration of computers and on-line access in India compared to the United States and the Asia-Pacific region in 1998:

                                                                  Asia Pacific
                                             India  United States  Region(1)
                                             -----  ------------- ------------
                                                   (in millions, except
                                                       percentages)
   Population(2)............................ 984.0      270.3       2,769.2
   Internet users...........................   0.5       62.8          10.2
   Internet users as a percentage of
    population..............................   0.0%      23.2%          0.4%
   On-line devices..........................   0.3       87.4           9.5
   On-line devices as a percentage of
    installed base..........................  11.0%      54.5%         24.9%

--------
(1) Australia, Hong Kong, India, Indonesia, South Korea, Malaysia, New Zealand, Philippines, China, Singapore, Taiwan, Thailand and Vietnam.

(2) 1998 population data from U.S. Census Bureau.

Source: International Data Corporation, 1999.

   The ability to exploit the Internet service provider and other data service markets in India is currently inhibited by bandwidth limitations imposed by cost and technical obstacles. Bandwidth refers to the measurement of the volume of data capable of being transported in a communications system in a given amount of time. Bandwidth rates are commonly expressed in terms of Kbps (kilobits per second, or thousands of bits of data per second) or Mbps (megabits, or millions of bits of data per second). Generally, bandwidth remains very expensive in India. Prices for bandwidth are set by two agencies in India, the Department of Telecommunications and the Telecom Regulatory Authority and have remained high due to, among other things, capacity constraints. Further, limitations in network architecture limit consumer telephone dial-up connection speeds to 28 Kbps and below, less than the 33 to 56 Kbps on conventional dial-up telephone lines, and significantly less than the up to 1.5 Mbps on cable modems, in the United States. Improvements in the public telecommunications infrastructure and private network expansion are expected to diminish these limitations over time. As network capacity increases worldwide and the cost to transmit data over the Internet continues to decrease, we also expect the demand for Internet access, on-line content and similar services to increase.

   To date, a significant amount of the usage of Indian content sites on the World Wide Web has been driven by Internet users outside of India. We expect this growth in personal computers and Internet users to increase the demand for Internet content directed towards domestic Indian consumers as well as the amount of electronic commerce in India. Set forth below is a table summarizing International Data Corporation's projections for Internet use and electronic commerce revenue in India:

                                         Annualized
                             1998  2002    growth
                             ---- ------ ----------
                              (in millions, except
                               annualized growth)
   Indian Internet users...   0.5    6.6     94%
   Indian installed
    personal and network
    computer base..........   1.9    8.2     44%
   Indian Internet commerce
    revenues...............  $3.0 $499.3    263%

--------
Source: International Data Corporation, 1999

   Private market participants have not been able to exploit the market opportunities in India until recently because the regulatory environment in India largely prevented any competition with the national government-controlled telecom providers. Until November 1998, the only Internet service provider permitted in India was VSNL, a government sponsored and majority owned entity, which at that time had approximately 150,000 subscribers. VSNL began providing Internet access on August 15, 1995. We estimate that VSNL had approximately 350,000 subscribers at September 30, 1999. On November 6, 1998, the government opened the Indian Internet service provider market to private competition. As of November 30, 1999, the Indian government had granted Internet service provider licenses to 175 companies, including 25 national licenses, 60 regional licenses and 90 local licenses. The licensees include cable television operators and joint ventures between local companies and large international telecom providers. Internet service provider licenses are granted for 15 years, with only nominal license fees. Internet telephony is not permitted by the current regulations. Currently, pricing of Internet service provider services is not regulated by the government of India, although it has the power to elect to do so.

Satyam Solution

   We believe that the growth of the Internet and other network services in India has been inhibited by relatively high costs and poor user experiences caused by an inadequate telecommunications infrastructure and slow network connection speeds. We are committed to expanding and enhancing our private network backbone and to providing high quality technical support to attract users to our services. We believe that our products and services provide our customers with the ability to exchange information, communicate and transact business over the Internet with speed, efficiency, reliability and security superior to other Internet service providers. Key advantages of the Satyam solution include:

   . National private Internet protocol network backbone. We currently operate India's only private national Internet protocol data network. Our network provides the platform for the national delivery of Internet access to consumers as well as the backbone for our full range of corporate network and technology services. Our private network infrastructure allows corporations to establish virtual private networks and electronic data interchanges without dealing directly with the government telecom providers. The planned development of our own Internet gateways will further reduce our reliance on the government telecom providers.

   . Superior end-user performance and customer support. We provide a high level of customer service, network performance and technical support to maximize customer satisfaction. Currently, approximately one-third of our employees are engaged in our customer service or technical support departments, which operate 24-hours-a-day, seven-days-a-week. Our network engineers continually monitor network traffic and congestion points to deliver consistent, high quality network performance. We plan to maintain a relatively low ratio of subscribers to modems. As of November 30, 1999, our subscriber to modem ratio was approximately ten to one. Our strategy of providing superior network performance and customer service is designed to result in significant customer growth from referrals and industry recognition.

   . Internet content and electronic commerce websites customized for the Indian market. We view the Indian market as a series of specific market segments with unique cultural and topical interests, rather than an extension of a homogeneous, worldwide Internet market. We have assembled a team of India-based employees familiar with the local culture, language and business environments in our markets to develop Internet content and electronic commerce websites tailored for the Indian market. We regularly incorporate new and original third-party content suited to our local and regional audiences to enhance our customers' on-line experience and to attract new users both within India and abroad. As a result of our local market knowledge, we have been able to increase traffic flow to our websites and to create brand awareness for the Satyam Online service. Our acquisition of IndiaWorld Communications provides us with additional content sites tailored to Indian interests worldwide.

   . End-to-end network solutions for business customers. We provide our business customers with a comprehensive range of Internet, connectivity and private network solutions complemented by a broad base of web-based business applications. Our corporate services range from dial-up and dedicated Internet access, international roaming to virtual private networks, web implementation and electronic commerce solutions. Our end-to-end solutions enable our corporate customers to address their networking and data communication needs efficiently without having to assemble products and services from different value-added resellers, Internet service providers and information technology firms.

   . Strategic partnerships with industry leaders. We have developed exclusive strategic relationships with leading Internet and telecommunications manufacturers. For example, we are the exclusive network partner for UUNet Technologies, providing its customers with roaming services in India. Our exclusive arrangements with Sterling Commerce and Open Market provide our customers access to cutting edge business-to-business electronic data and communication applications and Internet electronic commerce software.

Business Strategy

   Our goal is to become the premier provider of Internet and network services to consumers and businesses in India. Our principal business strategies to accomplish this objective are:

   . Increase penetration in our existing markets by expanding awareness of the Satyam Online brand name to capitalize on our first mover advantage in India. We intend to capitalize on our first-to-market advantage in India to establish national service and a brand name in advance of other private competitors. We are presently the largest national independent Internet service provider in India, based on number of subscribers. We currently operate in 34 cities in India and expect to provide service in 40 cities by April 2000. We intend to accelerate penetration within our existing markets and enter additional targeted markets by creating awareness of the "Satyam Online" brand name. We intend to make Satyam Online synonymous with superior Internet connectivity and with on-line content tailored specifically for the Indian market and Indian interests worldwide. Our marketing strategy includes print, television and radio advertising, direct mailing campaigns targeting personal computer owners, co-branding with "cybercafes" and joint-marketing programs with leading schools and universities in India.

   . Expand our products and services with new technologies to enable our customers to use the Internet more effectively. We continually seek to expand the breadth of our product and service offerings with new technologies. For example, we plan to open by April 2000 approximately 100 cybercafes to tap the large non-personal computer owner market in India. Our cybercafes will prominently display the Satyam Online brand and offer a full range of our Internet connectivity services. We intend to introduce a number of other new products and services in the near future, including e-mail designed for regional Indian dialects, a user customized portal site, tele-voice mail, e-mail to fax, micro-payments and a supply chain management product.

   . Strengthen our Internet portal and other Internet content websites with more India-specific content tailored to Indian interests worldwide. Our portal, satyamonline.com, functions as an initial gateway to the Internet, the user's starting point for web browsing and other Internet services, for our consumer Internet service provider subscribers. The Satyam Online portal is a media rich, user friendly, interactive website offering hyperlinks to a wide variety of websites and services, including our own websites. We believe that our acquisition of IndiaWorld Communications will significantly enhance the content offered on our websites. Our company and IndiaWorld Communications combined have a total of 21 websites catering to a variety of Indian interests within and outside of India. To achieve our goal of developing the premier Internet portal focused on the Indian market, we intend to continue to expand and improve the quality of satyamonline.com, and are actively developing additional proprietary websites oriented towards topical and cultural interests of Indians worldwide. As the availability of Internet access expands in India, we believe that increasing numbers of Internet users will be attracted to our high quality websites and on-line content designed specifically for the Indian consumer. We will seek to attract advertisers, electronic commerce merchants and third-party content providers trying to reach our users in order to generate additional revenues for Satyam Online.

   . Increase our range of electronic commerce services to increase our online presence and pursue additional revenue opportunities. We believe that a significant opportunity exists in the electronic commerce marketplace for Satyam Online. Our goal is to create a leading online marketplace for consumers and businesses to buy and sell a variety of products and services. To this end, we have entered into alliances with ICICI Bank and Bank of Madura, two leading financial institutions in India. We believe that to be successful we must offer consumers a blend of content, commerce and customer service, delivered in a highly reliable and personalized manner. We will continue to enter into selective alliances with "blue chip" names in India in order to build our presence in electronic commerce.

   . Expand customer distribution channels through strategic partnerships to take advantage of the sales and marketing capabilities of our strategic partners. We intend to continue to expand our customer acquisition channels, for both our consumer Internet access and corporate network and technology services. We have arrangements with two leading personal computer manufacturers, Compaq and Hewlett-Packard, to bundle our Satyam Online Internet access service with the sale of their personal computers in India. We are working with Philips Electronics to deploy a television set-top box in India for accessing the Internet using phone lines and are exploring other initiatives to provide Internet access through devices other than personal computers. We have also formed strategic alliances with computer and electronics retailers. We expect to form additional strategic alliances and referral programs in the future with selected telecommunication service and equipment suppliers, network service companies, systems integrators, computer resellers and retail chains in India.

   . Invest in the continued enhancement and expansion of our network infrastructure to support customer growth, enter new markets and accommodate increased customer usage. We intend to continue to increase the capacity and geographic reach of our network in order to support subscriber growth, enter new markets and accommodate increased customer usage. Our recently announced alliance to form a joint venture with RPG Netcom to provide broadband cable services in Calcutta is one of our first investments in alternative Internet access and is an initiative to introduce lower cost access to the Internet. We are committed to using proven technologies and equipment and to providing superior network performance. We recently deployed asynchronous transfer mode, or ATM, switches on six points of presence along our network. These ATM switches enable us to allocate our network capacity more efficiently. Our Internet service provider license permits us to establish and maintain our own direct connections to the international Internet, either by purchasing satellite earth stations or by leasing or purchasing capacity on transoceanic fiber optic cables. We have an application pending with the government of India to deploy these gateways. We believe that as the size and capacity of our network infrastructure grows, its large scale and national coverage will create economies of scale and barriers to entry for our competitors.

   . Pursue selective strategic investments, partnerships and acquisitions to expand our customer base, increase utilization of our network and add new technologies to our product mix. We believe that our growth can be supplemented by selective acquisitions of complementary businesses, particularly third party websites and content providers for our portal, satyamonline.com. As with our acquisition of IndiaWorld Communications, we will continue to seek websites or portals which will complement or otherwise improve the offerings of satyamonline.com. We will also consider acquisitions of Internet service providers that have developed local or regional points of presence and that have a significant or growing subscriber base in our current or targeted markets. We believe that as the Internet service provider market in India evolves, customers will place greater emphasis on Internet service provider performance, network coverage, reliability, value-added services and customer support. As a result, smaller start-up Internet service providers may be unable to remain competitive on a national or regional basis, unless they significantly expand the scope of their operations. These trends could lead to a future consolidation of Internet service providers in India. In addition, we may seek to expand our market presence in our corporate network business through the acquisition of web hosting, data center, web implementation and/or systems integration companies.

Service Offerings

   We offer a wide range of Internet and other network services to meet the needs of consumers and corporate customers. These services can be divided into three categories:

   . consumer Internet access services;

   . on-line portal and content offerings; and

   . corporate network and technology services.

 Consumer Internet Access Services

   We launched our consumer Internet service provider business on November 22, 1998, just 15 days after the government of India opened the market to private competition. Within 45 days, we had initiated service in 12 cities, including Ahmedabad, Bangalore, Bombay (Mumbai), Calcutta, Cochin, Coimbatore, Delhi, Hyderabad, Ludhiana, Madras (Chennai), Pondicherry and Pune. We currently own and operate points of presence in 34 of the largest metropolitan areas in India. We plan to extend service to 40 cities by April 2000 which we believe will allow us to provide Internet access services to approximately 85% of the installed personal computer base in India. As of January 31, 2000, we had more than 129,000 subscribers. Our expansion plan targets major metropolitan areas and state capitals that we believe have a sufficient number of installed personal computers to support a point of presence.

   Our strategy is to offer better and more extensive services to our subscribers than our competitors, with an emphasis on ease of use. With VSNL and many of the regional access providers, the user must apply for service and, frequently, wait one or more weeks for service to begin. Our subscribers purchase a ready-to-use CD-ROM available at bookstores, computer stores and universities, or bundled with a personal computer, to access our service immediately. Our on-line registration process is available to initiate service and purchase renewals. We also support our subscribers with a 24-hour-a-day, seven-day-a-week call center staffed with trained technicians.

   Our service offerings come in a number of packages, designed to attract beginning Internet users and service the needs of advanced users. Our Discover 30 offering is a "starter pack" designed for anyone wishing to explore the Internet or as a second connection for subscribers who primarily use one of our competitors' services. Each of our other Discover offerings is designed for regular Internet users. All of our Discover Internet access offerings are bundled with a package of value-added products, including one megabyte of either POP3 or Imap e-mail, a one page pre-templated web page and our 24-hour-a-day, seven-day-a-week customer service. Our Discover offerings are offered only on a prepaid basis and can be renewed on-line. Each Discover offering is bundled with approximately Rs.6,500 ($149) retail value of licensed software, including Viagrafix and E-safe. Viagrafix is an interactive computer-based tutorial designed to introduce the Internet to new users. E-safe is a virus removal and parental control tool. We also offer e-mail capability without Internet access. Our consumer Internet service provider offerings include:

  Service                     Summary Description                  Initial Price   Renewal Price
  -------                     -------------------                  -------------   -------------
Discover 30   30 hours of Internet access over a 3-month period   Rs.690   ($ 16) Not applicable
Discover 90   90 hours of Internet access over a 10-month period  Rs.2,290 ($ 53) Rs.1,990 ($ 46)
Discover 180  180 hours of Internet access over a 12-month period Rs.3,790 ($ 87) Rs.3,490 ($ 80)
Discover 360  360 hours of Internet access over a 12-month period Rs.6,490 ($149) Rs.5,990 ($137)
Discover 600  600 hours of Internet access over a 12-month period Rs.8,990 ($206) Rs.8,490 ($195)

   The most common connection technique is for subscribers to dial-up to our system using a personal computer configured with a modem. A subscriber who is within local dialing range of one of our points of presence can access the Internet with a local telephone call. In addition to paying for Internet access, the customer is responsible for the cost of the call, which currently is 1.3 rupees (3.0c) per 3 minutes. We estimate that substantially all of our subscribers access our services with a local telephone call. Subscribers who access our services with a long-distance telephone call are responsible for the long-distance charges. In December 1999, we formed a strategic alliance with RPG Netcom to develop broadband Internet services to consumers and businesses over RPG Netcom's cable television network in Calcutta. We are also exploring new technologies which use other devices, such as television set-top boxes, cellular telephones and other wireless appliances, to provide Internet access.

   We recently announced a collaboration with Indira Gandhi National Open University to make trial Internet access available to 70,000 students of the School of Information and Computer Science. Under the program, participating students pay approximately 40% of our normal hourly access charges for 20 hours of Internet access between the hours of 11:00 p.m. and 7:00 a.m. These students comprised approximately 5,000 of our 60,000 subscribers as of June 30, 1999 and our more than 87,000 subscribers as of September 30, 1999, and approximately 7,000 of our more than 118,000 subscribers as of December 31, 1999 and our more than 129,000 subscribers as of January 31, 2000.

   We believe that a critical element of consumer satisfaction is to have an adequate number of access lines available to assure prompt and reliable connection to our service. Telephone lines are in short supply in India, and there is frequently a waiting period of one or more months to acquire additional lines. We have ordered in advance a significant number of additional lines to provide timely capacity additions as we grow our service. We plan to maintain a relatively low ratio of subscribers to modems. When we commence service in a city, we initially have approximately one modem-equipped line available for each ten subscribers. As of November 30, 1999, our subscriber to modem ratio was approximately ten to one.

   Subscribers local to a call center can call our call center facility for customer service and technical support through a local telephone number. Subscribers can also e-mail their questions directly to a customer service and technical support address at our company.

 On-line Portal and Content Offerings

   We operate an on-line portal, satyamonline.com, and multiple on-line content sites that are tailored to needs of Indian interests worldwide. Our portal site is designed to be the initial launch screen for all of our Satyam Online customers, but can also be accessed by Internet users worldwide. We seek to establish satyamonline.com as a leading Indian Internet portal. As a portal, we provide a gateway to the Internet by offering information services, directory tools, e-mail, contests, Internet chat and electronic commerce activities such as online shopping and classified ads. We also allow the user to personalize the satyamonline.com start page to include links to the user's most frequently used features on the Internet, including particular search engines, free mail providers and favorite content sites. For online merchants, we allow them to create their own e-commerce store hosted on our satyamonline.com virtual shopping mall web page. Our customization features encourage users to make satyamonline.com their first stop on the Internet and allow us to provide special privileges and benefits to our Internet service provider subscribers compared to users who access satyamonline.com through another service provider. Our objective is to attract as many users as possible to generate revenues from advertising, sponsorship fees and electronic commerce transaction commissions.

   In addition to satyamonline.com, our India-specific content sites include:

      Feature                 Website                      Description
      -------                 -------                      -----------
 News and Features news.satyamonline.com          Real-time news site with
                                                  domestic and international
                                                  news, weather and
                                                  entertainment.

 Entertainment     entertainment.satyamonline.com A comprehensive entertainment guide that covers film,
                                                  television, music, culture,
                                                  people and performing arts.

 Indian Movies     movies.satyamonline.com        Indian movie channel
                                                  featuring movie reviews,
                                                  archives, interviews, chats
                                                  and local movie listings.

 Car and Auto      carstreet.com                  Comparison shopping site for
                                                  automobiles.

 Health            appollohealth.satyamonline.com An online guide to healthy
                                                  living with responses to
                                                  health questions by qualified
                                                  doctors.

 Carnatic Music    carnaticmusic.com              Indian classical music site
                                                  where users may chat with
                                                  artists, hear CD music clips
                                                  and buy concert tickets on-
                                                  line. This site also contains
                                                  a link to an on-line music
                                                  store.

 Personal Finance  walletwatch.com                Personal finance site
                                                  featuring stock quotes,
                                                  portfolio manager, links to
                                                  brokerage firms and editorial
                                                  content.

 Games             gamermania.com                 A service that provides
                                                  online gaming, reviews, and
                                                  shopping.

   Today, there are probably more non-resident Indians, than Indians residing domestically, with access to the Internet. As a result, many content sites, including satyamonline.com, have more users located outside of India than within. However, we believe that the market for content and services within India will develop rapidly. To expand usage of our services domestically, we believe that we must provide more services of daily value, such as the ability to buy groceries or movie tickets on-line or to check an up-to-date movie review before buying a ticket. New features that we expect to deploy in 2000 include instant messaging, travel services (including online booking), Web-based calendaring and scheduling, a drug store, an auction service and a music portal with streaming audio.

   IndiaWorld Communications. On November 29, 1999, we purchased 24.5% of the outstanding shares of IndiaWorld Communications for a cash purchase price of Rs.1,222 million ($28.0 million). In connection with the acquisition, the shareholders of IndiaWorld Communications granted us an option to acquire the remaining 75.5% of the outstanding shares of IndiaWorld Communications for a cash purchase price of Rs.3,767 million ($87.0 million) exercisable between April 1, 2000 and September 30, 2000, provided that the exercise price will increase at a rate of 16% per annum after July 1, 2000 if the option is not exercised prior to that date. We have made a Rs.513 million ($12.0 million) non-refundable deposit towards the exercise price of the option. We intend to use a portion of the proceeds from this offering to exercise our option to purchase the remaining 75.5% of the outstanding shares of IndiaWorld Communications.

   IndiaWorld is a leading provider of Internet content and services in India. Incorporated in 1992, IndiaWorld has primarily focused on the Indian Internet marketplace and has operated the website known as the IndiaWorld Network, located at www.Indiaworld.co.in, since 1996. Since that time, IndiaWorld has expanded its

Internet operations to target both consumers and businesses. Our acquisition of IndiaWorld Communications provides us with additional content sites tailored to Indian interests worldwide. Upon completion of the acquisition, we intend to hire IndiaWorld Communications' approximately 15 technology related employees and to operate IndiaWorld Communications' 13 websites, together with our existing eight websites, under the satyamonline.com portal.

   The IndiaWorld Network is a leading online network specifically tailored to Indian interests worldwide. During January 2000, IndiaWorld Communications' network of 13 websites generated over 18 million page views. The IndiaWorld Network consists of the following thirteen Indian-specific content sites:

        Feature               Website                    Description
        -------               -------                    -----------
 News                   samachar.com         News channel which provides a
                                             comprehensive selection of
                                             international, regional and local
                                             news. Users can react to the
                                             latest headlines through chats,
                                             debates and polls.

 Sports                 khel.com             Sports channel, which presently
                                             focuses on Cricket.

 Search Engine          khoj.com             Search engine which utilizes
                                             sophisticated search capabilities
                                             to complete country-specific and
                                             worldwide searches.

 Community Information  nagar.com            Family and community website
                                             targeting Indians. It offers free
                                             email, homepages and a calendar
                                             application.

 Food                   bawarchi.com         Food channel that allows users to
                                             post, share and exchange Indian
                                             cooking advice and recipes.

 Personal Finance       dhan.com             Personal finance channel which
                                             provides online financial
                                             information and business news.

 Indian Technology News indialine.com        Technology channel which provides
                                             news, trends, interviews and
                                             developments in the Internet
                                             marketplace.

 Travel                 indiatravelog.com    Travel channel that offers travel
                                             guides, news, reviews, resources
                                             and advice as well as a forum for
                                             discussions on travel.

 Indian History         itihaas.com          History channel which provides
                                             historical information regarding
                                             India.

 Favorites              manpasand.com        Search engine which provides links
                                             to popular websites for news,
                                             business, Internet, investments,
                                             entertainment and travel.

 Asian News             newsasia.com         News channel which provides news
                                             from leading Asian publications.

 Indian Elections       indiavotes.com       Opinion poll site and coverage of
                                             Indian elections.

 News via Email         IndiaWorld Headlines Free daily service that delivers
                                             the top Indian news headlines via
                                             email.

   IndiaWorld also offers comprehensive services to its corporate customers. IndiaWorld offers end-to-end web development solutions, including web design, development, implementation and hosting services, for large corporate customers in India. Some of IndiaWorld's primary corporate clients include Tata Group, Aditya Birla Group, ICICI, Kotak Group, Amul, Rajshri, BNP, IndusInd Bank, Templeton, Alliance and ITC Threadneedle. IndiaWorld also develops Internet applications for businesses. Some of these applications include NetServ, an Internet messaging product, and Internet Kiosk Application. We believe that our acquisition of IndiaWorld Communications, together with our alliances with ICICI Bank, Bank of Madura and Citibank, position us to become a leading electronic commerce company in India.

   Serwiz.com. In January 2000, we launched serwiz.com, a portal functioning as a virtual marketplace to buy and sell professional services. Serwiz.com links providers and consumers of a wide variety of services, including medical, engineering, legal, architectural, accounting, payroll, veterinary, bank office operations, insurance claims processing, content development, logistic management, educational and research and development. We will receive a portion of the electronic commerce revenue generated from these service offerings.

   SeekandSourcE.com. In December 1999, we launched SeekandSourcE.com, a portal that facilitates business to business commerce over the Internet. SeekandSourcE.com links business customers, corporate purchasing managers, manufacturers, suppliers and distributors together for the purpose of completing corporate transactions and reducing associated transaction costs. In conjunction with ICICI Bank, we plan to implement a payment settlement feature whereby registered corporate users will be able to finalize settlement of purchases made through SeekandSourcE.com from an ICICI Bank account.

   ICICI Bank. In December 1999, we entered into a memorandum of understanding with ICICI Bank to form a joint venture to offer online savings accounts, electronic bill payment and other retail banking products and services over the Internet. We anticipate we will receive a fee linked to these transactions. ICICI Bank serves more than 250,000 accountholders through 60 branches across throughout India and was the first bank in India to introduce banking over the Internet.

   Bank of Madura. In November 1999, we entered into a memorandum of understanding with Bank of Madura to form a joint venture to develop an electronic commerce portal offering products and services to Indians living abroad. The portal will enable users to buy Indian goods and services, purchase real estate in India, invest in Indian securities and arrange travel to and within India as well as providing links to educational institutions and other organizations serving public causes within India. The portal will also provide news, syndicated columns, articles, links to India-related websites, discussion boards, opinion polls and chat rooms. On February 1, 2000, we acquired a U.S.- based website, www.return2india.com, which we will contribute to this venture to form the core of the web initiative. At present, our capital obligation to this venture is Rs.60 million ($1.4 million). We will receive a portion of the electronic commerce revenue generated from these product and service offerings. Founded in 1943, Bank of Madura operates 278 branches throughout India.

   Citibank. In December 1999, we entered into a memorandum of understanding with Citibank to form a joint venture to develop a secure payment gateway for business to consumer transactions. We are using the software solutions of our strategic partner Open Market to develop the gateway which we anticipate will be integrated with our on-line portal, satyamonline.com. We will receive a commission for the use of the payment gateway by consumers.

 Corporate Network and Technology Services

   We offer a comprehensive suite of technology products and network-based services that provide our corporate customers with end-to-end Internet and private network access. Our products and services enable our corporate customers to offer a full range of business-to-business and electronic commerce-related services.

   Our business services consist of the following:

   Internet Access. We offer dial-up Internet access as well as a variety of dedicated Internet access solutions which provide high-speed continuous access to the Internet. Our dedicated Internet access services are provided to corporate customers at speeds ranging from 28 Kbps to 128 Kbps. Our Venture 500 Plan provides dial-up access to the Internet tailored to corporate customers requiring multiple e-mail identifications and includes our 24-hour-a-day, seven-day-a-week customer service. A corporate customer which is within local dialing range of one of our points of presence can access our services with a local telephone call. We also offer an international roaming service which caters to business executives who travel outside of India. Our principal Internet access options for corporate customers include:

   Service           Summary Description                     Pricing
   -------           -------------------                     -------
 Leased Line Dedicated high speed Internet
             access at up to 64 Kbps              Rs.500,000 ($11,471) annually
 ISDN        Dedicated high speed Internet
             access at up to 128 Kbps             Rs.350,000 ($8,029) annually
 PSTN        Dedicated Internet access at up to
             28.8 Kbps                            Rs.180,000 ($4,129) annually
 NetName     Domain name registration             Rs.5,000 ($115)
 NetWorld    25 hours of Internet access over a
             12-month period while  roaming
             outside India                        Rs.7,000 ($161)
 NetMail     Additional e-mail capability
             without Internet access              Rs.2,000 ($46)

   Private Network Services. We offer a wide variety of private network services for our small to large corporate customers. Many companies today in India have established private data communication networks, which are often referred to as wide area networks, or WANs, and built on expensive leased lines, to transfer proprietary data between office locations. We were the first company in India to offer a cost-effective replacement alternative to WANs using virtual private networks which provide secure transmission of data using Internet protocol over our private network infrastructure. Virtual private network products, often in combination with a website, are also the basis for offering intranet and extranet services. Intranets are corporate networks that rely on Internet-based technologies to provide secure links between corporate offices and secure access to company data. Extranets expand the network to selected business partners through secure links on the Internet. We also allow a company to outsource all of its WAN requirements to us. Our virtual private network solutions offer internetworking without the wait periods created when obtaining these services from the government provider. Our nationwide Lotus Notes management system provides the software and framework for our customers to utilize their private network systems to interlink their offices and exchange information. We also support the Microsoft Exchange messaging system.

   We are the exclusive network partner to UUNet Technologies in India, and provide the India portion of UUNet Technologies' global network. Through our partnership, we provide the ability for UUNet Technologies' customers traveling in India to connect to their corporate network and systems resources using the Internet. We offer Internet access through a local phone call in all locations in India serviced by our network points of presence. Our service allows Internet connectivity from India without incurring international telephone charges. For providing our network services, we receive a portion of the fees paid by UUNet Technologies' customers to UUNet Technologies when using its service in India.

   Business-to-Business Commerce Solutions. We deliver complete electronic data interchange, or EDI, and business-to-business electronic commerce solutions to our corporate customers through our relationships with key vendors of Internet-related hardware, software and services. Our EDI solutions provide supply chain integration and help coordinate the manufacturing and distribution process for our corporate customers. Our electronic commerce solutions enable business-to-business electronic commerce over our network or the Internet. We have an exclusive agreement with Sterling Commerce to provide their EDI and electronic commerce software and systems in India. These products include:

   . The CONNECT product line that provides the software infrastructure for moving and managing information inside and outside the enterprise;


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

   . The COMMERCE product line that provides value-added services to help customers build, manage, and service global commerce business communities;

   . The GENTRAN product line that provides software for the integration of business processes and the automation of business transactions; and

   . EC Managed Services which offer businesses a full range of electronic commerce outsourcing services and consulting solutions.

   Web-based Solutions. We provide comprehensive website design, development, implementation and hosting services. Since April 1998, we have developed over 700 websites which we believe makes us one of the largest website developers in India. Our customers' websites range from basic informational sites to complex interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. Our interactive development capabilities utilize tools such as Hypertext Markup Language, or HTML, Virtual Reality Markup Language, or VRML, computer animation, composting and motion capture. We have a dedicated team of design and development personnel who are available for large-scale web development projects. We have a long-term exclusive agreement with Open Market to provide their electronic commerce products and services in India. These products include:

   . web-based Internet catalogs with database capabilities of various sizes;

   . Internet publishing software;

   . a transaction engine that enables an organization to conduct commerce over the Internet; and

   . a payment gateway to facilitate commerce services to other service providers or merchants.

   We also offer web hosting accounts for companies and other organizations that wish to create their own websites without maintaining their own web servers and Internet connections. Our web hosting services feature state-of-the-art web servers for high speed and reliability, high capacity connections to the Internet and specialized customer support and security features. We also offer co-location services for customers who prefer to own their servers, but require the high performance and reliability of our Internet data center. Co-location customers are typically larger enterprises employing more sophisticated Internet hardware and software and having the expertise to maintain their websites and related equipment.

Strategic Vendor Partnerships

   We maintain a number of strategic relationships with key vendors of Internet-related hardware, software and services. Several of these relationships are exclusive to us in India, subject in some cases to minimum sales thresholds. These relationships result in two significant benefits. First, they provide us with the ability to offer valuable products and services exclusively to our customers in India. In addition, these relationships help us market our services by providing us with access to our partners' customer bases. Our network and related services are focused on meeting the needs of corporate customers, particularly in manufacturing and service organizations, which have a need to coordinate their activities with satellite operations such as dealers, distributors, agents and suppliers.

   Our key partners are as follows:

   UUNet Technologies. UUNet Technologies, a unit of MCI Worldcom, is a world-wide provider of data services. We are the exclusive network partner to UUNet Technologies in India, acting as the access gateway to its global network from India. UUNet Technologies network business operates, manages and maintains a global value-added enhanced data network. In April 1997, we entered into a three-year agreement with Compuserve Network Services, the predecessor of UUNet Technologies, pursuant to which each party provides dial-up access services that are sent to the other party via an international network connection. Each party surcharges its customers for traffic originated on the other party's network, bills and collects the amount of such surcharge and remits a portion thereof to the other party. The cost of the leased line connection between our network and

UUNet Technologies network is shared between the parties, and each party's proprietary rights remain the sole and exclusive property of that party. Our agreement with UUNet Technologies automatically renews at the end of the initial term and each subsequent term for a period of one year provided there is no default and the parties have satisfied their respective monetary obligations, subject to each party's right to elect not to renew the agreement by providing written notice to the other party at least six months prior to the end of the initial or any succeeding term.

   Sterling Commerce. Sterling Commerce is a leader in the market for business-to-business electronic commerce software, including communications software, electronic data interchange, or EDI, software and banking systems software. In February 1997, we entered into a five-year agreement with Sterling Commerce pursuant to which Sterling Commerce granted to us the exclusive right in India, subject to minimum sales thresholds, to market, provide, sublicense, install, facilitate, maintain and support the electronic commerce network services, support services and other products developed by Sterling Commerce. We pay to Sterling Commerce an annual maintenance fee and a percentage of invoiced charges for Sterling Commerce's products purchased by our customers. We also paid a license fee to Sterling Commerce in 1997. The license permits us to use specified proprietary information, as well as trademarks, service marks and tradenames, of Sterling Commerce in connection with advertising, promoting and marketing Sterling Commerce's products in India. Our agreement with Sterling Commerce terminates in 2002 provided that the parties may agree to renew the term within 30 days of the end of the term, subject to Sterling Commerce's right to terminate the agreement if we fail to meet any annual sales threshold. To date, we have met all sales thresholds under our agreement with Sterling Commerce.

   Open Market. Open Market is a leading platform provider for Internet commerce worldwide. In June 1997, we entered into a two-year distribution agreement with Open Market pursuant to which Open Market made us its exclusive distributor in India of some of its Internet commerce software products, provided we continue to meet minimum sales thresholds. We purchase copies of software from Open Market which we resell to our customers. Open Market pays us a referral fee for software sold to our customers which is not covered by the agreement. Open Market has granted us a license to use specified proprietary information and trademarks in connection with our marketing of Open Market software. Our agreement with Open Market automatically renewed on an exclusive basis at the end of the initial term through September 2000 and will automatically renew at the end of each subsequent term provided we continue to meet minimum sales thresholds, subject to each party's right to elect not to renew by providing written notice to the other party. Any such additional extension may be on an exclusive or non-exclusive basis depending on whether we continue to meet minimum sales thresholds. Open Market may terminate the agreement if we fail to meet the minimum sales thresholds.

Customer Service and Technical Support

   We believe that excellent customer support is critical to our success in attracting and retaining subscribers. We currently provide customer service and technical support via a local telephone call in all 34 cities in which we have points of presence. Subscribers can also e-mail their questions directly to a customer service and technical support address at our company.

   Our customer service and technical support staff handles all questions regarding a subscriber's account and the provision of our services and is available 24-hours-a-day, seven-days-a-week. As of November 30, 1999, we had approximately 175 customer service and technical support employees.

Corporate Customers

   We have established a diversified base of corporate customers in a variety of data intensive industries, including financial services, publishing, retail, shipping and manufacturing. Our corporate customer base has grown to over 350 customers. Our largest corporate customers based on revenue for the six months ended December 31, 1999 include Amtrex Hitachi Appliances Ltd., Aramex Couriers, Carborundum Universal Ltd.,

CDC Advisors Private Limited, Computer Associates India Pvt. Ltd., ECGC, ESPN Software India Pvt. Ltd., GE Capital Services, India, GMR Vasavi Group, Gray Cell, Hutchison Corporate Access, IBP Co. Limited, ITC Bhadrachalam Paperboards Limited, Patel Roadways Limited, Philips India Limited, SEEC Technologies Asia Pvt. Ltd., Stock Holding Corporation Of India Limited, Tata McGraw Hill Publishing Company, Tata Telecom Limited and Toyota Kirloskar Motor Pvt. Ltd. The customers listed above accounted for approximately 25%, with no single customer accounting for more than 10%, of our revenues in the nine months ended December 31, 1999.

Sales and Marketing

   Consumer Offerings. A key element of our business strategy is to increase our brand awareness and market penetration among consumers through a number of means including:

   . an expanded advertising campaign focused primarily on print advertising combined with a modest amount of television and radio advertising;

   .direct mail; and

   .free software to consumers who become subscribers.

In addition, we intend to establish cybercafes under the Satyam Online brand name, and to enter into relationships with independent cybercafes to co-brand our websites with their businesses, in order to expand access to our portal and websites by consumers who do not own a personal computer or have Internet access at home. We are also developing programs with Indian schools and universities to provide Internet access to Satyam Online websites. For example, we recently announced a collaboration with Indira Gandhi National Open University to make trial Internet access available to 70,000 students of the School of Information and Computer Science. Under this program, participating students pay a reduced rate for 20 hours of Internet access during off-peak hours. As of June 30 and September 30, 1999, students under this program constituted approximately 5,000 of our subscribers, and as of November 30, 1999, students under this program constituted approximately 7,000 of our subscribers. To increase Internet access and use of our websites by personal computer buyers, we have entered into arrangements with personal computer manufacturers and vendors, including Compaq and Hewlett-Packard, to have our Internet access software bundled with their computers.

   Corporate Offerings. The principal focus of our sales and marketing staff is existing and potential corporate customers. We seek to penetrate this market through trade publication ads, industry trade shows and seminars for the benefit of industry associations and potential customers. As of December 31, 1999, we had 535 employees, 301 of whom were dedicated to sales and marketing.

   We intend to hire approximately 120 new employees over the next year, most of whom will be hired into our sales, marketing and customer support teams. Each new point of presence which becomes operational will be staffed with between two and five sales and support personnel to call on potential corporate customers and service our existing customers.

Technology and Network Infrastructure

   We currently operate India's largest national Internet protocol private data network with points of presence in 34 cities. We own and operate our network facilities and customer service operations which gives us greater control over the utilization and quality of our network. We have designed and built our network using advanced technologies and equipment which allows us to continue to expand the geographic range of our network, integrate improved data processing technologies and enhance speed and capacity with little or no disruption to our customers.

   Geographic Coverage. Through our national network of points of presence, our consumer and business Internet access customers are able to access the Internet in 34 of the largest markets in India via a local phone call. A point of presence is commonly defined as the ability to access on-line services in a market through a local telephone call or local leased lines. We have backbone points of presence in Ahmedabad, Bangalore, Bombay (Mumbai), Calcutta, Cochin, Coimbatore, Delhi, Hyderbad, Lucknow, Ludhiana, Madras (Chennai) and Pune. These backbone points of presence, also called primary nodes, reside at the core of a larger Internet protocol network with a meshed topology architecture. We also have additional points of presence, or secondary nodes, in Belgaum, Bhopal, Bhubaneshwar, Chandigarh, Davengere, Goa, Hubli, Indore, Jaipur, Jamnagar, Jamshedpur, Mangalore, Nagpur, Pondicherry, Shimoga, Surat, Thiruvananthapuram, Tiruvalla, Vadodara, Varanasi, Vijayawada and Vishakapatnam. Each point of presence contains data communications equipment housed in a secure facility owned or leased by our company located near a Department of Telecommunications or Mahanagar Telephone Nigam Limited telephone switching station. Each point of presence contains a modem bank which receives and aggregates incoming calls from customers who access our system by modem connection through a local call on the public telephone system. Our larger corporate customers access the point of presence directly through leased lines. We plan to have points of presence in 40 cities by April 2000.

   Network Architecture. We ensure network reliability through several methods and have invested in proven technologies. We use Cisco routers to route traffic between nodes and an IGX WAN switch to terminate traffic. The routers and WAN switches are interconnected using a high speed interface. Our applications and network verification servers are manufactured by Hewlett-Packard.

   The primary nodes on the backbone network are connected by up to 2 Mbps high speed fiber optic lines that we lease from the Department of Telecommunications. The secondary nodes are connected by multiple 64 Kbps leased fiber optic lines. Each node is accessible from at least two other nodes, allowing us to reroute traffic. We minimize the possibility that system failures do not interrupt service by automatically activating an ISDN dial-up on the backbone network in the event any segment goes down. We reduce our exposure to failures on the local loop by usually locating our points of presence within one segment of the central telephone exchange. To further assure our network integrity, we are installing fiber optic connections directly from each of our primary nodes to the central exchange.

   We connect to the international Internet through international gateways in Bangalore, Calcutta, Delhi, Bombay (Mumbai), Hyderabad and Madras (Chennai). We currently use international gateways operated by VSNL, the government-controlled provider of international telecommunications services in India. We have applied to the government of India for approval to establish our own international gateways to the Internet by purchasing or leasing satellite earth stations and related satellite transponder capacity. As of February 1, 2000, we had not yet received this approval from the government of India.

   In addition to a fundamental emphasis on reliability, our network design philosophy has focused on compatibility, interoperability and scalability. At each level of data transmission, our network is fully compliant with ISO standards. We use ethernet and Internet protocols to transmit data, thus ensuring that our network is completely interoperable with other networks and systems and that we may port any application onto our network. The modular design of our network is fully scalable, allowing us to expand without changing the network design or architecture, thus ensuring little or no service disruption. Finally, we recently deployed Cisco ATM switches on six points of presence along our network. These ATM switches allow us to allocate our existing capacity more efficiently by offering frame relay and dedicated bandwidth.

   Network Operations Center. We maintain a network operation center located in Madras (Chennai) and a back-up data facility in Bombay (Mumbai). This facility houses our central network servers as well as our network staff which monitors network traffic, service quality and equipment at all our points of presence to ensure a reliable Internet service. Our network operations center is staffed 24-hours-a-day, seven-days-a-week. We have backup power generators and software and hardware systems designed to prevent network downtime in the event of system failures. In the future, we may add additional facilities to supplement or add redundancy to our current network monitoring capability.

Competition

   General. We face competition in each of our markets and expect that this competition will intensify as the market in India for Internet service provider services, on-line content and corporate network services and technology products develops and expands. We compete primarily on the basis of service, reliability and customer support. Price and ease of use are also competitive factors.

   Internet Access Services. Our principal competitor is VSNL, the government-controlled telecom provider. VSNL currently has significantly more subscribers than we do because private companies, such as our company, were not permitted to enter the Internet service provider market until November 1998. As of November 30, 1999, 175 private parties, other than our company, have been granted licenses to operate Internet service providers, 25 of which permit operation on a national basis in the same manner that we are allowed under our license. Two companies, Mantra Online and ETH, have launched private national Internet service provider services as of November 30, 1999. We expect other competitors to emerge in the future. We also expected prices to fall as more competitors enter the market, although we also anticipate that bandwidth and other costs will continue to decline as well. Further, we believe that it is inevitable that the large, foreign providers of Internet service provider services will eventually attempt to enter the Indian market through local joint ventures or other means. Indian law currently limits foreign ownership of an Internet service provider to 49%.

   In addition, we could face competition from companies that develop new and innovative techniques to access the Internet. Although growing rapidly, International Data Corporation estimates that India had an installed base of only approximately 1.9 million personal computers in 1998. Technology which permits a connection to the Internet through alternative, less capital intensive means is likely to be attractive to Indian consumers. A number of companies, including several collaborating with our company, are planning alternative Internet access devices, such as set-top boxes for televisions, to create demand for Internet services in excess of that which could be supported by the installed base of personal computers. The provider who develops this technology is likely to have a significant advantage in the marketplace.

   On-line Portal. There are several other companies in India that have developed websites, including rediff.com and others, designed to act as Internet portals. These sites currently have greater traffic than our site and offer some features that we do not. Further, the dominant Internet portals continue to be the on-line services and search engine companies based in the United States, such as America Online, Microsoft Network, Yahoo!, Excite@Home, Infoseek and Lycos. These companies have been developing specially branded or co-branded products designed for audiences in specific markets. Although none of these companies has developed a product designed for India yet, we believe one or more of them is likely to do so, creating a new source of competition.

   Corporate Network and Technology Services. Our competitors for many private network services include government services, companies that have built and operate their own private data networks, satellite communications agencies such as Hughes, Comsat, HCL Comnet and Bharti BT, and terrestrial network providers such as Sprint RPG (a joint venture between Sprint and RPG Group), Wipro Communications Services and Global Electronic Commerce Services.

   Many of our existing or potential competitors enjoy substantial competitive advantages compared to our company, including:

   . the ability to offer a wider array of services;

   . larger production and technical staffs;

   . greater name recognition and larger marketing budgets and resources;

   . larger subscriber bases; and

   . substantially greater financial, technical and other resources.

   To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products and services, as well as our sales and marketing channels. Increased competition could result in loss of market share, reduced prices or reduced margins, any of which could adversely affect our business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services.

Intellectual Property

   Our intellectual property rights are important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. We require employees, independent contractors and, when possible, suppliers to enter into confidentiality agreements upon the commencement of their relationships with our company. These agreements generally provide that confidential information developed or made known during the course of a relationship with our company be kept confidential.

   Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect proprietary rights to the same extent as laws in the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. For example, Indian statutory law does not protect service marks. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

   We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our website or other product or service offerings overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and be forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all.

   We also rely on a variety of technologies that are licensed from third parties, including UUNet Technologies, Sterling Commerce and Open Market. The software developed by these and other companies is used in the satyamonline.com website to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future. The loss of any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed. Any such delays could materially adversely affect our business, results of operations and financial condition.

   The trademark "Satyam" is owned by Satyam Computer Services, our parent company, and licensed to our company for so long as Satyam Computer Services continues to own at least 51% of our company. Upon the occurrence of a change of control in our company, however, Satyam Computer Services may terminate our license to use the "Satyam" trademark on two years prior written notice. We have filed trademark applications for "Satyam Online," "Satyam:Net" and "satyamonline.com" in India. These applications are currently pending, and we plan to file applications for these marks in the United States. IndiaWorld Communications is involved in a potential trademark dispute in the United States. Please see "Risk Factors--IndiaWorld Communications is engaged in a trademark dispute with a company based in the United States and that dispute, if resolved unfavorably, could diminish the value of the business we are acquiring, impose costs on us or have other undesirable effects."

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

Government Regulation

   Our business is subject to comprehensive regulation by the Ministry of Communications through the Telecom Commission and the Department of Telecommunications pursuant to the provisions of the Indian Telegraph Act of 1885, or Telegraph Act, the India Wireless Telegraphy Act, 1933, or Wireless Act, and the terms of the Internet service provider license agreement we entered into with the Department of Telecommunications under which we operate. Pursuant to the Telegraph Act, the provision of any telecommunications services in India requires a license from the government of India, obtained through the Department of Telecommunications. While the Telegraph Act sets the legal framework for regulation of the telecommunications sector and the Wireless Act regulates the possession of wireless telegraphy equipment, much of the supervision and regulation of our company is implemented more informally through the general administrative powers of the Department of Telecommunications, including those reserved to the Department of Telecommunications and other governmental agencies under our license.

   In March 1997, the government of India established the Telecom Regulatory Authority, an independent regulatory authority under the provisions of the Telecom Regulatory Authority of India Act. The Telecom Regulatory Authority is an autonomous body consisting of a chairperson and at least two and not more than four members, and has primary responsibility for the following:

   . facilitating competition and promoting efficiency;

   . protecting the interests of consumers;

   . regulating revenue sharing among service providers;

   . ensuring compliance with license conditions;

   . setting and ensuring compliance with the time period applicable to service providers for providing local and long-distance telecommunications lines;

   . ensuring technical compatibility and effective interconnectivity among different service providers;

   . settling differences between service providers;

   . advising the government of India on matters relating to the development of the telecommunications industry; and

   . ensuring effective compliance with universal service obligations.

   The Telecom Regulatory Authority also has the authority to, from time to time, set the rates at which domestic and international telecommunications services are provided in India. The Telecom Regulatory Authority does not have authority to grant licenses to service providers or renew licenses, functions which remain with the Department of Telecommunications. The Telecom Regulatory Authority, however, has the following powers:

   . to call on service providers to furnish information relating to their operations;

   . to appoint persons to make official inquiries;

   . to inspect the books of service providers; and

   . to issue directives to service providers to ensure their proper functioning.

Failure to follow Telecom Regulatory Authority directives may lead to the imposition of fines. Decisions of the Telecom Regulatory Authority may be appealed to High Courts in India.

   The authority of the Telecom Regulatory Authority has been the subject of recent litigation, particularly with respect to its role in introducing new telecommunications licensees and the scope of its authority to settle disputes regarding the grant by the Department of Telecommunications of telecommunications licenses. The Delhi High Court has held that the authority of the Department of Telecommunications to issue or amend licenses is not subject to any prior recommendations of the Telecom Regulatory Authority, and that any such recommendations are not mandatory. In addition, the Delhi High Court determined that the Telecom Regulatory Authority does not have jurisdiction to decide disputes regarding the grant or amendment of a Department of Telecommunications license. The government of India has formulated the New Telecom Policy, 1999, or NTP. The NTP was cleared by the Union Cabinet in March 1999 and contemplates a new regime for the telecom operators, a larger role for the Telecom Regulatory Authority, a restructuring of the Department of Telecommunications and opening up of the market for long-distance calls.

   We began offering Internet access services on November 22, 1998, and we operate 34 Internet access nodes. In November 1998, the government of India opened the Internet service provider market to private competition, and the Department of Telecommunications instituted a mandatory license requirement for the provision of Internet services. We entered into a license agreement with the Department of Telecommunications on November 12, 1998 with effect on the same day, under which we were granted a license to provide national Internet services on a non-exclusive basis. The terms of our license are generally consistent with the policy for licensing Internet service providers. The term of our license is 15 years. Our license can be revoked by the Department of Telecommunications if we breach the terms and conditions of the license. The Department of Telecommunications retains the right to take over our network and to modify, revoke, terminate or suspend the terms and conditions of the license at any time if, in its opinion, it is necessary or expedient to do so in the interest of general public, or for the proper operation of the telecommunications sector or for security considerations. The Department of Telecommunications also retains the right to review the terms of our license based on changes in national telecommunications policy. We are not allowed to assign or transfer our rights under our license without the prior written consent of the Department of Telecommunications. The license provides that the total foreign equity in our company may not, at any time, exceed 49% of our total equity. Telephony on the Internet is not permitted in India, and the license requires us to take measures to ban carriage of telephone traffic over the Internet. Our license also requires us to ensure that objectionable, obscene and unauthorized content, or any other content, messages or communications infringing copyrights, intellectual property rights and domestic and international cyberlaws or which is inconsistent with the laws of India, is not carried on our network. Although under the terms of our license we are free to fix the prices we charge our subscribers, the Telecom Regulatory Authority may set prices for the provision of Internet access services generally. We are permitted to use encryption to safeguard information transmitted over our network. However, if we use a higher level of encryption than that specified by the government of India, our license requires us to deposit a set of keys with the government of India. License fees are waived through October 31, 2003, and a nominal license fee of Rs.1 per annum is payable from November 1, 2003. Our obligations under the license are secured by a performance bank guarantee in the amount of Rs.20.0 million ($0.5 million).

   We may be required to import into India computer hardware and Internet related software purchased from foreign manufacturers for business purposes. These imports will be subject to the Export and Import Policy as declared by the Ministry of Commerce. At the time of import, we will be required to pay a customs duty pursuant to the Customs Tariff Act, 1975.

   Foreign investors may wish to invest in our securities. For information regarding restrictions on foreign investment in our company, please see "Restrictions on Foreign Ownership of Indian Securities."

Employees

   As of December 31, 1999, we had 535 employees. We currently anticipate hiring an additional 120 employees, most of whom will be hired into our sales and marketing and technical support and customer care teams, over the next year. Of our current employees, 48 are administrative, 301 form our sales and marketing staffs and 186 are dedicated to technical support and customer care. None of our employees are represented by a union. We believe that our relationship with our employees is good.

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

Facilities

   Our approximately 15,000 square foot corporate headquarters are located in Madras (Chennai), India. We also have additional facilities located in Ahmedabad, Bangalore, Belgaum, Bhopal, Bombay (Mumbai), Bhubaneshwar, Calcutta, Chandigarh, Cochin, Coimbatore, Davengere, Delhi, Goa, Hubli, Hyderabad, Indore, Jaipur, Jamnagar, Jamshedpur, Lucknow, Ludhiana, Madras (Chennai), Mangalore, Nagpur, Pondicherry, Pune, Shimoga, Surat, Thiruvananthapuram, Tiruvalla, Vadodara, Varanasi, Vijayawada and Vishakapatnam aggregating approximately 64,000 square feet. As we expand our operations, we anticipate leasing additional facilities in each city in which we develop a point of presence. We lease all of our current facilities under leases with terms ranging from 33 months to nine years.

Legal Proceeding

   As of the date of this prospectus, Satyam Infoway is not a party to any material legal proceedings. Please see "Risk Factors--IndiaWorld Communications is engaged in a trademark dispute with a company based in the United States and that dispute, if resolved unfavorably, could diminish the value of the business we are acquiring, impose costs on us or have other undesirable effects " for a description of a dispute to which IndiaWorld Communications is a party and related indemnification arrangements.

                                   MANAGEMENT

   The following table sets forth the name and, as of December 31, 1999, age and position of each director and executive officer of our company.

     Name                          Age Position
     ----                          --- --------
     R. Ramaraj (1)..............  50  Chief Executive Officer and Director
     T.R. Santhanakrishnan.......  42  Chief Financial Officer
     A. Srinivasagopalan.........  55  Senior Vice President
     George A. Ajit..............  40  Vice President, Human Resources
                                       Vice President, Electronic Commerce
     Lalit Bhojwani..............  44  Business
     Padma Chandrasekaran........  39  Vice President, On-line Business
     Rustom Irani................  38  Vice President, Technology
     V.V. Kannan.................  41  Vice President, Cyber Cafes
     Pradeep Lakshmanan..........  51  Vice President, Internet Sales
     N. Shekhar..................  45  Vice President, Web Services
     Rahul Swarup................  40  Vice President, Technology
     T. Suresh Kumar.............  46  General Manager, Network Control Group
     K. Thiagarajan..............  33  General Manager, Finance
     B. Ramalinga Raju (1)(2)....  44  Chairman of the Board of Directors
     Pranab Barua................  46  Director
     T.H. Chowdary...............  68  Director
     Donald Peck (2).............  47  Director
     C. Srinivasa Raju...........  38  Director
     S. Srinivasan (1)(2)........  65  Director

--------
(1)Member of the Compensation Committee.
(2)Member of the Audit Committee.

   R. Ramaraj has served as Chief Executive Officer of our company since April 1998. Mr. Ramaraj has served as a Director since August 1996, prior to which he served as an advisor to our company since June 1996. From 1992 to 1996, Mr. Ramaraj served as a Director of Sterling Cellular Limited, a mobile telephone company based in India. Mr. Ramaraj is a Director of Universal Print Systems Ltd., a publicly held printing company based in India. Mr. Ramaraj received a B.Tech from Madras University and a P.G.D.M. from IIM Calcutta.

   T.R. Santhanakrishnan has served as Chief Financial Officer of our company since September 1999. From 1997 to 1999, Mr. Santhanakrishnan was Executive Vice President, Finance of Sanmar Engineering Corporation. From 1990 to 1997, he served in a senior financial position for Royal Dutch/Shell Oil Company. Mr. Santhankrishnan received a degree in Commerce from the University of Madras and is a member of the Institute of Chartered Accountants of India and the Institute of Cost and Works Accountants of India.

   A. Srinivasagopalan has served as Senior Vice President of our company since February 1996. From 1993 to 1995, Mr. Srinivasagopalan held various management positions with Abu Dhabi National Oil Co., an oil company based in the Middle East. Mr. Srinivasagopalan received a B.E. from Madras University and a P.G.D.M. from IIM Ahmedabad.

   George A. Ajit has served as Vice President, Human Resources of our company since May 1999. From 1998 to 1999, Mr. Ajit was Vice President, Human Resources of Mobil India, an oil company. From 1996 to 1998, Mr. Ajit was General Manager, Human Resources, of Mahindra Holidays and Resorts. From 1994 to 1996, Mr. Ajit was Deputy General Manager, BioProducts Division of E.I.D. Parry, a manufacturing company.

   Lalit Bhojwani has served as Vice President, Electronic Commerce Business of our company since July 1999. From 1997 to 1999, Mr. Bhojwani was Vice President of Sales of DSS Mobile Communications Limited, a telecommunications company. Mr. Bhojwani received a B.E. degree from Mumbai University and a P.G.D.B.M. from IIM, Ahmedabad.

   Padma Chandrasekaran has served as Vice President, On-line Business of our company since March 1996. From June 1995 to February 1996, Ms. Chandrasekaran was General Manager, Business Development of ELNET Technologies, a messaging company based in India. From 1993 to February 1994, she was Group Business Manager of ICIM, Mumbai, a computer hardware company based in India. Ms. Chandrasekaran received a B.Sc. in Statistics from Calcutta University, a P.G.D.M. from IIM Ahmedabad and an MBA in Telecommunications Management from the University of San Francisco.

   Rustom Irani has served as Vice President, Technology of our company since December 1999. From August 1999 to December 1999, Mr. Irani was Vice President, Technology and Chief Information Officer of GE Capital International Services, Hyderabad. From 1987 to August 1999, Mr. Irani was Vice President, Technology of Citibank N.A.

   V.V. Kannan has served as Vice President, Cyber Cafes of our company since July 1999. From 1996 to 1999, Mr. Kannan was Vice President, Marketing of G.M. Pens International Limited, a manufacturing company. From 1995 to 1996, he was Vice President, Retail Sales of Real Value Marketing Sales Limited, and from 1992 to 1995, he was Marketing Manager of ITC Agri Business Division, a manufacturing company. Mr. Kannan received a B.E. from Madras University and a P.G.D.M. from IIM Calcutta.

   Pradeep Lakshmanan has served as Vice President, Internet Sales of our company since September 1998. From 1997 to 1998, Mr. Lakshmanan was Associate Vice President of Amco Batteries Ltd., a battery manufacturing company based in India. From 1991 to 1997, Mr. Lakshmanan was General Manager of Berger Paints Limited, an international paint manufacturing company based in India. Mr. Lakshmanan received B.Sc. in Chemical Engineering from Trichur Engineering College.

   N. Shekhar has served as Vice President, Web Services of our company since July 1999. From 1995 to 1999, Mr. Shekhar was Chief Executive Officer of SSA India Private Limited, a global enterprise resource planning company. Mr. Shekhar received a B.E. from Bangalore University, an M.S. from the University of Texas and an M.B.A. from San Jose State University.

   Rahul Swarup has served as Vice President, Technology of our company since September 1999. From 1989 to 1999, Mr. Swarup was Vice President of Citicorp Global Technology Infrastructure. Mr. Swarup received a B.E. in Electrical Engineering from Indian Institute of Technology, Kanpur.

   T. Suresh Kumar has served as General Manager, Network Control Group of our company since March 1999. From 1996 to 1999, Mr. Kumar was Corporate Manager, Information Services of Compaq Computer Technologies, India Ltd., a technology company. From 1994 to 1996, he was Senior Manager of W.S. Telesystems Ltd., a manufacturing company. Mr. Kumar received a B.E. degree from Madras University.

   K. Thiagarajan has served as General Manager, Finance of our company since October 1997. From 1990 to 1997, Mr. Thiagarajan was Chief Financial Officer of Coromandel Garments Limited, an export garment manufacturing company owned by the House of Tata. Mr. Thiagarajan received a B.Com from Loyola College of Madras and is a member of the Institute of Chartered Accountants of India and the Institute of Cost and Works Accountants of India.

   B. Ramalinga Raju is a co-founder of our company and has served as a Director since 1995. Mr. B. Ramalinga Raju has served as the Chairman of the Board of Directors since January 1996. Mr. B. Ramalinga Raju was the Chief Executive Officer of Samrat Spinners Limited, a spinning mill, until 1995. Mr.
B. Ramalinga Raju is the Chief Executive Officer of Satyam Computer Services and is a Director of Satyam Computer Services, Satyam Renaissance Consulting Limited, Satyam Spark Solutions Limited, Gouthami Power Limited, Samrat Spinners Limited and Maytas Infra Limited. Mr. B. Ramalinga Raju received an M.B.A. in Business Management from Ohio State University.

   Pranab Barua has served as a Director of Satyam Infoway since April 1999. Mr. Barua has been Chief Executive Officer of Reckitt & Coleman of India Ltd., a toiletries manufacturing company, and Regional Director of Reckitt & Coleman, South Asia since July 1998. Prior to that, Mr. Barua served in various management positions at Brooke Bond India Ltd.

   T.H. Chowdary has served as a Director of our company since February 1996. Mr. Chowdary is a Director of Renaissance Technologies Limited, a software company based in India. Mr. Chowdary retired as the Chief Executive Officer of VSNL, the government-controlled provider of international telecommunications services in India, in 1987.

   Donald Peck has served as a Director of Satyam Infoway since March 1999. Mr. Peck has been with Commonwealth Development Corporation, a UK-based institution investing in developing markets, since 1991. He has been based in India since 1995, initially as head of International Venture Capital Management, or IVCM, and since April 1998 as Chief Executive Officer of CDC Advisors Private Limited, a Commonwealth Development Corporation subsidiary providing advisory services to IVCM. Mr. Peck received a PhD in Latin American Economic History from Oxford University.

   C. Srinivasa Raju has served as a Director of our company since February 1996. From 1994 to 1995, Mr. C. Srinivasa Raju was Chief Executive Officer of Dun & Bradstreet Satyam Software Limited, a software services company based in India. Mr. C. Srinivasa Raju is a Director of Satyam Computer Services, Satyam Renaissance Consulting Limited and Satyam Enterprise Solutions Limited. Mr. C. Srinivasa Raju received an M.S. from Utah State University.

   S. Srinivasan has served as a Director of our company since February 1996. From 1989 to 1995, Mr. Srinivasan was Chief Executive Officer of AT&T India Limited. Mr. Srinivasan received a BE in Engineering and a PG in Management from Madras University.

New Officer Appointment

   We recently announced that Mr. George Zacharias would become President and Chief Operating Officer of our company. Mr. Zacharias is presently the President of Madura Garments, a clothing manufacturer. We expect that he will commence his employment with us on March 1, 2000. Prior to joining Madura Garments in May 1997, Mr. Zacharias was the Vice President--Marketing, Consumer Thread, of Madura Coats. From February 1994 to March 1995 he was Marketing Director, Coats Tootal Lanks, a subsidiary of Coats Viyella Plc., UK. Mr. Zacharias received a B. Tech from Nagpur University in 1980 and a PGDBM from XLRI, Jarnshedpur in 1982.

Board Composition

   Our Articles of Association set the minimum number of directors at two and the maximum number of directors at 12. We currently have seven directors. The Companies Act and our Articles of Association require the following:

   . at least two-thirds of our directors shall be subject to re-election by our shareholders; and

   . at least one-third of our directors who are subject to re-election shall be up for re-election at each annual meeting of our shareholders.

   Our Articles of Association provide that B. Ramalinga Raju shall be a permanent director not subject to re-election. Our Articles of Association also provide that South Asia Regional Fund, or SARF, is entitled to nominate one director as long as it continues to own at least 7.5% of the issued ordinary share capital of our company. B. Ramalinga Raju and C. Srinivasa Raju are brothers-in-law. There are no other family relationships between any of the directors or executive officers of our company.

   On February 5, 1999, we entered into a Share Subscription and Shareholders' Agreement, or Shareholders' Agreement, with Satyam Computer Services, South Asia Regional Fund, or SARF, and Mr. B. Ramalinga Raju, the Chairman of our Board of Directors, which was subsequently amended effective September 14, 1999. The Shareholders' Agreement provides, among other things, that:

   . so long as SARF owns at least 5.0% of our issued ordinary share capital, it is entitled to nominate one director to our Board of Directors;

   . so long as Satyam Computer Services owns at least 50.1% of our issued ordinary share capital, it is entitled to nominate four directors to our Board of Directors; and

   . a quorum for a meeting of our Board of Directors shall be no less than three directors.

SARF's current nominee to our Board of Directors is Mr. Peck. Satyam Computer Services' current nominees to our Board of Directors are Messrs. Ramaraj, B. Ramalinga Raju, T.H. Chowdary and C. Srinivasa Raju.

Board Committees

   The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of the Audit Committee are Messrs. B. Ramalinga Raju, Srinivasan and Peck.

   The Compensation Committee of the Board of Directors determines the salaries, benefits and stock option grants for our employees, consultants, directors and other individuals compensated by our company. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are Messrs. B. Ramalinga Raju, Ramaraj and Srinivasan.

Director Compensation

   Our Articles of Association provide that each of our directors receives a sitting fee not exceeding Rs.200 for every Board and Committee meeting. In fiscal 1999, we did not pay any fees to our non-employee directors. Mr. Ramaraj, who is employed as our Chief Executive Officer, does not receive any additional compensation for his service on our Board of Directors. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board and Committee meetings.

Employment, Severance And Other Agreements

   On May 18, 1998, our Board of Directors appointed Mr. Ramaraj as Chief Executive Officer of Satyam Infoway for a term of five years effective April 1, 1998. Mr. Ramaraj's appointment as Chief Executive Officer was approved by our shareholders as required under the Companies Act on July 3, 1998. Pursuant to the terms of his appointment, Mr. Ramaraj receives a monthly salary of Rs.83,250 ($1,913). Mr. Ramaraj also receives medical, vacation and other benefits, including membership fees for up to two clubs.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to R. Ramaraj, our Chief Executive Officer, during the fiscal year ended March 31, 1999 for services rendered in all capacities to us during the fiscal year ended March 31, 1999. Mr. Ramaraj was appointed Chief Executive Officer of our company in April 1998. None of our other executive officers earned a combined salary and bonus in excess of $100,000 during any of the last three fiscal years. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses in fiscal 1999. The amounts in the following table are in dollars based on the noon buying rate of

Rs.43.51 per dollar on December 31, 1999. The total remuneration received by our officers and directors for their services to us for the fiscal year ended March 31, 1999 was approximately $105,554.

                                                                   Long-Term
                                                    Annual       Compensation
                                                 Compensation       Awards
                                                 ------------- -----------------
                                                               Shares Underlying
   Name and Principal Position                   Salary  Bonus      Options
   ---------------------------                   ------- ----- -----------------
   R. Ramaraj, Chief Executive Officer.......... $22,960  --          --

Option Grants In Last Year

   There were no option grants to our Chief Executive Officer during the fiscal year ended March 31, 1999. Of the 147,000 options granted to employees on September 28, 1999, 7,500 options with an exercise price of Rs.350 per equity share were granted to Mr. Ramaraj.

Fiscal Year-End Option Values

   Our Chief Executive Officer did not exercise or hold any options during the fiscal year ended March 31, 1999.

Employee Benefit Plans

   We have an Associates Stock Option Plan, or ASOP, which provides for the grant of options to employees of our company. The ASOP was approved by our Board of Directors and our shareholders in March 1999. A total of 825,000 equity shares were reserved for issuance under the ASOP. As of December 31, 1999, we had granted an aggregate of 225,000 options under the ASOP with a weighted average exercise price equal to approximately Rs.795 per equity share. An additional 74,020 options with an exercise price equal to Rs.5,904 ($135.45) per equity share were granted in January 2000.

   The ASOP is administered by the Compensation Committee of our Board of Directors. Pursuant to the provisions of the ASOP, the Satyam Infoway Associates Trust, or Trust, is allotted options to purchase our equity shares pursuant to resolutions passed at our general meetings. The Trust holds these options for and on behalf of our employees. The Compensation Committee makes recommendations to the Trust regarding employees who should be considered for option grants. On the recommendation of the Compensation Committee, the Trust will advise our company to transfer the options to identified employees, with the right to convert the issued options into our equity shares at the rates indicated in the options. The consideration for transfer of the options will be Rs.1 per option to be paid by the employee before transfer of the options.

   An employee holding options may apply for conversion of the options on a date specified therein which is referred to as the conversion date. The options are not transferable by an employee on or before the conversion date, except to the Trust should the employee cease to be an employee by reason of resignation, dismissal or termination of employment due to reasons of non-performance or otherwise. On exercise of the option, the employee submits a letter of conversion to the Trust for allotment of our equity shares in his or her name. The Trust collects the consideration for conversion arrived at as a product of number of options converted and the conversion price as reduced by the price of the options paid by the employee for the number of options converted by the employee. The equity shares transferred to the employee after conversion from options is the absolute property of the employee and will be held by the employee. Based on recent changes in government policy in India, we expect that participants in the ASOP will be able to receive ADSs upon exercise of their options.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our equity shares as of December 31, 1999, and as adjusted to reflect the sale of the ADSs offered hereby, by (1) each person or group of affiliated persons who is known by us to beneficially own 5% or more of the equity shares, (2) each director and our Chief Executive Officer and (3) all directors and executive officers as a group. The table gives effect to equity shares issuable within 60 days of December 31, 1999 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to equity shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all equity shares beneficially owned. Mr. B. Ramalinga Raju is the Chief Executive Officer, Chairman of the Board of Directors and a shareholder of Satyam Computer Services. Messrs. Satyam Ramnauth and Pierre Guy Noel, directors of International Venture Capital Management, which manages South Asia Regional Fund, exercise voting control and dispositive power over the equity shares owned by South Asia Regional Fund. Mr. Peck, a director of our company, is affiliated with South Asia Regional Fund.

                                           Equity Shares      Equity Shares
                                         Beneficially Owned Beneficially Owned
                                           Prior to this        After this
                                              Offering           Offering
                                         ------------------ ------------------
           Beneficial Owner                Number   Percent   Number   Percent
           ----------------              ---------- ------- ---------- -------
Satyam Computer Services Limited.......  12,529,800  57.5%  12,529,800  56.5
 Mayfair Centre, S P Road
 Secunderabad 500 003
 India
South Asia Regional Fund...............   3,600,000  16.5    3,600,000  16.2
 Les Cascades Building
 Edith Cavell Street
 Port Louis
 Mauritius
R. Ramaraj.............................     370,000   1.7      370,000   1.7
B. Ramalinga Raju......................         100    *           100    *
Pranab Barua...........................         --    --           --    --
T. H. Chowdary.........................         --    --           --    --
Donald Peck............................         --    --           --    --
C. Srinivasa Raju......................         --    --           --    --
S. Srinivasan..........................         --    --           --    --
All directors and executive officers as
 a group (19 persons)..................     370,100   1.7      370,100   1.7

--------
* Less than 1% of total.

                              CERTAIN TRANSACTIONS

   Satyam Computer Services is our parent company. In fiscal 1999 and the nine months ended December 31, 1999, we sold an aggregate of Rs.0.4 million (less than $0.1 million) and Rs.9.0 million ($0.2 million), respectively, in services to Satyam Computer Services and its affiliates. In fiscal 1998 and 1999 and the nine months ended December 31, 1999, we purchased an aggregate of Rs.1.4 million, Rs.3.0 million and Rs.4.1 million (less than $0.1 million), respectively, in software and services from Satyam Computer Services and its affiliates. In addition, we paid an aggregate of Rs.0.8 million in training and consulting fees to Satyam Computer Services in fiscal 1998. We believe that the foregoing transactions with Satyam Computer Services and its affiliates were on terms no less favorable to our company than could have been obtained from independent third parties.

   Since fiscal 1997, Satyam Computer Services had made advances of working capital to us. The aggregate of all advances we received from Satyam Computer Services in fiscal 1997, 1998 and 1999 were Rs.5.3 million, Rs.5.6 million and Rs.1.3 million (less than $0.1 million), respectively. As of the end of fiscal 1998 and 1999 and the nine months ended December 31, 1999, our balances payable to Satyam Computer Services were Rs.1.5 million, Rs.4.0 million (less than $0.1 million) and Rs.11.4 million ($0.3 million), respectively. In fiscal 1998, we repaid an aggregate of Rs.7.6 million through the issuance to Satyam Computer Services of an aggregate of 756,569 equity shares. In fiscal 1999, we repaid an aggregate of Rs.1.1 million through the issuance to Satyam Computer Services of an aggregate of 108,390 equity shares. As of the end of fiscal 1999 and the nine months ended December 31, 1999, we had a balance of Rs.0.2 million (less than $0.1 million) and Rs.0.3 million (less than $0.1 million), respectively, in receivables from affiliates of Satyam Computer Services. In fiscal 1998, we placed short-term deposits with Satyam Computer Services at a rate of 18% per annum for periods ranging from three to six months.

   On February 5, 1999, we entered into a Share Subscription and Shareholders' Agreement, or Shareholders' Agreement, with Satyam Computer Services, South Asia Regional Fund, or SARF, and Mr. B. Ramalinga Raju, the Chairman of our Board of Directors, which was subsequently amended effective September 14, 1999. Pursuant to the Shareholders' Agreement, Satyam Computer Services and SARF purchased 750,000 and 3,000,000, respectively, of our equity shares at a price equal to Rs.70 per equity share. The Shareholders' Agreement contains provisions regarding our directors and management. For additional information regarding how the Shareholders Agreement affects the compensation of our Board of Directors, please see "Management--Board Composition." The Shareholders' Agreement granted to SARF registration rights and, in the event of a sale of our equity shares by Satyam Computer Services, "tag-along" rights. The Shareholders' Agreement also grants to Satyam Computer Services and SARF warrants to purchase up to an aggregate of 750,000 of our equity shares. Upon the completion of our initial public offering, in October 1999, Satyam Computer Services and SARF exercised these warrants for an exercise price equal to approximately 67% of our initial public offering price, or $12.00 per share, and we issued an aggregate of 150,000 and 600,000 equity shares to Satyam Computer Services and SARF respectively upon exercise of these warrants. For additional information regarding these warrants, please see "Description of Equity Shares."

                          DESCRIPTION OF EQUITY SHARES

   The following are summaries of our Articles of Association and Memorandum of Association and the Companies Act which govern our affairs. Our Articles of Association provides that the regulations contained in Table "A' of the Companies Act apply to Satyam Infoway. We have filed complete copies of our Memorandum of Association and Articles of Association as well as Table "A' of the Companies Act as exhibits to our registration statement on Form F-1 of which this prospectus is a part. In this prospectus, all references to our Articles of Association include the regulations of Table "A' of the Companies Act incorporated into our Articles of Association.

General

   Our authorized share capital is 25,000,000 equity shares, par value Rs.10 per share. As of December 31, 1999, 21,782,250 equity shares and options to purchase an additional 225,000 equity shares were issued and outstanding.

   The equity shares are our only class of share capital. However, our Articles of Association and the Companies Act permit us to issue classes of securities in addition to the equity shares. For the purposes of this prospectus, "shareholder" means a shareholder who is registered as a member in the register of members of our company.

   A total of 825,000 equity shares are reserved for issuance under our ASOP. As of December 31, 1999, we had granted an aggregate of 230,700 options under our ASOP with a weighted average exercise price equal to approximately Rs.795 per equity share, 5,700 of which options were subsequently forfeited. An additional 74,020 options with an exercise price equal to Rs.5,904 ($135.45) per equity share were granted in January 2000. The options expire three years from the respective date of grant.

   On February 5, 1999, we entered into a Share Subscription and Shareholders' Agreement, or Shareholders' Agreement, with Satyam Computer Services, South Asia Regional Fund, or SARF, and Mr. B. Ramalinga Raju, the Chairman of our Board of Directors, which was subsequently amended effective September 14, 1999. The Shareholders' Agreement grants "tag-along" rights to SARF in the event of a sale of our equity shares by Satyam Computer Services as well as customary information and inspection rights. Sterling Commerce has similar rights pursuant to the stockholders agreement in connection with the sale of our equity shares to Sterling Commerce. The Shareholders' Agreement with SARF provides that upon the occurrence of specified events. SARF may require Satyam Computer Services to repurchase our equity shares owned by SARF. The Shareholders' Agreements also granted to Satyam Computer Services and SARF warrants to purchase up to an aggregate of 750,000 of our equity shares. Pursuant to the warrants, Satyam Computer Services and SARF may purchase 150,000 and 600,000, respectively, of our equity shares. Upon the completion of our initial public offering, in October 1999, Satyam Computer Services and SARF exercised these warrants for an exercise price equal to approximately 67% of our initial public offering price, or $12.00 per equity share, and we issued an aggregate of 150,000 and 600,000 equity shares to Satyam Computer Services and SARF respectively upon exercise of these warrants.

Dividends

   Under the Companies Act, unless our Board of Directors recommends the payment of a dividend, we may not declare a dividend. Similarly, under our Articles, although the shareholders may, at the annual general meeting, approve a dividend in an amount less than that recommended by the Board, they cannot increase the amount of the dividend. In India, dividends generally are declared as a percentage of the par value of a company's equity shares. The dividend recommended by the Board, if any, and subject to the limitations described above, is distributed and paid to shareholders in proportion to the paid up value of their shares within 42 days of the approval by the shareholders at the annual general meeting. Pursuant to our Articles, our Board has discretion to declare and pay interim dividends without shareholder approval. With respect to equity shares issued during a particular fiscal year (including any equity shares underlying ADSs issued to the depositary in connection with the offering or in the future), cash dividends declared and paid for such fiscal year generally will be prorated from the date of issuance to the end of such fiscal year. Under the Companies Act, dividends can only be paid in cash to the registered shareholder at a record date fixed on or prior to the annual general meeting or to his order or his banker's order.

   Under the Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required under the Companies Act to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year. The Companies Act further provides that, in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company's accumulated profits, subject to the following conditions:

   . the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

   . the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

   . the balance of reserves after withdrawals shall not fall below 15% of its paid up capital.

   For additional information, please see "Dividend Policy." A tax of 11%, including the presently applicable surcharge, of the total dividend declared, distributed or paid for a relevant period is payable by our company. For additional information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Bonus Shares

   In addition to permitting dividends to be paid out of current or retained earnings as described above, the Companies Act permits us to distribute an amount transferred from the general reserve or surplus in our profit and loss account to our shareholders in the form of bonus shares, which are similar to a stock dividend. The Companies Act also permits the issuance of bonus shares from a share premium account. Bonus shares are distributed to shareholders in the proportion recommended by the Board. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Preemptive Rights and Issue of Additional Shares

   The Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a general meeting of the shareholders. For approval, a special resolution must be approved by a number of votes which is not less than three times the number of votes against the special resolution. At an extraordinary general meeting held on January 10, 2000, our shareholders adopted a special resolution waiving their preemptive rights in connection with this offering for the issue of up to $150 million of equity shares represented by ADSs. If we issue additional equity shares in the future and a special resolution is not approved by our shareholders, the new shares must first be offered to the existing shareholders as of a fixed record date. The offer must include: (1) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (2) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined. Our Board is authorized under the Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to our company.

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

Annual General Meetings of Shareholders

   We must convene an annual general meeting of shareholders within six months after the end of each fiscal year and may convene an extraordinary general meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. The annual general meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the Board. Written notice setting out the agenda of the meeting must be given at least 21 days (excluding the days of mailing and receipt) prior to the date of the general meeting to the shareholders of record. Shareholders who are registered as shareholders on the date of the general meeting are entitled to attend or vote at such meeting.

   The annual general meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; meetings other than the annual general meeting may be held at any other place if so determined by the Board. Our registered office is located at Mayfair Trade Center, Iind Floor, 1-8-303/36, S.P. Road, Secunderabad 500 003, India.

   Our Articles provide that a quorum for a general meeting is the presence of at least five shareholders in person.

Voting Rights

   At any general meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs.50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. Our Chairman of the Board has a deciding vote in the case of any tie. For a description of voting of ADSs, please see "Description of American Depositary Shares--Voting Rights."

   Any shareholder may appoint a proxy. The instrument appointing a proxy must be delivered to us at least 48 hours prior to the meeting. A proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll.

   Ordinary resolutions may be passed by simple majority of those present and voting at any general meeting for which the required period of notice has been given. However, specified resolutions such as amendments to our Articles and the Memorandum of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or poll) are not less than three times the number of votes, if any, cast against the resolution.

Register of Shareholders; Record Dates; Transfer of Shares

   We maintain a register of shareholders. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the annual general meeting. The date on which this period begins is the record date.

   To determine which shareholders are entitled to specified shareholder rights, we may close the register of shareholders. The Companies Act requires us to give at least seven days' prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year.

   Following the introduction of the Depositories Act, 1996, and the repeal of
Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of

Section 111A of the Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. Our Articles currently contain provisions which give our directors discretion to refuse to register a transfer of shares in some circumstances. According to our Articles, our directors are required to exercise this right in the best interests of our company. While our directors are not required to provide a reason for any such refusal in writing, they must give notice of the refusal to the transferee within one month after receipt of the application for registration of transfer by our company. In accordance with the provisions of Section 111A(2) of the Companies Act, our directors may exercise this discretion if they have sufficient cause to do so. If our directors refuse to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board, or CLB. Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or the Sick Industrial Companies (Special Provisions) Act, 1985 or any other Indian laws, the CLB may, on application made by the company, a depositary incorporated in India, an investor, the Securities and Exchange Board of India or other parties, direct the rectification of the register of records. The CLB may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention. Notwithstanding such investigation, the rights of a shareholder to transfer the shares will not be restricted.

   Under the Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by a duly stamped instrument of transfer in the form prescribed by the Companies Act and the rules thereunder together with delivery of the share certificates. For additional information, please see "Taxation--Indian Taxation--Stamp Duty and Transfer Tax." Our transfer agent is Citibank, N.A.--Mumbai branch.

Disclosure of Ownership Interest

   Section 187C of the Companies Act requires beneficial owners of shares of Indian companies who are not holders of record to declare to us details of the holder of record and the holder of record to declare details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs.1,000 for each day the declaration is not made. Any lien, promissory note or other collateral agreement created, executed or entered into with respect to any equity share by its registered owner, or any hypothecation by the registered owner of any equity share, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with
Section 187C will not affect our obligation to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which the declaration has not been made. While it is unclear under Indian law whether
Section 187C applies to holders of ADSs, investors who exchange ADSs for the underlying equity shares will be subject to the restrictions of Section 187C. We plan to apply to the Department of Company Affairs for confirmation that the provisions of Section 187C will not apply to our ADSs so long as the underlying equity shares are registered in the name of the depositary bank. Additionally, holders of ADSs may be required to comply with the notification and disclosure obligations pursuant to the provisions of the deposit agreement to be entered into by us, such holders and a depositary. For additional information regarding the deposit agreement, please see "Description of American Depositary Shares."

Audit and Annual Report

   At least 21 days before the annual general meeting of shareholders excluding the days of mailing and receipt, we must distribute to our shareholders a detailed version of our audited balance sheet and profit and loss account and the related reports of the Board and the auditors, together with a notice convening the annual general meeting. Under the Companies Act, we must file the balance sheet and annual profit and loss account presented to the shareholders within 30 days of the conclusion of the annual general meeting with the Registrar of Companies in Andhra Pradesh, India, which is the state in which our registered office is located. We must also file an annual return containing a list of our shareholders and other information, within 60 days of the conclusion of the meeting.

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

Company Acquisition of Equity Shares

   Under the Companies Act, approval of at least 75% of a company's shareholders voting on the matter and approval of the High Court of the State in which the registered office of the company is situated is required to reduce a company's share capital. A company may, under some circumstances, acquire its own equity shares without seeking the approval of the High Court. However, a company would have to extinguish the shares it has so acquired within the prescribed time period. Generally, a company is not permitted to acquire its own shares for treasury operations. An acquisition by a company of its own shares (without having to obtain the approval of the High Court) must comply with prescribed rules, regulations and conditions as laid down in the Companies Act and the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. However, the Buy-back Regulations apply only to public companies listed on a recognized Indian stock exchange and will therefore not apply to Satyam Infoway.

Liquidation Rights

   Subject to the rights of creditors, employees and the holders of any shares entitled by their terms to preferential repayment over the equity shares, if any, in the event of our winding-up the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid up on those equity shares. All surplus assets after payments due to the holders of any preference shares at the commencement of the winding-up shall be paid to holders of equity shares in proportion to their shareholdings.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

   Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10005. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.--Mumbai Branch, located at 81 Dr. Annie Besant Road, Worli, Mumbai India 400 018.

   We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement and any amendment to date is on file with the SEC under cover of a Registration Statement on Form F-6 (Reg. No. 333-10982). You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

   We are providing you with a summary description of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

   Each ADS represents one-fourth of one equity share on deposit with the custodian bank. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

   If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of equity shares will continue to be governed by the laws of India, which may be different from the laws in the United States.

   As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns new ADSs and will own ADSs at the relevant time.

Dividends and Distributions

   As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

   Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

   The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Equity Shares

   Whenever we make a free distribution of equity shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of equity shares with the custodian. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the equity shares deposited or modify the ADS-to-equity shares ratio, in which case each ADS you hold will represent rights and interests in the additional equity shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

   The distribution of new ADSs or the modification of the ADS-to-equity shares ratio upon a distribution of equity shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new equity shares so distributed.

   No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the equity shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

   Whenever we intend to distribute rights to purchase additional equity shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

   The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new equity shares directly rather than new ADSs.

   The depositary bank will not distribute the rights to you if:

   . we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

   . we fail to deliver satisfactory documents to the depositary bank; or

   . it is not reasonably practicable to distribute the rights.

   The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

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

Other Distributions

   Whenever we intend to distribute property other than cash, equity shares or rights to purchase additional equity shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

   If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

   The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

   The depositary bank will not distribute the property to you and will sell the property if:

   . we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

   . we do not deliver satisfactory documents to the depositary bank; or

   . the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

   The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

   Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

   The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Equity Shares

   The equity shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such equity shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

   If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the equity shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Equity Shares

   Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares without prior approval of the government of India. If you elect to surrender your ADSs and receive equity shares, under current Indian laws and regulations, you will be prohibited from re-depositing those outstanding equity shares with our depositary without prior approval of the government of India. For additional information, please see "Risk Factors-- Foreign investment restrictions and the lack of a public market for our equity shares may impact the value of our ADSs."

   If permitted under applicable law, the depositary bank may create ADSs on your behalf if you or your broker deposit equity shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you obtain all necessary government approvals and pay any applicable issuance fees and any charges and taxes payable for the transfer of the equity shares to the custodian.

   The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the equity shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

   If you are permitted to make a deposit of equity shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

   . the equity shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

   . all preemptive (and similar) rights, if any, with respect to such equity shares have been validly waived or exercised;

   . you are duly authorized to deposit the equity shares;

   . the equity shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement); and

   . the equity shares presented for deposit have not been stripped of any rights or entitlements.

   If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Equity Shares Upon Cancellation of ADSs

   As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying equity shares at the custodian's offices, subject to the laws of India. In order to withdraw the equity shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the equity shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

   If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the equity shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

   You will have the right to withdraw the securities represented by your ADSs at any time except for:

   . Temporary delays that may arise because (i) the transfer books for the equity shares or ADSs are closed, or (ii) equity shares are immobilized on account of a shareholders' meeting or a payment of dividends.

   . Obligations to pay fees, taxes and similar charges.

   . Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

   The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

   As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the equity shares represented by your ADSs. The voting rights of holders of equity shares are described in "Description of Equity Shares--Voting Rights."

   At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

   If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions. In the event that voting takes place by a show of hands, the depositary bank will cause the custodian to vote all deposited securities in accordance with the instructions received by holders of a majority of the ADSs for which the depositary bank receives voting instructions.

   Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted except as discussed above.

Fees and Charges

   As an ADS holder, you will be required to pay the following service fees to the depositary bank:

                        Service                                Fees
                        -------                                ----
   Issuance of ADSs................................. Up to 5c per ADS issued
   Cancellation of ADSs............................. Up to 5c per ADS canceled
   Distribution of ADSs............................. Up to 2c per ADS issued
   Distribution of cash dividends or other cash
    distributions................................... Up to 2c per ADS held

   As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

   . fees for the transfer and registration of equity shares (i.e., upon deposit and withdrawal of equity shares);

   . expenses incurred for converting foreign currency into U.S. dollars;

   . expenses for cable, telex and fax transmissions and for delivery of securities; and

   . Taxes and duties upon the transfer of securities (i.e., when equity shares are deposited or withdrawn from deposit).

   We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

   We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

   You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the equity shares represented by your ADSs (except as permitted by law).

   We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

   Upon termination, the following will occur under the deposit agreement:

   . For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the equity shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those equity shares on the same terms as prior to the termination. During such six months' period the depositary bank will continue to collect all distributions received on the equity shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

   . After the expiration of such six months' period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

   The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

   The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

   The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

   . We and the depositary bank are obligated only to take the actions specifically stated in the depositary agreement without negligence or bad faith.

   . The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

   . The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in equity shares, for the validity or worth of the equity shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

   . We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

   . We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

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   . We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

   . We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting equity shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

   . We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders equity shares but is not, under the terms of the deposit agreement, made available to you.

   . We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

   The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of equity shares or release equity shares before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

   You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

   The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

   The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

   If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

   . convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practicable;

   . distribute the foreign currency to holders for whom the distribution is lawful and practicable; and

   . hold the foreign currency (without liability for interest) for the applicable holders.

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             RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

   Shares of Indian companies represented by ADSs are required to be approved for issuance to foreign investors by the Ministry of Finance under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993, as modified from time to time, notified by the government of India. The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme is distinct from other policies or facilities, as described below, relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme also affords to holders of ADSs the benefits of Section 115AC of the Indian Income-tax Act, 1961 for purposes of the application of Indian tax law. For additional information, please see "Taxation--Indian Taxation."

Foreign Direct Investment

   In July 1991, the government of India commenced the liberalization process and raised the limit on foreign equity holdings in Indian companies from 40% to 51% in high priority industries. The Foreign Investment Promotion Board currently under the Ministry of Industry of the government of India was thereafter formed to negotiate with large foreign companies wishing to make long-term investments in India. Since then, the government of India has relaxed the restrictions on foreign investment considerably. Our business is not deemed to be a high priority industry. As a result, the maximum foreign equity investment in an Indian company operating as an Internet service provider is 49%.

   Under current Indian law, no prior approval of the Reserve Bank of India or the Foreign Investment Promotion Board is required in respect of foreign equity participation up to 50%, 51%, 74% or 100%, depending on industry category, in high priority industries in a new issue of shares, including the purchase of ADSs representing equity securities issued by Indian companies. However, within a period of 30 days from the date of the investment being made, a declaration in the prescribed form is required to be filed with the Reserve Bank of India. For foreign direct investment in the high priority industries in excess of 50%, 51% or 74% (depending on the category of industry) or in the industries in which direct foreign investment is permitted up to 100%, or for any issue of equity securities to foreign investors by a company not in a high-priority industry, approval of the Foreign Investment Promotion Board is required if the amount of investment is up to Rs.6 billion ($142.9 million). Proposals in excess of Rs.6 billion ($142.9 million) require the approval of the Cabinet Committee on Foreign Investment. Proposals involving the public sector and other sensitive areas require the approval of Cabinet Committee on Economic Affairs. These facilities are designed for foreign direct investments by non-residents of India who are not non-resident Indians, overseas corporate bodies or foreign institutional investors, all of which we refer to as foreign direct investors, and do not include transfers of shares from residents to non-residents. The Department of Industrial Policy and Promotion, a part of the Ministry of Industry, issued detailed guidelines in January 1997 for consideration of foreign direct investment proposals by the Foreign Investment Promotion Board. Under these guidelines, sector specific guidelines for foreign direct investment and the levels of permitted equity participation have been established. The issues to be considered by the Foreign Investment Promotion Board and the Foreign Investment Promotion Board's areas of priority in granting approvals are also set out in the guidelines. The basic objective of the guidelines is to improve the transparency and objectivity of the Foreign Investment Promotion Board's consideration of proposals. However, because the guidelines are administrative and have not been codified as either law or regulations, they are not legally binding with respect to any recommendation made by the Foreign Investment Promotion Board or with respect to any decision taken by the government of India in cases involving foreign direct investment.

   The high priority industries referred to above are classified into the following four categories under Annexure III to the New Industrial Policy, 1991:

   . Part A lists three industries, comprised mainly of mining-related industries, in which up to 50% foreign equity participation is permitted;

   . Part B lists 21 industries, including software development, agricultural production, food product manufacturing, textile products, paper and basic chemicals, in which up to 51% foreign equity participation is permitted;

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   . Part C lists seven industries, including medical equipment manufacturing, iron ore manufacturing, land transport, water transport and storage and warehousing services, in which up to 74% foreign equity participation is permitted; and

   . Part D lists two industries, including electricity generation, transmission and distribution and construction, in which up to 100% foreign equity participation is permitted.

   In May 1994, the government of India announced that purchases by foreign investors of ADSs and foreign currency convertible bonds of Indian companies will be treated as foreign direct investment in the equity issued by Indian companies for such offerings. Therefore, offerings that involve the issuance of equity that results in foreign direct investors holding more than the stipulated percentage of foreign direct investments (which depends on the category of industry) in high priority industries or for any issue of equity to foreign investors by companies not in high priority industries, would require approval from the Foreign Investment Promotion Board. In addition, in connection with offerings of any such securities to foreign investors, approval of the Foreign Investment Promotion Board is required for Indian companies whether or not the stipulated percentage limit would be reached, if the proceeds therefrom are to be used for investment in non-high priority industries. With respect to the activities of our company, Foreign Investment Promotion Board approval is required for any foreign direct investment in our stock. As a result, we will require Foreign Investment Promotion Board approval before allotting the equity shares underlying the ADSs.

   In November 1998, the Reserve Bank of India issued a notification to the effect that foreign investment in preferred shares will be considered as part of the share capital of a company and the provisions relating to foreign direct investment in the equity shares of a company discussed above would apply. Accordingly, no prior approval of the Reserve Bank of India or the Foreign Investment Promotion Board would be required in respect of foreign investment in the preferred stock of an Indian company up to 50%, 51%, 74% or 100% in high priority industries. All other proposals for foreign investment in the preferred stock of an Indian company will be processed by the Foreign Investment Promotion Board. Investments in preferred shares are included as foreign direct investment for the purposes of sectoral caps on foreign equity, if such preferred shares carry a conversion option. If the preferred shares are structured without a conversion option, they would fall outside the foreign direct investment limit.

   Notwithstanding the foregoing, the terms of our Internet service provider license provide that the maximum total foreign equity investment in our company is 49%.

Investment by Non-Resident Indians and Overseas Corporate Bodies Owned At Least 60% By Non-Resident Indians

   A variety of special facilities for making investments in India in shares of Indian companies is available to individuals of Indian nationality or origin residing outside India, or non-resident Indians, and to overseas corporate bodies, at least 60% owned by such persons, or overseas corporate bodies. These facilities permit non-resident Indians and overseas corporate bodies to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors. These facilities are different and distinct from investments by foreign direct investors described above.

   Apart from portfolio investments in Indian companies, non-resident Indians and overseas corporate bodies may also invest in Indian companies through foreign direct investments. For additional information, please see "--Foreign Direct Investment." Under the foreign direct investment rules, non-resident Indians and overseas corporate bodies may invest up to 100% in high-priority industries in which other foreign investors are permitted to invest only up to 50%, 51%, 74% or 100%, depending on the industry category.

Investment by Foreign Institutional Investors

   In September 1992, the government of India issued guidelines which enable foreign institutional investors, including institutions such as pension funds, investment trusts, asset management companies, nominee companies and incorporated/institutional portfolio managers, to make portfolio investments in all the securities

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

traded on the primary and secondary markets in India. Under the guidelines, foreign institutional investors must obtain an initial registration from the Securities and Exchange Board of India to make these investments. Foreign institutional investors must also comply with the provisions of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995. The initial registration enables the registered foreign institutional investor to buy, subject to the ownership restrictions discussed below, and sell freely securities issued by Indian companies whether or not they are listed, to realize capital gains on investments made through the initial amount invested in India, to subscribe or renounce rights offerings for shares, to appoint a domestic custodian for custody of investments held and to repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares.

   Apart from making portfolio investments in Indian companies as described above, foreign institutional investors may make direct foreign investments in Indian companies. For additional information, please see "--Foreign Direct Investment."

Ownership Restrictions

   The Securities and Exchange Board of India and Reserve Bank of India regulations restrict portfolio investments in Indian companies by foreign institutional investors, non-resident Indians and overseas corporate bodies, all of which we refer to as foreign portfolio investors. The Reserve Bank of India issued a circular in August 1998 stating that foreign institutional investors in aggregate may hold no more than 30% of the equity shares of an Indian company and non-resident Indians and overseas corporate bodies in aggregate may hold no more than 10% of the shares of an Indian company through portfolio investments. The Reserve Bank of India circular also states that no single foreign institutional investor may hold more than 10% of the shares of an Indian company and no single non-resident Indian or overseas corporate body may hold more than 5% of the shares of an Indian company. The Foreign Investment Promotion Board guidelines issued by the Foreign Investment Promotion Board in January 1997 state that the total cap on foreign investment in the telecommunications sector would be 49%. The Guidelines and General Information for Internet Service Provider announced by the Telecom Commission of the government of India in November 1998 also state that the total foreign equity investment in a company acting as an Internet service provider would be capped at 49%. This cap of 49% applies to foreign equity investment by foreign portfolio investors and foreign direct investors in our company.

   There is uncertainty under Indian law about the tax regime applicable to foreign institutional investors that hold and trade ADSs. Foreign institutional investors are urged to consult with their Indian legal and tax advisers about the relationship between the foreign institutional investor regulations and the ADSs and any equity shares withdrawn upon surrender of ADSs.

   Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 approved by the Securities and Exchange Board of India in January 1997 and notified by the government of India in February 1997, which replaced the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1994, upon the acquisition of more than 5% of the outstanding shares or voting rights of a listed public Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. Upon the acquisition of 15% or more of such shares or voting rights or a change in control of the company, the purchaser is required to make an open offer to the other shareholders offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the new regulations. Upon conversion of ADSs into equity shares, an ADS holder will be subject to the new regulations. However, since we are an unlisted company, the provisions of the new regulations will not apply to us. If our shares are listed on an Indian stock exchange in the future, the new regulations will apply to the holders of our ADSs.

   Open market purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require government of India approval on a case-by-case basis.

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                         GOVERNMENT OF INDIA APPROVALS

   The Ministry of Finance and the Ministry of Industry of the government of India and the Reserve Bank of India have approved this offering. Subsequent to our receipt of these approvals the government of India liberalized its policies so as generally not to require approval for Indian companies to issue ADSs. In addition, we have obtained the required approval from the Ministry of Finance to enter into the underwriting agreements and the depository agreement referred to elsewhere in this prospectus. Various tax concessions are expected to be available with respect to this offering in accordance with the provisions of
Section 115AC of the Indian Income-tax Act, 1961. Copies of the approvals from the Ministry of Industry and the Reserve Bank of India will be made available for public inspection at our corporate office or provided upon written request to our Chief Financial Officer. For additional information, please see "Taxation--Indian Taxation."

   The Reserve Bank of India has granted our company general approvals which permit:

   . foreign investors to acquire ADSs and equity shares issued by us;

   . us to issue the ADSs and transfer and register the equity shares in the name of the depositary or its nominee;

   . us to remit dividends on the equity shares issued by us and represented by ADSs at market rates, as and when due subject to the payment of any applicable Indian taxes;

   . us to issue any rights or bonus equity shares represented by the ADSs issued by us;

   . us to repatriate in free foreign exchange the proceeds of a sale of the equity shares received upon surrender of ADSs and any rights or bonuses that may accrue in respect of the equity shares, subject to applicable Indian taxes;

   . us to export the equity shares from India for transfer thereof outside of India upon withdrawal from the depositary facility; and

   . the free transfer of the ADSs issued by us outside India between non-residents of India.

   Any person resident outside India desiring to sell equity shares received upon surrender of ADSs or otherwise transfer such equity shares within India should seek the advice of Indian counsel as to the requirements applicable at that time. The Reserve Bank of India has approved the free transferability of our ADSs outside India between two non-residents. Pursuant to the Indian Foreign Exchange Regulation Act, 1973, a person resident in India is: (1) a citizen of India who has not left India with an intention of staying outside India; and (2) a non-citizen of India who stays in India for a purpose indicating an intention to stay in India. Transfers of securities in Indian companies or any renunciation of rights from a person resident outside India to a person resident in India require approval from the Reserve Bank of India under Section 19(5) of the Foreign Exchange Regulation Act. Currently, however, no prior approval of the Reserve Bank of India is required in respect of such sales if the company whose shares are being sold is listed in India and if such sales are made through a recognized stock exchange in India at prevailing market rates or in connection with my offer made under the regulations regarding takeovers. In such cases, the sale proceeds may be repatriated after payment of applicable taxes and stamp duties.

   However, under current Indian law, the sale and transfer of our equity shares withdrawn from the depositary to any person resident in India would require additional approvals to be obtained from the Reserve Bank of India. Under current regulations and practice, since we are not listed on any recognized stock exchange in India, a person resident outside of India intending to sell our securities within India or to a person resident in India is required to apply for Reserve Bank of India approval by submitting a Form TS1, which requires information as to the transferor, transferee, the shareholding structure of our company, the proposed sale price per share and other information. The proceeds from such transfers may be transferred outside India after payment of applicable taxes and stamp duties. The Reserve Bank of India will approve the price at which shares are to be transferred from a non-resident holder of shares in our company to a person resident in India based on a formula. The Reserve Bank of India is not required to respond to a Form TS1 application within any specific time period and may grant or deny the application in its discretion.

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   Prior to the effectiveness of the registration statement of which this prospectus is a part, we will file an application with the Department of Company Affairs to the effect that we are not required to file this prospectus under the Companies Act. The Ministry of Finance may request that a copy of this prospectus be filed with the Securities and Exchange Board of India and the Registrar of Companies in Andhra Pradesh, which is the state in India where our registered office is located.

   The equity shares issued and outstanding prior to the offering are not listed on any Indian stock exchanges, and no such listing is presently planned. However, pursuant to the approval granted by the Ministry of Finance, we have undertaken to list the equity shares on Indian Stock Exchanges within three years from the time we first earn profits.

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                                    TAXATION

Indian Taxation

   General. The following is based on the opinion of M.G. Ramachandran regarding the principal Indian tax consequences for holders of ADSs and equity shares received upon withdrawal of such equity shares who are not resident in India, whether of Indian origin or not. We refer to these persons as non-resident holders. The following is based on the provisions of the Income-tax Act, 1961, including the special tax regime contained in Section 115AC and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the Section 115AC may be amended or changed by future amendments of the Income-tax Act.

   This opinion is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders under Indian law for the acquisition, ownership and sale of ADSs and equity shares by non-resident holders. Personal tax consequences of an investment may vary for non-resident holders in various circumstances and potential investors should therefore consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under the law of the jurisdiction of their residence and any tax treaty between India and their country of residence.

   Residence. For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

   . a period or periods amounting to 182 days or more; or

   . 60 days or more and, in case of a citizen of India or a person of Indian origin, who, being outside India, comes on a visit to India, is in India for 182 days or more effective April 1, 1995 and in each case within the four preceding years has been in India for a period or periods amounting to 365 days or more.

A company is a resident of India if it is registered in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

   Taxation of Distributions. Withholding tax on dividends paid to shareholders no longer applies. However, the company paying the dividend would be subject to a dividend distribution tax of 11% including the presently applicable surcharge, of the total amount it distributes, declares or pays as a dividend. This dividend distribution tax is in addition to the normal corporate tax of 38.5%, including the presently applicable surcharge. The surcharge was introduced by the Finance Act, 1999.

   Any distributions of additional ADSs, equity shares or rights to subscribe for equity shares made to non-resident holders with respect to ADSs or equity shares will not be subject to Indian tax. Similarly, the acquisition by a non-resident holder of equity shares upon redemption of ADSs will not constitute a taxable event for Indian income tax purposes. Such acquisition will, however, give rise to a stamp duty as described below under "Stamp Duty and Transfer Tax."

   Taxation of Capital Gains. Any gain realized on the sale of our ADSs or equity shares by a non-resident holder to any non-resident outside India is not subject to Indian capital gains tax. However, because subscription rights are not expressly covered by the Section 115AC, it is unclear, and M.G. Ramachandran is therefore unable to give an opinion, as to whether capital gain derived from the sale of subscription rights by a non-resident holder not entitled to an exemption under a tax treaty to any non-resident outside India will be subject to Indian capital gains tax. If such subscription rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights will be subject to customary Indian taxation on capital gains as discussed below.

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

   Since the offering has been approved by the government of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, non-resident holders of the ADSs will have the benefit of tax concessions available under Section 115AC. The effect of the Scheme in the context of Section 115AC is unclear, and M.G. Ramachandran is therefore unable to give an opinion, as to whether such tax treatment is available to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon surrender of the ADSs. If concessional tax treatment is not available, gains realized on the sale of such equity shares will be subject to customary Indian taxation on capital gains as discussed below. The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for such concessional tax treatment.

   Subject to any relief provided pursuant to an applicable tax treaty, any gain realized on the sale of equity shares to an Indian resident or inside India generally will be subject to Indian capital gains tax which is to be withheld at the source by the buyer. Under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, the cost of acquisition of equity shares received in exchange for ADSs will be the cost of the underlying shares on the date that the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs. In the case of companies listed in India, the cost of acquisition of the equity shares would be the price of the equity shares prevailing on the Stock Exchange, Mumbai or the National Stock Exchange on the date the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs. However, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme and Section 115AC do not provide for determination of the cost of acquisition for the purposes of computing capital gains tax where the shares of the Indian company are not listed on the Stock Exchange, Mumbai or the National Stock Exchange in India. Therefore, in the case of our company, which is not listed on either the Stock Exchange, Mumbai or the National Stock Exchange, M.G. Ramachandran is unable to give an opinion on the mode of determination of the cost of acquisition of equity shares. Therefore, the original cost of acquisition of the ADSs may be treated as the cost of acquisition for the purposes of determining the capital gains tax. According to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, a non-resident holder's holding period for purposes of determining the applicable Indian capital gains tax rate in respect of equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the depositary to the custodian. The India-U.S. Treaty does not provide an exemption from the imposition of Indian capital gains tax.

   Under Section 115AC, taxable gain realized in respect of equity shares held for more than 12 months, or long-term gain, is subject to tax at the rate of 10%. Taxable gain realized in respect of equity shares held for 12 months or less, or short-term gain, is subject to tax at variable rates with a maximum rate of 48%. If Section 115AC is not applicable, then a tax rate of 20% applies to long-term capital gains. The actual rate of tax on short-term gain depends on a number of factors, including the residential status of the non-resident holder and the type of income chargeable in India.

   Buy-back of Securities. Currently, Indian companies are not subject to any tax in respect of the buy-back of their shares. However, the shareholders will be taxed on any gain at the long-term or short-term, as applicable, capital gains rates. For additional information, please see "--Taxation of Capital Gains."

   Stamp Duty and Transfer Tax. Upon issuance of the equity shares underlying our ADSs, we will be required to pay a stamp duty of Rs.0.30 per share certificate issued by us. However, for purposes of convenience, instead of paying a stamp duty of Rs.0.30 per share certificate, we will pay a stamp duty of Rs.1 per share certificate issued by us in respect of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. However, upon the acquisition of equity shares from the depositary in exchange for ADSs, the non-resident holder will be liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or equity shares exchanged. A sale of equity shares by a non-resident holder will also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee.

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   Wealth Tax. The holding of the ADSs in the hands of non-resident holders and the holding of the underlying equity shares by the depositary as a fiduciary will be exempt from Indian wealth tax. Non-resident holders are advised to consult their own tax advisers in this context.

   Gift Tax and Estate Duty. Indian gift tax was abolished in October 1998, although it may be restored in the future. In India, there is no estate duty law. As a result, no estate duty would be applicable to non-resident holders. Non-resident holders are advised to consult their own tax advisors in this context.

United States Federal Taxation

   The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs. This summary addresses the U.S. federal income and estate tax considerations of holders that are U.S. persons, i.e., citizens or residents of the United States, partnerships or corporations created in or under the laws of the United States or any political subdivision thereof or therein, estates, the income of which is subject to U.S. federal income taxation regardless of its source and trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions and that will hold equity shares or ADSs as capital assets and holders that are not U.S. persons. We refer to these persons as U.S. holders and non-U.S. holders, respectively. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, persons that will hold equity shares or ADSs as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, persons that have a "functional currency" other than the U.S. dollar or holders of 10% or more, by voting power or value, of the stock of our company. This summary is based on the tax laws of the United States as in effect on the date of this prospectus and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date and is based in part on representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

   Each prospective investor should consult his, her or its own tax advisor with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, owning or disposing of equity shares or ADSs.

   Ownership of ADSs. For U.S. federal income tax purposes, holders of ADSs will be treated as the owners of equity shares represented by such ADSs.

   Dividends. Distributions of cash or property (other than equity shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs) with respect to equity shares will be includible in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current or accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our company exceeds our company's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in the equity shares or ADSs and thereafter as capital gain.

   A U.S. holder will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Indian dividend distribution taxes paid by our company, unless it is a U.S. company holding at least 10% of the Indian company paying the dividends. U.S. holders should be aware that dividends paid by our company generally will constitute "passive income" for purposes of the foreign tax credit.

   If dividends are paid in Indian rupees, the amount of the dividend distribution includible in the income of a U.S. holder will be in the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

   A non-U.S. holder of equity shares or ADSs generally will not be subject to U.S. federal income tax or withholding tax on dividends received on equity shares or ADSs unless such income is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

   Sale or Exchange of equity shares or ADSs. A U.S. holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder's tax basis in the equity shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

   A non-U.S. holder of equity shares or ADSs generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such equity shares or ADSs unless:

   . such gain is effectively connected with the conduct by such non-U.S.
     holder of a trade or business in the U.S.; or

   . in the case of any gain realized by an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale and other conditions are met.

   Estate Taxes. An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs owned by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Indian estate tax with respect to the equity shares will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

   Backup Withholding Tax and Information Reporting Requirements. Under current U.S. Treasury Regulations, dividends paid on equity shares, if any, generally will not be subject to information reporting and generally will not be subject to U.S. backup withholding tax. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, equity shares or ADSs by a paying agent, including a broker, within the United States to a U.S. holder, other than an "exempt recipient," including a corporation, a payee that is a non-U.S. holder that provides an appropriate certification and other persons. In addition, a paying agent within the United States will be required to withhold 31% of any payments of the proceeds from the sale or redemption of equity shares or ADSs within the United States to a holder, other than an "exempt recipient," if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements.

   Passive Foreign Investment Company. A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if either:

   . 75% or more of its gross income for the taxable year is passive income;
     or

   . on average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis) 50% or more of its assets produce or are held for the production of passive income.

   We do not believe that we satisfy either of the tests for passive foreign investment company status. If we were to be a passive foreign investment company for any taxable year, U.S. holders would be required to either:

   . pay an interest charge together with tax calculated at maximum ordinary income rates on "excess distributions," which is defined to include gain on a sale or other disposition of equity shares;

   . if a qualified electing fund election is made, to include in their taxable income their pro rata share of undistributed amounts of our income; or

   . if the equity shares are "marketable" and a mark-to-market election is made, to mark-to-market the equity shares each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

   The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of equity shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to our initial public offering in October 1999, there had not been a public market for our ADSs or equity shares, and no prediction can be made as to the effect, if any, that market sales of ADSs or equity shares or the availability of ADSs for sale will have on the market price of the ADSs prevailing from time to time. Nevertheless, sales of substantial amounts of ADSs in the public market, or the perception that such sales could occur, could adversely affect the market price of ADSs and could impair our future ability to raise capital through the sale of our equity securities. For additional information, please see "Risk Factors--The future sales of securities by our company or existing shareholders may hurt the price of our ADSs."

   Upon the closing of this offering, we will have an aggregate of 22,532,250 equity shares outstanding, assuming no exercise of the underwriters' overallotment option or outstanding employee stock options. Of the outstanding equity shares, the ADSs sold in our initial public offering and in this offering will be freely tradable, except that any shares held by "affiliates" as defined under Rule 144 under the Securities Act may only be sold in compliance with the limitations described below. The remaining equity shares were all issued in accordance with Regulation S, other than the 481,000 shares issued to Sterling Commerce which were issued pursuant to Regulation D. None of these shares may, under present law, be converted into ADSs without government of India approval. If converted into ADSs, all equity shares issued in accordance with Regulation S and held by non-affiliates may immediately be resold, subject to any applicable lock-up periods. All equity shares issued in accordance with Regulation D may be resold in accordance with Rule 144 after complying with a holding period of at least one year and the other requirements of that rule.

   In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of our initial public offering, a number of shares that does not exceed the greater of 1.0% of the then outstanding equity shares (including equity shares represented by ADSs) (225,322 shares immediately after completion of this offering) or the average weekly trading volume in the equity shares (including equity shares represented by ADSs) during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Certain resales may be permitted pursuant to Sections 903 and 904 of Regulation S even if the Rule 144 holding periods are not satisfied. Satyam Computer Services Limited and South Asia Regional Fund may be deemed affiliates of our company. Therefore, sales by them in the United States of the 16,129,800 equity shares owned by them following this offering may continue to be subject to the volume limitations of Rule 144.

   In September 1999, we entered into a registration rights agreement with SARF and Sterling Commerce relating to our company. Commencing 180 days after the completion of our initial public offering in October 1999, each of SARF and Sterling Commerce may make up to three requests of our company to register their equity shares. In addition, SARF and Sterling Commerce have specified rights to sell equity shares in connection with any public offering of our equity shares in India or any other country, excluding the United States. The registration rights agreement also grants to SARF and Sterling Commerce "piggy-back" registration rights and contains other customary provisions. SARF also has similar rights to require the listing of its shares in markets other than the United States under specified circumstances.

   We and our executive officers and directors have agreed (subject to certain exceptions) not to, directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, on behalf of the underwriters until April 18, 2000, offer, pledge, sell, contract to sell, sell any option or contract to purchase, dispose of or transfer any equity shares, ADSs, or any securities convertible or exercisable or exchangeable for equity shares or ADSs, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, economic consequences of ownership of the equity shares, ADSs or such other securities, regardless of whether any of the transactions described above is to be settled by the delivery of equity shares, ADSs or such other securities, in cash or otherwise. Notwithstanding the foregoing, during such period we may grant stock options pursuant to our Associate Stock Option Plan and issue shares upon exercise of options issued thereunder. For additional information, please see "Risk Factors--The future sales of securities by our company or existing shareholders may hurt the price of our ADSs" and "Underwriting."

                                  UNDERWRITING

General

   The offering consists of:

   . the U.S. offering of 1,800,000 ADSs in the United States and Canada;
     and

   . the international offering of 1,200,000 ADSs outside the United States and Canada.

   Subject to the terms and conditions set forth in a purchase agreement between us and each of the U.S. underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from us, the number of ADSs set forth opposite its name below.

                            Underwriter                           Number of ADSs
                            -----------                           --------------
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.............................................
   Salomon Smith Barney Inc......................................
                                                                    ---------
     Total.......................................................   1,800,000
                                                                    =========

   In the purchase agreement, the several U.S. underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the ADSs being sold under the terms of the agreement if any of the ADSs are purchased. In the event of a default by a U.S. underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of non-defaulting U.S. underwriters may be increased or the purchase agreement may be terminated.

   We have also entered into a purchase agreement for the sale of 1,200,000 ADSs outside the United States and Canada. Merrill Lynch (Singapore) Pte. Ltd. and Salomon Brothers International Limited are the representatives of the underwriters for the international offering. The U.S. and international offerings are contingent upon each other. The offering price and aggregate underwriting commissions per ADS for the U.S. offering and the international offering are identical.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The representatives have advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus, and to dealers at such price less a concession
not in excess of $     per ADS. The underwriters may allow, and such dealers
may allow, a discount not in excess of $     per ADS to other dealers. After
the public offering, the public offering price, concession and discount may be changed.

Overallotment Option

   We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional 450,000 ADSs at the public offering price set forth on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any, made on the sale of our ADSs offered hereby. The representatives of the U.S. underwriters will decide on behalf of the underwriters whether to exercise the option and whether to allocate any ADSs covered by the option to the U.S. offering or the international offering. To the extent that the underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional ADSs proportionate to such underwriter's initial amount reflected in the foregoing table.

Commissions and Discounts

   The following table shows the per ADS and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their overallotment option.

                                                              Per Without  With
                                                              ADS Option  Option
                                                              --- ------- ------
     Public offering price................................... $     $      $
     Underwriting discount................................... $     $      $
     Proceeds, before expenses, to Satyam Infoway............ $     $      $

   The expenses of this offering, exclusive of the underwriting discount, are estimated at $0.5 million and are payable by us. The underwriters have, subject to the completion of this offering, agreed to reimburse us for certain expenses incurred in connection with this offering.

   The ADSs are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

No Sales of Common Stock or Similar Securities

   We and our executive officers and directors have agreed (subject to certain exceptions) not to, directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, on behalf of the underwriters until April 18, 2000, offer, pledge, sell, contract to sell, sell any option or contract to purchase, dispose of or transfer any equity shares, ADSs, or any securities convertible or exercisable or exchangeable for equity shares or ADSs, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, economic consequences of ownership of the equity shares, ADSs or such other securities, regardless of whether any of the transactions described above is to be settled by the delivery of equity shares, ADSs or such other securities, in cash or otherwise. Notwithstanding the foregoing, during such period we may grant stock options pursuant to our Associate Stock Option Plan and issue shares upon exercise of options issued thereunder.

Nasdaq National Market Listing

   Our common stock is listed on the Nasdaq National Market under the symbol "SIFY."

Price Stabilization and Short Positions

   Until the distribution of our ADSs is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for an purchase our ADSs. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our ADSs. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our ADSs.

   The underwriters may create a short position in our ADSs in connection with the offering. This means that if they sell more ADSs than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our ADSs in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over allotment option described above.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Some of the underwriters and their affiliates have from time to time engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Merrill Lynch and Salomon Smith Barney participated as representatives of the U.S. underwriters in our initial public offering of American Depositary Shares in the United States and Canada in October 1999, for which they received usual and customary fees.

Passive Market Making

   In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our ADSs on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering before the commencement of offers or sales of our ADSs. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers bid, however, such bid must then be lowered when certain purchase limits are exceeded.

Selling Restrictions

   This prospectus does not constitute an offer or an invitation by, or on behalf of, us or by or on behalf of the underwriters, to subscribe for or purchase any of our equity shares or ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of our equity shares or ADSs in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe any such restrictions.

                                 LEGAL MATTERS

   The validity of the ADSs offered hereby will be passed upon for Satyam Infoway Limited by Latham & Watkins, Menlo Park, California. The validity of the equity shares represented by the ADSs offered hereby and the principal Indian tax consequences for holders of ADSs and equity shares received upon withdrawal of such equity shares who are not resident in India will be passed upon by M.G. Ramachandran, New Delhi, India, Indian counsel for Satyam Infoway Limited. Matters in connection with the offering will be passed upon on behalf of the underwriters by Shearman & Sterling, Singapore and Bhaishanker Kanga and Girdharlal, Mumbai, India, counsel for the Underwriters. Latham & Watkins may rely upon M.G. Ramachandran with respect to matters governed by Indian law. Certain employees of Latham & Watkins own an aggregate of 3,200 ADSs.

                                    EXPERTS

   The U.S. GAAP financial statements of Satyam Infoway Limited and of IndiaWorld Communications Private Limited, in each case as of March 31, 1998 and 1999, and for each of the years in the three-year period ended March 31, 1999, have been included herein in reliance upon the report of KPMG, India, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             CHANGE OF ACCOUNTANTS

   Effective May 1998, Bharat S. Raut and Company was engaged as the principal independent accountants for Satyam Infoway for Indian GAAP reporting, replacing Fraser & Ross, who resigned at that time. The change was approved by our Directors and at the annual general meeting held on May 23, 1998.

   In connection with the audits of the fiscal years ended March 31, 1996, 1997 and 1998, and for the interim period from April 1, 1998 through May 23, 1998, there were no disagreements with Fraser & Ross on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Fraser & Ross, would have caused them to make reference to the matter in their report, except that during the fiscal year ended March 31, 1998 Fraser & Ross qualified its opinion regarding whether or not Section 58A of the Companies Act applied to Satyam Infoway's issuance of debentures to Citibank. Section 58A prohibits Indian companies, other than banks, from accepting "deposits" in an amount in excess of 25% of their share capital. Fraser & Ross concluded that the debentures should be classified as "deposits" while Satyam Infoway concluded that they should be classified as a bank loan. The audit reports of Fraser & Ross for the financial statements of Satyam Infoway as of and for the fiscal years ended March 31, 1996, 1997 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope, except for a qualification of the financial statements at March 31, 1998 prepared under Indian GAAP related to the treatment of the Citibank debentures as described above.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933, as amended, and the rules and regulations of the SEC, for the registration of the ADSs and underlying equity shares offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, part of the registration statement has been omitted from this prospectus as permitted by the rules and regulations of the SEC. A related registration statement on Form F-6 has also been filed to register our ADSs as represented by the ADRs. For further information with respect to our company and the ADSs offered by this prospectus, please refer to the registration statement. Although this prospectus contains all material terms of the contracts or other documents referred to in this prospectus, the descriptions of these contracts or other documents contained in this prospectus are not necessarily complete.

   You may read and copy all or any portion of the registration statement or any other information that we file, or obtain a copy of those materials, through facilities maintained by the SEC as described in the front of this prospectus under the caption "Reports to our Security Holders."

                             SATYAM INFOWAY LIMITED

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of KPMG, Independent Auditors....................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Income.......................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Satyam Infoway Limited:

   We have audited the accompanying balance sheets of Satyam Infoway Limited as of March 31, 1998 and 1999, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Satyam Infoway Limited as of March 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.

   The United States dollar amounts are presented in the accompanying financial statements solely for the convenience of the readers and are arithmetically correct on the basis disclosed in footnote 1(b).

                                          KPMG

Chennai, India
April 19, 1999, except as to Note 21
 which is as of October 12, 1999 and Note 22 which is as of November 29, 1999

                             SATYAM INFOWAY LIMITED

                        CONSOLIDATED BALANCE SHEETS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                      As of
                          ------------------------------------------------------------------
                           March 31,     March 31,    March 31,   December 31,    December
                              1998          1999         1999         1999        31, 1999
                              Rs.           Rs.          US$           Rs.           US$
                          ------------  ------------  ----------  -------------  -----------
                                                                   (unaudited)   (unaudited)
         ASSETS
Current assets:
Cash and cash
 equivalents............     9,911,667   125,547,453   2,885,485  1,717,009,677   39,462,415
Accounts receivable, net
 of allowances of Rs
 Nil, Rs 501,839 and
 Rs.2,420,628 as of
 March 31, 1998, 1999
 and December 31, 1999
 respectively...........     1,945,483    45,087,639   1,036,259    151,585,615    3,483,926
Due from officers and
 employees..............        87,302       573,143      13,173      3,419,672       78,595
Inventories.............            --     6,758,190     155,325     14,290,670      328,446
Investments.............            --            --          --     13,850,375      318,326
Deferred tax assets.....            --            --          --      1,460,415       33,565
Other current assets....    10,978,160    73,688,213   1,693,593    204,174,566    4,692,589
                          ------------  ------------  ----------  -------------  -----------
 Total current assets...    22,922,612   251,654,638   5,783,835  2,105,790,990   48,397,862
Plant and equipment--
 net....................    63,240,894   162,833,876   3,742,447    489,730,194   11,255,578
Intangible asset........    11,295,502     8,916,052     204,920  1,718,013,661   39,485,491
Deferred taxes..........            --            --          --        333,988        7,676
Other assets............    10,173,248    31,483,855     723,600     65,689,838    1,509,764
                          ------------  ------------  ----------  -------------  -----------
 Total assets...........   107,632,256   454,888,421  10,454,802  4,379,558,671  100,656,371
                          ============  ============  ==========  =============  ===========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
Current installments of
 long-term debt.........            --   144,750,000   3,326,821     71,666,666    1,647,131
Current installments of
 capital lease
 obligations............     2,541,263       596,740      13,715      1,980,863       45,527
Trade accounts payable..    15,471,302    17,275,480     397,046    114,027,617    2,620,722
Due to parent company...     1,508,887     3,980,370      91,482     11,371,201      261,347
Accrued expenses........     3,685,525    19,028,671     437,340     52,298,381    1,201,985
Deferred revenue........            --    71,506,440   1,643,448    121,402,400    2,790,218
Taxes payable...........            --            --          --      5,708,350      131,196
Deferred tax liability..            --            --          --      4,347,397       99,917
Advances from
 customers..............     1,641,292    11,747,346     269,992     12,748,355      292,998
Other current
 liabilities............     3,429,204     4,476,322     102,880      5,987,173      137,605
                          ------------  ------------  ----------  -------------  -----------
 Total current
  liabilities...........    28,277,473   273,361,369   6,282,724    401,538,403    9,228,646
Non-current liabilities:
Long-term debt,
 excluding current
 installments...........   122,000,000   113,750,000   2,614,342     29,934,395      687,989
Capital lease
 obligations, excluding
 current installments...     9,913,961       159,244       3,660      3,332,986       76,603
Other liabilities.......            --            --          --     10,300,000      236,727
                          ------------  ------------  ----------  -------------  -----------
 Total liabilities......   160,191,434   387,270,613   8,900,726    445,105,784   10,229,965
                          ------------  ------------  ----------  -------------  -----------
Minority interest.......            --            --          --      9,202,201      211,496

Stockholders' equity
Common stock, Rs 10 par
 value; 15,000,000,
 25,000,000 and
 25,000,000 Equity
 Shares authorized as of
 March 31, 1998, 1999
 and December 31, 1999 ;
 Issued and outstanding
 Equity Shares--
 7,500,230, 15,750,000
 and 21,782,250 as of
 March 31, 1998, 1999
 and December 31, 1999..    75,002,300   157,500,000   3,619,858    217,822,500    5,006,263
Additional paid-in
 capital................            --   226,636,200   5,208,830  4,296,361,131   98,744,223
Accumulated deficit
 during development
 stage..................  (127,561,478)           --          --             --           --
Deferred compensation--
 employee stock offer
 plan...................            --    (1,581,249)    (36,342)   (72,920,606)  (1,675,950)
Accumulated deficit.....            --  (314,937,143) (7,238,270)  (516,897,057) (11,879,960)
Accumulated other
 comprehensive income...            --            --          --        884,718       20,334
                          ------------  ------------  ----------  -------------  -----------
 Total stockholders'
  equity................   (52,559,178)   67,617,808   1,554,076  3,925,250,686   90,214,910
                          ------------  ------------  ----------  -------------  -----------
 Total liabilities and
  stockholders' equity..   107,632,256   454,888,421  10,454,802  4,379,558,671  100,656,371
                          ============  ============  ==========  =============  ===========


                 See accompanying notes to financial statements

                             SATYAM INFOWAY LIMITED

                     CONSOLIDATED STATEMENTS OF INCOME
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                      Years ended March 31,                      Nine months ended December 31,
                         ---------------------------------------------------  --------------------------------------
                            1997          1998          1999         1999         1998          1999         1999
                             RS.          Rs.           Rs.          US$          Rs.           Rs.          US$
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
                                                                              (unaudited)    (unaudited)  (unaudited)
Revenues................          --     6,805,020   103,343,832   2,375,174    57,372,490   392,909,169   9,030,319
Cost of revenues........          --   (19,497,654)  (63,651,265) (1,462,911)  (31,549,258) (184,795,363) (4,247,193)
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
Gross profit/(loss).....          --   (12,692,634)   39,692,567     912,263    25,823,232   208,113,806   4,783,126
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
Operating expenses:
 Selling, general and
  administrative
  expenses..............  26,336,901    80,399,677   200,212,761   4,601,534   133,653,386   380,365,208   8,742,018
 Amortization of
  goodwill..............          --            --            --                        --    28,998,120     666,470
 Amortization of
  deferred stock
  compensation expense..          --            --        68,751       1,580            --     6,644,118     152,703
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
Total operating
 expenses...............  26,336,901    80,399,677   200,281,512   4,603,114   133,653,386   416,007,446   9,561,191
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
Operating loss.......... (26,336,901)  (93,092,311) (160,588,945) (3,690,851) (107,830,154) (207,893,640) (4,778,065)
Other (expense)/income
 (net)..................          --    (7,498,053)  (26,786,720)   (615,645)  (17,602,191)    7,501,249     172,403
                         -----------  ------------  ------------  ----------  ------------  ------------  ----------
Profit/(loss) before
 taxes.................. (26,336,901) (100,590,364) (187,375,665) (4,306,496) (125,432,345) (200,392,391) (4,605,662)
Income taxes............          --            --            --          --            --      (716,599)    (16,470)
Minority interest.......          --            --            --          --            --      (850,924)    (19,557)
Net loss................ (26,336,901) (100,590,364) (187,375,665) (4,306,496) (125,432,345) (201,959,914) (4,641,689)
                         ===========  ============  ============  ==========  ============  ============  ==========
Loss per equity share... (114,508.27)      (121.66)       (17.31)      (0.40)       (12.45)       (11.61)      (0.27)
                         ===========  ============  ============  ==========  ============  ============  ==========
Weighted equity shares
 used in computing loss
 per equity share.......         230       826,805    10,824,826  10,824,826    10,074,768    17,401,245  17,401,245





                 See accompanying notes to financial statements

                             SATYAM INFOWAY LIMITED

              STATEMENTS OF CONSOLIDATED STOCKHOLDERS EQUITY
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                                                            Deferred
                                                              Accumulated                 Compensation-
                             Common Stock       Additional   Deficit During     Other       Employee
                        ----------------------    Paid In     Development   Comprehensive     Stock     Accumulated
                          Shares    Par Value     Capital        Stage         Income      Offer Plan     Deficit
                        ---------- ----------- ------------- -------------- ------------- ------------- ------------
Balance as of
 March 31,
 1996...........               230       2,300            --      (634,213)         --              --            --
Net loss........                --          --            --   (26,336,901)         --              --            --
                        ---------- ----------- -------------  ------------     -------     -----------  ------------
Balance as of
 March 31,
 1997...........               230       2,300            --   (26,971,114)         --              --            --
Common stock
 issued to the
 parent
 Company........         7,500,000   75,00,000            --            --          --              --            --
Net loss........                --          --            --  (100,590,364)         --              --            --
                        ---------- ----------- -------------  ------------     -------     -----------  ------------
Balance as of
 March 31,
 1998...........         7,500,230  75,002,300            --  (127,561,478)         --              --            --
Deficit
 transfer.......                --          --            --   127,561,478          --              --  (127,561,478)
Common stock
 issued to the
 parent
 Company........         4,879,770  48,797,700    44,986,200            --          --              --            --
Other issuances
 of common
 stock..........         3,370,000  33,700,000   180,000,000            --          --              --            --
Net loss........                --          --            --            --          --              --  (187,375,665)
Compensation
 related to
 stock option
 grants.........                --          --     1,650,000            --          --      (1,650,000)           --
Amortization of
 compensation
 related to
 stock option
 grants.........                --          --            --            --          --          68,751            --
                        ---------- ----------- -------------  ------------     -------     -----------  ------------
Balance as of
 March 31,
 1999...........        15,750,000 157,500,000   226,636,200            --          --      (1,581,249) (314,937,143)
Deficit
 Transfer.......                --          --            --            --          --              --            --
Common Stock
 issued to
 parent
 Company........           150,000   1,500,000    76,620,000            --          --              --            --
Other issuances
 of common
 stock..........         5,882,250  58,822,500 3,915,121,456            --          --              --            --
Net loss
 (unaudited)....                --          --            --            --          --              --  (201,959,914)
Compensation
 related to
 stock option
 grants.........                --          --    77,983,475            --          --     (77,983,475)           --
                        ---------- ----------- -------------  ------------     -------     -----------  ------------
Amortization of
 compensation
 related to
 stock option
 grants
 (unaudited)....                --          --            --            --          --       6,644,118            --
Other
 comprehensive
 income.........                                                               884,718
                        ---------- ----------- -------------  ------------     -------     -----------  ------------
Balance as of
 December 31,
 1999
 (unaudited)....        21,782,250 217,822,500 4,296,361,131            --     884,718     (72,920,606) (516,897,057)
                        ========== =========== =============  ============     =======     ===========  ============
Balance as of
 March 31, 1999
 (in US$).......        15,750,000   3,619,858     5,208,830            --          --         (36,342)  (7,238,270)
                        ========== =========== =============  ============     =======     ===========  ============
Balance as of
 December 31,
 1999
 (in US$) (unaudited).. 21,782,250   5,006,263    98,744,223            --      20,334      (1,675,950) (11,879,960)
                        ========== =========== =============  ============     =======     ===========  ============
                            Total
                        Stockholders'
                           Equity
                        --------------
Balance as of
 March 31,
 1996...........             (631,913)
Net loss........          (26,336,901)
                        --------------
Balance as of
 March 31,
 1997...........          (26,968,814)
Common stock
 issued to the
 parent
 Company........           75,000,000
Net loss........         (100,590,364)
                        --------------
Balance as of
 March 31,
 1998...........          (52,559,178)
Deficit
 transfer.......                   --
Common stock
 issued to the
 parent
 Company........           93,783,900
Other issuances
 of common
 stock..........          213,700,000
Net loss........         (187,375,665)
Compensation
 related to
 stock option
 grants.........                   --
Amortization of
 compensation
 related to
 stock option
 grants.........               68,751
                        --------------
Balance as of
 March 31,
 1999...........           67,617,808
Deficit
 Transfer.......                   --
Common Stock
 issued to
 parent
 Company........           78,120,000
Other issuances
 of common
 stock..........        3,973,943,956
Net loss
 (unaudited)....         (201,959,914)
Compensation
 related to
 stock option
 grants.........
                        --------------
Amortization of
 compensation
 related to
 stock option
 grants
 (unaudited)....            6,644,118
Other
 comprehensive
 income.........              884,718
                        --------------
Balance as of
 December 31,
 1999
 (unaudited)....        3,925,250,686
                        ==============
Balance as of
 March 31, 1999
 (in US$).......            1,554,076
                        ==============
Balance as of
 December 31,
 1999
 (in US$) (unaudited)..    90,214,910
                        ==============

                 See accompanying notes to financial statements

                             SATYAM INFOWAY LIMITED

                            STATEMENTS OF CASH FLOWS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                      Years ended March 31,                       Nine months ended December 31,
                         ---------------------------------------------------  -----------------------------------------
                            1997          1998          1999         1999         1998           1999          1999
                             RS.          Rs.           Rs.          US$          Rs.            Rs.            US$
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
                                                                              (unaudited)     (unaudited)   (unaudited)
Cash flows from
 operating activities:
Net loss...............  (26,336,901) (100,590,364) (187,375,665) (4,306,496) (125,432,345)   (201,959,914)  (4,641,690)
Adjustments to
 reconcile net loss to
 net cash provided by
 operating activities:
 Depreciation of plant
  and equipment........      535,975    18,781,598    46,714,402   1,073,647    26,726,301      77,381,515    1,778,477
 Amortization of
  technical know how
  fees.................           --       601,748     2,379,450      54,687     1,784,589       1,791,473       41,174
 Amortization of
  deferred stock
  compensation
  expense..............           --            --        68,751       1,580            --       6,644,118      152,703
 Amortization of
  goodwill.............                                                                         28,998,120      666,470
 Profit on sale of
  investments..........                                                                            (99,150)      (2,279)
 Deferred income tax...                                                                            463,998       10,664
 Loss on sale of plant
  and equipment........           --            --        37,627         865        37,627              --           --
 Minority interest.....                                                                            850,924       19,557
 Changes in assets and
  liabilities:
 Accounts receivable
  (net)................           --    (1,945,483)  (43,142,156)   (991,546)  (18,252,158)   (103,614,831)  (2,381,403)
 Inventories...........           --            --    (6,758,190)   (155,325)   (4,411,740)     (7,532,480)    (173,121)
 Other current assets..   (4,710,247)   (6,204,993)  (62,710,053) (1,441,279)  (34,027,830)   (126,470,405)  (2,906,697)
 Other assets..........   (2,780,684)   (7,212,564)  (21,218,607)   (487,672)  (16,172,432)    (33,239,653)    (763,954)
 Due to parent
  company..............           --     1,508,887     1,387,583      31,891     1,192,057       7,390,831      169,865
 Accrued expenses......    2,743,173       942,352    15,343,146     352,635     8,152,675      33,269,710      764,646
 Deferred revenue......           --            --    71,506,440   1,643,448    30,851,209      48,475,140    1,114,115
 Trade accounts
  payable..............           --    15,471,302     1,804,178      41,466     2,292,255      96,752,137    2,223,676
 Taxes payable.........           --            --            --          --            --         252,601        5,806
 Advances from
  customers............           --     1,641,292    10,106,054     232,270     3,187,960        (376,700)      (8,658)
 Other current
  liabilities..........      327,643     3,082,704     1,047,118      24,066       199,306       1,120,671       25,757
 Dues from officers and
  employees............     (205,341)      (26,961)     (577,841)    (13,281)     (499,054)     (4,570,841)    (105,053)
 Other liabilities.....           --            --            --          --            --      10,300,000      236,727
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Net cash used in
 operating activities..  (30,426,382)  (73,950,482) (171,387,763) (3,939,044) (124,371,580)   (164,172,736)  (3,773,218)
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Cash flows from
 investing activities:
Expenditure on plant
 and equipment.........   (3,229,593   (65,172,385) (146,134,547) (3,358,643)  (79,945,949)   (403,743,294)  (9,279,322)
Expenditure on
 technical know how....           --   (11,897,250)           --          --            --              --           --
Purchase consideration
 for acquisition net of
 cash acquired.........           --            --            --          --            --  (1,738,824,930) (39,963,800)
Proceeds from sale of
 plant and equipment...           --            --       135,000       3,103       135,000              --           --
Proceeds from sale of
 investments...........                                                   --            --         576,800       13,257
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Net cash used in
 investing activities..   (3,229,593)  (77,069,635) (145,999,547) (3,355,540)  (79,810,949) (2,141,991,424) (49,229,865)
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Cash flows from
 financing activities:
Principal payments of
 long-term debt........           --      (860,000)           --          --            --    (157,833,333)  (3,627,519)
Proceeds from issuance
 of long-term debt.....      860,000   122,000,000   136,500,000   3,137,210   116,500,000          25,718          591
Principal payments
 under capital lease
 obligations...........           --    (1,701,265)  (12,044,704)   (276,826)   (1,446,184)      3,370,043       77,454
Net proceeds from
 issuance of common
 stock.................           --    38,453,000   307,483,900   7,066,971    97,483,900   4,052,063,956   93,129,487
Due to parent company..   34,278,465     1,557,559     1,083,900      24,912            --              --           --
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Net cash provided by
 financing activities..   35,138,465   159,449,294   433,023,096   9,952,267   212,537,716   3,897,626,384   89,580,013
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Net increase/(decrease)
 in cash and cash
 equivalents...........    1,482,490     8,429,177   115,635,786   2,657,683     8,355,187   1,591,462,224   36,576,930
Cash and cash
 equivalents at the
 beginning of the
 year/quarter..........           --     1,482,490     9,911,667     227,802     9,911,667     125,547,453    2,885,485
                         -----------  ------------  ------------  ----------  ------------  --------------  -----------
Cash and cash
 equivalents at the end
 of the year/quarter...    1,482,490     9,911,667   125,547,453   2,885,485    18,266,854   1,717,009,677   39,462,415
                         ===========  ============  ============  ==========  ============  ==============  ===========
Supplementary
 Information
Cash paid towards
 interest..............           --    11,307,320    27,754,615     637,890    10,064,956      26,083,111      599,474

Supplemental schedule
 of non cash financing
 activity
Additional common stock
 issued upon conversion
 of amounts payable to
 parent company........           --     7,565,690     1,083,900      24,912            --              --           --
Capital leases.........           --    14,156,489       161,443       3,710       161,443       5,699,159      130,985

                 See accompanying notes to financial statements

                             SATYAM INFOWAY LIMITED

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (Expressed in Indian Rupees, except share data and as otherwise stated)

(Information as of December 31, 1999 and for the nine months ended December 31, 1998 and 1999 is unaudited)

1. Summary of Significant Accounting Policies

 (a) Description of Business

   Satyam Infoway Limited ("Satyam" or the "Company") was incorporated on December 12, 1995 in Chennai, India with the objective of offering electronic commerce and Internet/intranet based solutions. Headquartered at Chennai, the Company has 25 points of presence throughout the country. Prior to April 1, 1998, the Company was in the development stage and its primary activities included raising capital, developing strategic alliances, developing, deploying and certifying its network, acquiring plant and equipment and other operating assets and identifying markets. As of April 1, 1998, the Company is no longer in the development stage.

   The Company commenced its Internet service operations on November 22, 1998, consequent to the privatization of Internet services by the Government of India.

   The Company is a majority owned subsidiary of Satyam Computer Services Limited ("Satyam Computer Services"). As of December 31, 1999, Satyam Computer Services held approximately 57.5% of the voting control of the Company represented by 12,529,800 Equity Shares of Rs.10 each.

 (b) Basis of Preparation of Financial Statements

   The accompanying financial statements have been prepared in Indian Rupees (Rs.), the national currency of India. Solely for the convenience of the reader, the financial statements as of and for the year ended March 31, 1999 and nine months ended December 31, 1999 have been translated into United States dollars at the noon buying rate in New York City on December 31, 1999 for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of US$1 = Rs.43.51. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or at any other certain rate on December 31, 1999 or at any other date.

   The financial statements of the Company have been consolidated with the accounts of IndiaWorld Communications from December 1, 1999 (See Note 22). All significant inter-company balances have been eliminated.

 (c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Cash, Cash Equivalents and Short-term Investments

   The Company considers all highly liquid investments with original maturities, at the date of purchase/investment, of three months or less to be cash equivalents. Cash and cash equivalents currently consist of cash and cash on deposit with banks.

 (e) Revenue Recognition

   Revenues from corporate network services which include providing e-commerce solutions, electronic data interchange and other network based services are recognized upon actual usage of such services by customers and is based on either the time for which the network is used or the volume of data transferred or both. The

                             SATYAM INFOWAY LIMITED

Company enters into contracts with its corporate customers for the use of its networks on both a time and usage basis. In accordance with the terms of these contracts, customers are allowed to transmit certain volumes of data free of cost through the Company's networks. No revenues are recognized for such data transfers. Data transfers above the minimum exempt volumes are charged to customers at specified rates. Customers also receive the right to use the Company's networks free of cost for specified periods of time. No revenues are recognized for such exempt periods of time. Network usage over and above the exempt periods of time are billed to customers at agreed rates. The Company recognizes such revenues based on actual usage of the networks by customers both in terms of time and data transferred.

   Revenues from web-site design and development are recognized upon completion of the project once the customer's web links are commissioned and available on the world-wide-web. Revenues from web-site hosting are recognized ratably over the period for which the site is hosted.

   Internet access is sold to customers for a specified number of hours, which is to be utilized within a specified period of time. Customers purchase a CD ROM that allows them to access the Internet. The amounts received from customers on the sale of these CD ROMs are not refundable. The Company recognizes revenue based on usage by the customer over the specified period. At the end of the specified time frame, the remaining unutilized hours, if any, are recognized as revenue. Electronic mail access is sold to customers for a specified period of time over which the related revenue is recognized.

   Revenues from banner advertisements are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and the collection of the related receivable is probable. Revenues from sponsorship contracts are recognized ratably over the period in which the sponsors' advertisements are displayed provided no significant Company obligations remain at the end of the period and collection of the resulting receivable is probable. Revenues from electronic commerce transactions are recognized when the transaction is completed provided there are no significant remaining Company obligations and collection of the resulting receivable is probable.

   The Company has entered into an agreement with UUNET Technologies Inc. to provide dial up access services through its Internet network. The Company recognizes revenues from this agreement on the basis of usage of its Internet network by UUNET's customers. Revenues from the sale of communication hardware and software required to provide the Company's network based services is recognized when the sale is complete with the passing of title.

 (f) Inventories

   Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method for all classes of inventories other than CD ROMs used for Internet service activities for which the weighted average method is used to determine cost.

 (g) Plant and Equipment

   Plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. The Company computes depreciation for all plant and equipment using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the primary lease period or estimated useful life of the asset. The estimated useful lives of assets are as follows:

Plant and machinery.................................................... 5 years
Computer equipment..................................................... 2 years
Office equipment....................................................... 5 years
Furniture and fixtures................................................. 5 years
Vehicles............................................................... 5 years
System software........................................................ 3 years

                             SATYAM INFOWAY LIMITED

   The Company purchases certain application software for internal use. It is estimated that such software has a relatively short useful life, usually less than one year. The Company, therefore, charges to income the cost of acquiring such software, entirely at the time of acquisition. Deposits paid towards the acquisition of plant and equipment outstanding at each balance sheet date and the cost of plant and equipment not put to use before such date are disclosed under Construction-in-progress.

 (h) Intangible Asset

   The Company entered into a five year agreement effective September 1997 with Sterling Commerce International Inc ("Sterling") whereby Sterling agreed to grant the Company certain rights to market, provide, install, facilitate, maintain and support Sterling's proprietary electronic commerce technology. In consideration for granting this proprietary technology, the Company paid Sterling a licensing fee of $300,000, which was capitalized. The Company currently amortizes this fee over five years, this being the initial period over which it is entitled to use the electronic commerce technology. The amortization related to the license is included under "Depreciation and amortization" and is classified in the Income Statement under the caption "Selling, general and administrative expenses."

 (i) Earnings Per Share

   On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the results would be anti-dilutive.

 (j) Income Taxes

   Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

 (k) Retirement Benefits to Employees

   Provident fund: In accordance with Indian law, all employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and employer each make monthly contributions to the plan equal to 12% of the covered employee's basic salary. The Company has no further obligations under the plan beyond its monthly contributions.

   Gratuity: In addition to the above benefits, the Company provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering all employees. The Gratuity Plan commenced on April 1, 1997. The plan provides a lump sum payment to vested employees at retirement or termination of employment in an amount

                             SATYAM INFOWAY LIMITED
based on the respective employee's salary and the years of employment with the Company. The Company contributes each year to a gratuity fund maintained by the Life Insurance Corporation of India ("LIC") based upon actuarial valuations. No additional contributions were required to be made by the Company in excess of the unpaid contributions to the plan. The LIC has no recourse to the Company in the event of any shortfall in its obligations to vested employees and is entirely responsible for meeting all unfunded liabilities. Consequently, all additional liabilities that may arise will be borne by the LIC. Further, vested employees do not have any recourse to the Company in the event the LIC does not fulfil its obligations to them. The Company does not carry any pension liability in its financial statements and has no further obligations under the plan beyond its monthly contributions.

 (l) Stock-based Compensation

   The Company uses the intrinsic value-based method of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, to account for its employee stock-based compensation plan. The Company has therefore adopted the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

 (m) Interim Information (unaudited)

   Interim information presented in the consolidated financial statements has been prepared by management without audit and, in the opinion of management, includes all adjustment of a normal recurring nature that are necessary for the fair presentation of the financial position, result of operations, and cash flows for the periods shown, is in accordance with the generally accepted accounting principles.

2. Cash and Cash Equivalents

   The cost and fair values for cash and cash equivalents as of March 31, 1998 and 1999 and December 31, 1999, are set out below.

                         March 31,  March 31,  March 31, December 31,  December 31,
                           1998       1999       1999        1999          1999
                         --------- ----------- --------- ------------- ------------
                            Rs.        Rs.        US$         Rs.          US$
                                                          (unaudited)   (unaudited)
Cost and fair values
  Cash and cash
   equivalents.......... 9,911,667 125,547,453 2,885,485 1,717,009,677  39,462,415

   Cash and cash equivalents include deposits of Rs.69,200, Rs.7,261,200 (US$166,579) and Rs.7,642,877 (US$175,658) as of March 31, 1998 and 1999 and
December 31, 1999, respectively placed in "No-charge-no-lien" accounts as security towards performance guarantees issued by the Company's bankers on the Company's behalf. The Company cannot utilize these amounts until the guarantees are discharged or revoked. Cash and cash equivalents as of March 31, 1999 and December 31, 1999 also include deposits of Rs.115,000,000 (US$2,643,071) and Rs.1,665,680,000 (US $38,282,694) placed with banks as short-term deposits.

3. Inventories

   Inventories consist of the following:

                          March 31, March 31, March 31, December 31, December 31,
                            1998      1999      1999        1999         1999
                          --------- --------- --------- ------------ ------------
                             Rs.       Rs.       US$        Rs.          US$
                                                        (unaudited)   (unaudited)
CD-ROMs.................        --    120,192    2,762      826,373     18,993
Communication hardware..        --  3,288,496   75,580    9,719,679    223,390
Application software....        --  3,349,502   76,983    3,765,897     86,552
Others..................        --         --       --      382,811      8,798
                           -------  ---------  -------   ----------    -------
                                    6,758,190  155,325   14,694,760    337,733
Valuation allowance.....        --         --       --      404,090      9,288
                           -------  ---------  -------   ----------    -------
                                --  6,758,190  155,325   14,290,670    328,446
                           =======  =========  =======   ==========    =======

                             SATYAM INFOWAY LIMITED

4. Other Current Assets

Other current assets consist of the following:

                                                          December
                         March 31,  March 31,  March 31,     31,     December 31,
                            1998       1999      1999       1999         1999
                         ---------- ---------- --------- ----------- ------------
                            Rs.        Rs.        US$        Rs.         US$
                                                         (unaudited)  (unaudited)
Withholding taxes.......         --         --        --   1,298,291     29,839
Advance for expenses....    818,285  1,617,959    37,186  10,774,657    247,636
Prepaid expenses........  9,398,921 70,329,478 1,616,398 189,012,138  4,344,108
Prepaid telephone
 rentals................     51,750    296,250     6,809     321,750      7,395
Advance tax payments....    709,204    959,516    22,053   2,137,112     49,118
Due from associate
 company................         --    190,104     4,369     276,864      6,363
Other advances..........         --    294,906     6,778     353,754      8,130
                         ---------- ---------- --------- -----------  ---------
                         10,978,160 73,688,213 1,693,593 204,174,566  4,692,589
                         ========== ========== ========= ===========  =========

   Prepaid expenses consist mainly of the unexpired portion of annual rentals paid to the Department of Telecommunications, Ministry of Communications, Government of India for use of leased telecommunication lines.

5. Plant and Equipment

   Plant and equipment consist of the following:

                           March 31,    March 31,   March 31,   December 31,  December 31,
                             1998         1999         1999         1999          1999
                          -----------  -----------  ----------  ------------- ------------
                              Rs.          Rs.         US$           Rs.          US$
                                                                 (unaudited)   (unaudited)
Leasehold improvements..    1,455,293    6,164,699     141,685     15,183,131     348,957
Plant and machinery.....   20,979,507  101,558,254   2,334,136    326,890,885   7,513,006
Computer equipment......   41,055,959   72,577,533   1,668,066     99,016,983   2,275,730
Office equipment........    1,299,341    1,727,654      39,707      3,194,215      73,413
Furniture and fixtures..    4,636,715    7,665,644     176,181     12,038,047     276,673
Vehicles................           --      161,443       3,710      9,205,364     211,569
System software.........   11,039,530   20,022,142     460,173     26,388,590     606,495
Construction-in-
 progress...............    2,092,122   18,977,088     436,155    145,156,884   3,336,173
                          -----------  -----------  ----------  -------------  ----------
                           82,558,467  228,854,457   5,259,813    637,074,099  14,642,016
Accumulated
 depreciation...........  (19,317,573) (66,020,581) (1,517,366) (147,343,905)  (3,386,438)
                          -----------  -----------  ----------  -------------  ----------
                           63,240,894  162,833,876   3,742,447    489,730,194  11,255,578
                          ===========  ===========  ==========  =============  ==========

   Depreciation expense amounted to Rs.18,781,598, Rs.46,714,402 (US$1,073,647) and Rs.77,381,515 (US$1,778,477) for fiscal years 1998 and 1999 and for the nine months ended December 31, 1999, respectively.

6. Technical Know-how Fees

   Technical know-how fees as of March 31, 1998 and 1999 and December 31,1999, net of accumulated amortization of Rs.601,748, Rs.2,981,198 (US$68,518), and Rs.4,772,671 (US$109,691) respectively amounted to Rs.11,295,502, Rs.8,916,052
(US$204,920) and Rs.7,124,579 (US$163,746) respectively.

                             SATYAM INFOWAY LIMITED

7. Leases

   The Company is obligated under capital leases that expire in fiscal 1999 through 2002 for certain items of computers and vehicles. The gross amount and related accumulated amortization recorded under capital leases were as follows:

                         March 31,    March 31,   March 31,  December 31, December 31,
                            1998        1999        1999         1999         1999
                         ----------  -----------  ---------  ------------ ------------
                            Rs.          Rs.         US$         Rs.          US$
                                                             (unaudited)   (unaudited)
Computer equipment...... 14,156,489   14,156,489   325,362     1,649,789     37,917
Vehicles................         --      161,443     3,710     5,860,602    134,696
                         ----------  -----------  --------    ----------    -------
Total................... 14,156,489   14,317,932   329,072     7,510,391    172,613
                         ==========  ===========  ========    ==========    =======
Accumulated
 depreciation........... (3,526,065) (10,628,548) (244,278)   (1,875,698)   (43,031)

   Depreciation on assets held under capital leases is included in total depreciation expense.

   Future minimum capital lease payments as of December 31, 1999 (unaudited) are:

                                      March 31,            December 31,
                                   -----------------  -----------------------
                                     Rs.       US$        Rs.         US$
                                   --------  -------  -----------  ----------
                                                      (unaudited)  (unaudited)
2000..............................  701,804   16,130   2,441,264     56,108
2001..............................  166,461    3,826   2,099,352     48,250
2002..............................       --       --   1,161,337     26,691
                                   --------  -------  ----------    -------
Total minimum lease payments......  868,265   19,956   5,701,953    131,049
Less: Amount representing
 interest......................... (112,281)  (2,581)   (388,104)    (8,920)
                                   --------  -------  ----------    -------
Present value of net minimum
 capital lease payments...........  755,984   17,375   5,313,849    122,129
Less: Current installments of
 obligations under capital
 leases........................... (596,740) (13,715) (1,980,863)   (45,526)
                                   --------  -------  ----------    -------
Obligations under capital leases,
 excluding current installments...  159,244    3,660   3,332,986     76,603
                                   ========  =======  ==========    =======

   During fiscal 1999 the Company prepaid certain of its capital lease obligations acquiring ownership of the related assets. The principal repaid amounted to Rs.1,121,696 and Rs.11,385,004 (US$261,664) in fiscal 1998 and
1999, respectively.

8. Other Assets

   Other assets consist of the following:

                         March 31,  March 31,  March 31, December 31, December 31,
                            1998       1999      1999        1999         1999
                         ---------- ---------- --------- ------------ ------------
                            Rs.        Rs.        US$        Rs.          US$
                                                         (unaudited)   (unaudited)
Rent and maintenance
 deposits...............  5,948,129  8,239,345  189,366   29,187,979     670,834
Telephone deposits......  2,334,000 17,308,000  397,794   26,970,539     619,870
Other deposits..........    139,822    392,197    9,014    2,197,257      50,500
Prepaid telephone
 rentals................  1,606,297  5,307,313  121,979    5,372,751     123,483
Staff advances
 recoverable after one
 year...................    145,000    237,000    5,447    1,961,312      45,077
                         ---------- ----------  -------   ----------   ---------
                         10,173,248 31,483,855  723,600   65,689,838   1,509,764
                         ========== ==========  =======   ==========   =========

                             SATYAM INFOWAY LIMITED

9. Short term borrowings

   In June 1999, the Company obtained a short term loan facility from the IDBI Bank Limited ("IDBI") in an amount of Rs.100,000,000. This loan is secured by a subordinated charge on the fixed assets (both present and future) of the Company and also by a corporate guarantee provided by Satyam Computer Services. The loan carries an interest rate of 12.75% per annum and is repayable within 90 days. During the nine months ended December 31, 1999, the Company has availed the entire amount under this facility and has repaid the same on respective due dates. The Company has also availed of a cash credit facility from IDBI to meet its working capital requirements. The facility carries an interest rate of 15.81% per annum. This loan is secured by a senior charge on all present and future goods, book debts and other movable current assets of the Company. As of December 31, 1999, the Company has not utilized the cash credit facility.

10. Long-term Debt

   Long-term debt consists of the following:

                          March 31,   March 31,    March 31,    December    December 31,
                            1998         1999         1999      31, 1999        1999
                         ----------- ------------  ----------  -----------  ------------
                             Rs.         Rs.          US$          Rs.          US$
                                                               (unaudited)   (unaudited)
Unsecured debentures.... 122,000,000  122,000,000   2,803,953           --           --
Term loan from Export
 Import Bank of India...          --  136,500,000   3,137,210  100,666,667    2,313,645
Other long-term debt....          --           --          --      934,394       21,475
                         ----------- ------------  ----------  -----------   ----------
Total long-term debt.... 122,000,000  258,500,000   5,941,163  101,601,061    2,335,120
Less: Current
 installments...........          -- (144,750,000) (3,326,821) (71,666,666)  (1,647,131)
                         ----------- ------------  ----------  -----------   ----------
Long-term debt,
 excluding current
 installments........... 122,000,000  113,750,000   2,614,342   29,934,395      687,989
                         =========== ============  ==========  ===========   ==========

   In June 1998, the Company obtained a facility from the Export Import Bank of India for a term loan of Rs.215,000,000. This term loan is secured by a first charge on the fixed assets (both present and future) of the Company and is also guaranteed by Satyam Computer Services. The loan carries an interest rate of 15.5% per annum and will be repaid in six equal half-yearly installments commencing on December 20, 1999. As of December 31, 1999, the Company has availed an amount of Rs.136,500,000 (US$3,137,210) under this facility. During the quarter ended December 31, 1999, the Company repaid an amount of Rs.35,833,333 to the Export Import Bank of India.

   Aggregate maturities of long-term debt for each of the years subsequent to December 31, 1999 are as follows: December 31, 2000--Rs.71,666,666 and December 31, 2001--Rs.29,934,395.

                            SATYAM INFOWAY LIMITED

11. Income Taxes

   The Company has incurred book and tax operating losses since inception and has not provided for any deferred income tax because of the uncertainty associated with the realization of such deferred tax assets.

   The composition of the deferred tax asset is as follows:

                                         March 31,    March 31,    March 31,
                                           1998          1999         1999
                                        -----------  ------------  ----------
                                            Rs.          Rs.          US$
   Deferred tax assets
     Operating loss carry forwards.....  35,433,113    95,590,394   2,192,943
     Plant and equipment and
      intangibles......................   1,091,277     5,807,119     133,221
                                        -----------  ------------  ----------
   Total deferred tax assets...........  36,524,390   101,397,513   2,326,164
   Less: Valuation allowance........... (36,524,390) (101,397,513) (2,326,164)
                                        -----------  ------------  ----------
   Net deferred tax assets.............          --            --          --
                                        ===========  ============  ==========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the Company will not realize the benefit of these deductible differences. Under Indian law, loss carry-forwards from a particular year may be used to offset taxable income over the next eight years.

12. Common Stock

   Dividends: Should the Company declare and pay dividends, such dividends will be paid in Indian rupees.

   Indian law mandates that any dividend can be declared out of distributable profits only after the transfer of up to 10% of net income computed in accordance with current regulations to a general reserve. Also, the remittance of dividends outside India is governed by Indian law on foreign exchange. Such dividend payments are also subject to applicable withholding taxes.

13. Stock Purchase Plan

   In fiscal 1999, the Company entered into an agreement with Satyam Computer Services and the South Asia Regional Fund ("SARF"). Under the terms of this agreement, the Company agreed to issue warrants to Satyam Computer Services and SARF. Each warrant entitles the registered holder thereof to subscribe for and be allotted one Equity Share in the Company. The warrants are exercisable at a price calculated at a multiple of eight times the fully diluted earnings per share, subject to a minimum price of the higher of: (a) 66% of the fair market value of a share as determined by three merchant bankers acceptable to shareholders, and (b) par value of the shares subscribed. These warrants are exercisable anytime: (a) between June 30, 2001 through June 30, 2003; or (b) if the Company decides to sell any of its shares prior to June 30, 2001; or
(c) on a date not later than the date on which the Company files an application for listing or petitions for voluntary liquidation. During the fiscal year, the Company had issued 150,000 and 600,000 warrants to Satyam Computer Services

                             SATYAM INFOWAY LIMITED
and SARF respectively. In September 1999, the Company also issued an aggregate of 481,000 equity shares to Sterling Commerce, Inc., for a purchase price of $5.0 million. In October 1999, the Company issued an aggregate of 150,000 and 600,000 equity shares to Satyam Computer Services and SARF respectively upon exercise of the aforementioned warrants.

14. Employee Post Retirement Benefits

   Contribution to the gratuity plan managed by the Life Insurance Corporation of India in fiscal 1998 and 1999 was Rs.313,733 and Rs.319,606 (US$7,346). No
contribution has been made for the quarter ended December 31, 1999 as the amount had not fallen due on the Balance Sheet date.

   In addition the Company contributed Rs.266,328, Rs,679,830, Rs.679,830, Rs.2,122,963 (US$48,793) and Rs.3,946,741 (US$90,709) to the provident fund managed by Government of India in fiscal 1997, 1998, 1999, and nine months ended December 31, 1999 respectively.

15. Other Expense

   Other expense, net, consists of the following:

                         March 31, March 31,   March 31,    March 31,  December 31,  December 31,
                           1997       1998        1999        1999         1999          1999
                         --------- ----------  ----------  ----------- ------------  ------------
                            Rs.       Rs.         Rs.          US$         Rs.           US$
                                                           (unaudited)  (unaudited)
Interest expense........       --  11,307,320  27,754,615    637,890    26,571,487      610,698
Other finance charges...       --          --          --         --     1,017,739       23,391
Interest income.........       --  (3,809,267)   (609,020)   (13,997)  (32,625,074)    (749,829)
Internet management
 fees...................       --          --          --         --    (2,400,000)     (55,160)
Other income............       --          --    (358,875)    (8,248)      (65,401)      (1,503)
                          -------  ----------  ----------    -------   -----------     --------
                               --   7,498,053  26,786,720    615,645    (7,501,249)    (172,403)
                          =======  ==========  ==========    =======   ===========     ========

16. Commitments and Contingencies

   The Company had outstanding performance guarantees for various statutory purposes totaling Rs.144,000, Rs.22,144,000 (US$508,940) and Rs.23,057,400
(US$529,933) as of March 31, 1998 and 1999 and December 31, 1999, respectively. These guarantees are generally provided to government agencies, primarily the Telegraph Authority, as security for compliance with and performance of terms and conditions contained in the Internet Service Provider license granted to the Company, and Videsh Sanchar Nigam Limited, towards the supply and installation of an electronic commerce platform, respectively. These guarantees may be invoked by the governmental agencies if they suffer any losses or damage by reason of breach of any of the covenants contained in the license.

   As of December 31, 1999, the Company had contractual commitments of Rs.154,703,518 (US$3,555,585) for capital expenditures relating to new network infrastructure.

                             SATYAM INFOWAY LIMITED

17. Related Party Transactions

   An analysis of transactions with Satyam Computer Services is set out below.

                          March 31,   March 31,    March 31,   March 31,   December 31,  December 31,
                             1997       1998         1999         1999         1999          1999
                          ---------- -----------  -----------  ----------  ------------  ------------
                             Rs.         Rs.          Rs.         US$          Rs.           US$
                                                                           (unaudited)    (unaudited)
Balance at beginning of
 the year...............     710,976  34,989,440    1,508,887      34,679    3,980,370        91,482
Advances received
 towards working
 capital................   5,297,155   5,590,982    1,308,714      30,078    3,295,326        75,737
Advance received against
 equity.................  28,981,309  38,453,000   92,700,000   2,130,545   78,120,000     1,795,449
Allocation of facilities
 costs..................          --          --      636,747      14,634    4,043,429        92,931
Expenses incurred on
 behalf of the Company..          --          --      809,922      18,615       52,076         1,197
Purchases from Satyam
 Computer Services......          --          --      800,000      18,387           --            --
Allotment of equity.....          -- (75,000,000) (93,783,900) (2,155,456) (78,120,000)   (1,795,449)
Interest income
 received...............          --  (2,524,535)          --          --           --            --
                          ---------- -----------  -----------  ----------  -----------    ----------
Balance at the end of
 the year...............  34,989,440   1,508,887    3,980,370      91,482   11,371,201       261,347
                          ========== ===========  ===========  ==========  ===========    ==========

   Advance against equity represents interest free advances received from the company's parent company, Satyam Computer Services to be adjusted against subsequent issues of common stock. There are no other terms against which such advances have been made. The Company received temporary advances from Satyam Computer Services to meet its working capital requirements in fiscal 1997 through 1999. Of these, advances amounting to Rs.7,565,690 and Rs.1,083,900 were settled by the issue of 756,569 and 108,390 equity shares of Rs.10 each in fiscal 1998 and 1999 respectively and is disclosed in the statement of cash flows as a non-cash financing activity. The fair value of each equity share on the dates of issuance of these shares equaled their face value.

   The Company made sales to Satyam Computer Services for cash amounting to Rs.390,000 (US$8,963) and Rs.9,039,000 (US$207,745) during the year March 31,
1999 and nine months ended December 31, 1999 respectively. The Company also paid Satyam Computer Services Rs.757,141 towards training and consulting fees in fiscal 1998.

   During fiscal 1998, the Company placed short term deposits with Satyam Computer Services at a rate of 18% per annum for periods ranging between three to six months.

   Particulars of significant related transactions with other affiliated companies are set out below.

                                              March
                         March 31, March 31,   31,   March 31, December 31, December 31,
                           1997      1998     1999     1999        1999         1999
                         --------- --------- ------- --------- ------------ ------------
                            Rs.       Rs.      Rs.      US$        Rs.          US$
                                                               (unaudited)   (unaudited)
Sales to affiliates.....     --           --  45,000   1,034        --           --
Purchases of
 software/cables from
 affiliates.............     --    1,370,938 800,000  18,387        --           --

                             SATYAM INFOWAY LIMITED

17. Related Party Transactions, (continued)

   No interest is charged by Satyam Computer Services on the balances payable to them. The balances payable to Satyam Computer Services as of March 31, 1998, 1999 and December 31, 1999 were as follows:

                         March 31, March 31, March 31, December 31, December 31,
                           1998      1999      1999        1999         1999
                         --------- --------- --------- ------------ ------------
                            Rs.       Rs.       US$        Rs.          US$
                                                       (unaudited)   (unaudited)
Due to Satyam Computer
 Services............... 1,508,887 3,980,370  91,482    11,371,201    261,347

   No amounts were receivable from Satyam Computer Services as of March 31, 1998, March 31, 1999 and December 31, 1999. Included in other current assets is an amount of Rs.190,104 (US$4,369) and Rs.276,864 (US$6,363) receivable from affiliates as of March 31, 1999 and December 31, 1999 respectively. No other amounts were receivable from or payable to affiliates as of March 31, 1998, 1999 and December 31, 1999.

   The Company grants interest free advances to officers and employees. Such loans are repayable over fixed periods ranging from one to sixty months. As of March 31, 1998, 1999 and December 31, 1999, the amounts recoverable from officers and employees were Rs.232,302, Rs.810,143 (US$18,620) and Rs.5,380,984
(US$123,672) respectively, of which Rs.87,302, Rs.573,143 (US$13,173) and
Rs.3,419,672 (US$78,595) respectively were recoverable within one year from those dates.

18. Segment Reporting

   In accordance with the provisions of SFAS 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it has three operating segments:

  . Internet Access Services, providing Internet access services to subscribers;

  . Corporate Services, providing dial up and dedicated Internet access, e-commerce, electronic data interchange, e-mail and other messaging services, virtual private networks, and web based solutions to businesses, web page hosting to individuals; and

  . Online Portal Services, operating an Internet portal and offering related content sites.

These operating segments were identified from the structure of the Company's internal organization. Currently, the chief operating decision-maker of the Company receives and reviews information relating to segment revenues only. Products and services revenues are presented below.

                          March 31, March 31,  March 31,  March 31, December 31, December 31,
                            1997      1998       1999       1999        1999         1999
                          --------- --------- ----------- --------- ------------ ------------
                             Rs.       Rs.        Rs.        US$        Rs.          US$
                                                                    (unaudited)   (unaudited)
Internet access
 services...............       --          --  13,310,800   305,925 208,914,246   4,801,523
Corporate services......       --   6,805,020  89,973,032 2,067,870 174,591,768   4,012,681
Online portal services..       --          --      60,000     1,379   9,403,155     216,115
                           ------   --------- ----------- --------- -----------   ---------
Revenues................       --   6,805,020 103,343,832 2,375,174 392,909,169   9,030,319
                           ======   ========= =========== ========= ===========   =========


   SFAS 131 also requires that an enterprise report a measure of profit or loss and total assets for each reportable segment. Certain expenses such as bandwidth costs (telecommunication), depreciation on plant and machinery, etc., which form a significant component of total expenses, are not specifically allocable to these business segments as the services are used interchangeably between reportable segments. Management believes

                             SATYAM INFOWAY LIMITED
that it is not practical to provide segment disclosures relating to segment costs and expenses, and consequently segment profits or losses, since a realistic allocation cannot be made. The fixed assets used in the Company's business are not identifiable to any particular reportable segment and can be used interchangeably among segments. Consequently, management believes that it is not particle to provide segment disclosures relating to total assets since a realistic analysis among the various operating segments is not possible.

19. Employee Stock Offer Plan

   In fiscal 1999, the Company established the Employee Stock Offer Plan ("ESOP") which provides for the issuance of 825,000 warrants to eligible employees. The warrants were issued to an employee welfare trust (the "Trust") at Rs.1 each. The Trust holds the warrants and transfers them to eligible employees over a period of three years. The warrants are to be transferred to employees at Rs.1 each and each warrant entitles the holder to purchase one of the Company's equity shares at an exercise price of Rs.70 per share. The warrants and the equity shares received upon the exercise of warrants are subject to progressive vesting over a three-year period from the date of issue of warrants to employees. The fair market value of each of the issued warrants was determined by the board of Directors to be Rs.400. The warrants allotted and the underlying equity shares are not subject to any repurchase obligations by the Company.

   During fiscal 1999, 5,000 warrants were granted to a single employee resulting in a deferred compensation of Rs.1,650,000 for the difference between the exercise price and the fair market value of the common stock underlying the warrants, as of the date the warrants were unconditionally made available to the employee. Deferred compensation is amortized over the vesting period of the warrants.

   During fiscal 2000, 225,000 warrants were granted to associates resulting in a deferred compensation of Rs.77,983,475.

20. Year 2000

   Certain organizations anticipate that they will experience operational difficulties at the beginning of the Year 2000 as a result of computer programs being written using two digits rather than four to define the applicable year. The Company's plan for the Year 2000 calls for compliance verification with external vendors supplying the Company software, testing in-house engineering and manufacturing software tools, testing software in the Company's products for the Year 2000, and communication with significant suppliers to determine the readiness of third parties remediation of their own Year 2000 issues.

   To date, the Company has not encountered any material Year 2000 issues concerning its respective computer programs. All costs associated with the Company's plan for the Year 2000 are being expensed as incurred. The costs associated with the Year 2000 are not expected to have a material adverse effect on the Company's business, financial condition and results of operations. Nevertheless there is uncertainty concerning the potential costs and effects associated with any Year 2000 compliance.

21. Subsequent Events

   The Company entered into an agreement with Sterling Commerce, Inc. on July 19, 1999 for the sale of 481,000 equity shares of Rs.10 each for an aggregate cash purchase price of $5,000,000. This agreement was concluded and the proceeds were received on September 19, 1999 after obtaining the necessary approvals from the Government of India. The proceeds of $5,000,000 (approximately equivalent to Rs.216.8 million) were principally applied to entirely redeem 1,220,000 unsecured debentures of Rs.100 each aggregating to Rs. 122 million issued to Citibank N.A., partially repay short term loans obtained from IDBI amounting to Rs.50,000,000, and fund working capital requirement.

                             SATYAM INFOWAY LIMITED

22. Initial Public Offering ("IPO") and Acquisition of Business

   In October 1999, the Company made an Initial Public Offering of 4,801,250 American Depositary Shares ("ADS"). The Company sold these ADSs at US$18 per ADS for Rs.3,750,736,500 (US$86,204,011) in cash. The related offering costs of Rs.306,022,544 (US$7,033,384) were offset against the proceeds of the issue. The proceeds of the issue are intended to be used to fund the Company's network infrastructure expansion and enhancements, develop content for the Company's portal business and advertise and promote the Company's brand and for general corporate purposes including strategic investments, partnerships and acquisitions.

   On November 29, 1999, Satyam entered into an agreement with the shareholders of IndiaWorld to acquire 49,000 shares (equivalent to 24.5% of the voting control) of IndiaWorld for a consideration of Rs. 1,222,500,000 (US$28,096,989). IndiaWorld is engaged in the business of providing web-based solutions and advertising services. Satyam also entered into an agreement with the shareholders of IndiaWorld as on the same date for the option to purchase the remaining shares ("the option agreement") in IndiaWorld. The terms of the option agreement provide that Satyam has the option to acquire all of the remaining shares of IndiaWorld on the payment of an initial non-refundable earnest money deposit of Rs. 513,100,000 (US$11,792,691) and a second and final payment of Rs. 3,254,300,000 (US$74,794,300) which is to be made on or before June 30, 2000. The non-refundable earnest money deposit of Rs. 513,100,000 was paid on November 29, 1999. The option agreement also provides for an extension of the final payment date to a date that is on or before September 30, 2000, by mutual consent of Satyam and IndiaWorld. This extension is subject to the payment by Satyam of an additional amount calculated at the rate of 16% per annum from July 1, 2000 through September 30, 2000 on the agreed consideration for the outstanding shares. Management intends to exercise the option to acquire all of the remaining shares of IndiaWorld on or before June 30, 2000.

   This transaction will be accounted for under the purchase method of accounting. The financial statements of the Company have been consolidated with the accounts of IndiaWorld as of December 1, 1999 by virtue of Satyam's ability, at its election, to effectively participate in significant decisions that would be expected to be taken by IndiaWorld. The estimated total cost in excess of net assets acquired of approximately Rs. 5 billion (US$114.7 million) will be amortized over five years.

   The following unaudited proforma consolidated results of operations are presented as if the acquisition was made at the beginning of the periods presented. The proforma consolidated results of operations reflects the amortization of goodwill attributable to the acquisition. The unaudited proforma information is not necessarily indicative of the actual results that would have occurred had the acquisition been made as of the beginning of the periods presented or the future results of the combined operations.

                                       Year ended          Nine months ended
                                     March 31, 1999        December 31, 1999
                                ------------------------ ----------------------
                                     Rs.         US$         Rs.        US$
Revenues......................    117,301,391  2,695,964 398,044,487  8,936,060
Net loss......................  1,185,357,637 27,220,355 172,857,750 14,344,033
Loss per equity share.........         109.41       2.51       39.63       0.91
Weighted Equity Shares used in
 computing loss per Equity
 Share........................     10,824,826 10,824,826  17,401,245 17,401,245

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of KPMG, Independent Auditors....................................... F-21

Balance Sheets............................................................. F-22

Statements of Income....................................................... F-23

Statements of Stockholders' Equity......................................... F-24

Statements of Cash Flows................................................... F-25

Notes to Financial Statements.............................................. F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
IndiaWorld Communications Private Limited:

   We have audited the accompanying balance sheets of IndiaWorld Communications Private Limited as of March 31, 1998 and 1999, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IndiaWorld Communications Private Limited as of March 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.

   The United States dollar amounts are presented in the accompanying financial statements solely for the convenience of the readers and are arithmetically correct on the basis disclosed in footnote 1(b).

                                          KPMG

Mumbai, India
December 20, 1999

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                                 BALANCE SHEETS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                    As of
                          ------------------------------------------------------------
                          March 31,  March 31,   March 31, September 30, September 30,
                            1998        1999       1999        1999          1999
                             Rs.        Rs.         US$         Rs.           US$
                          ---------  ----------  --------- ------------- -------------
         ASSETS                                             (unaudited)   (unaudited)
Current assets:
Cash and cash
 equivalents............    683,505     778,062    17,882    1,269,751       29,183
Accounts receivable.....    572,683     984,555    22,628    2,368,071       54,425
Investments.............    860,300   1,622,000    37,279    7,059,595      162,252
Deferred tax asset......    598,906          --        --    2,122,437       48,774
Other current assets....    856,768   1,780,206    40,915    2,085,983       47,943
                          ---------  ----------   -------   ----------      -------
  Total current assets..  3,572,162   5,164,823   118,704   14,905,837      342,577
Plant and equipment--
 net....................  1,562,956   1,016,888    23,371      694,557       15,963
Deferred taxes..........    406,084     311,571     7,161      336,823        7,748
Other assets............    540,000     560,000    12,871    1,160,000       26,661
                          ---------  ----------   -------   ----------      -------
  Total assets..........  6,081,202   7,053,282   162,107   17,097,217      392,949
                          =========  ==========   =======   ==========      =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease
 obligations............    333,245          --        --           --           --
Accrued expenses........    278,368     664,299    15,268      143,745        3,304
Deferred revenue........  2,550,729   2,544,268    58,475    4,167,809       95,790
Provision for taxes.....    665,000   1,435,000    32,981    4,263,408       97,987
Deferred tax
 liabilities............     48,827     286,527     6,585    1,656,488       38,071
Dividend payable........    200,000     200,000     4,597           --           --
Advances from
 customers..............  1,232,407   1,054,180    24,228    1,185,459       27,246
Other current
 liabilities............         --      16,990       390           --           --
                          ---------  ----------   -------   ----------      -------
  Total current
   liabilities..........  5,308,576   6,201,264   142,524   11,416,909      262,398
Non-current liabilities:
Long-term debt..........         --     269,133     6,186      908,676       20,884
                          ---------  ----------   -------   ----------      -------
  Total liabilities.....  5,308,576   6,470,397   148,710   12,325,585      283,282
                          =========  ==========   =======   ==========      =======
Stockholders' equity:
Common stock, Rs.10 par
 value: 500,000 Equity
 Shares authorized and
 200,000 issued and
 outstanding as of
 March 31, 1998, 1999
 and September 30,
 1999...................  2,000,000   2,000,000    45,966    2,000,000       45,966
Accumulated
 (deficit)/retained
 earnings...............   (958,323) (1,447,067)  (33,258)     285,293        6,557
                          ---------  ----------   -------   ----------      -------
Accumulated other
 comprehensive income...   (269,051)     29,952       688    2,486,339       57,144
                          ---------  ----------   -------   ----------      -------
  Total stockholders'
   equity...............    772,626     582,885    13,397    4,771,632      109,667
                          ---------  ----------   -------   ----------      -------
  Total liabilities and
   stockholders'
   equity...............  6,081,202   7,053,282   162,107   17,097,217      392,949
                          =========  ==========   =======   ==========      =======


                 See accompanying notes to financial statements

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                               INCOME STATEMENTS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                                       Six months ended
                                 Years ended March 31,                   September 30,
                         -----------------------------------------  ------------------------
                           1997       1998        1999      1999       1999         1999
                            Rs.        Rs.        Rs.        US$        Rs.          US$
                         ---------  ---------  ----------  -------  -----------  -----------
                                                                    (unaudited)  (unaudited)
Revenues................ 6,357,477  9,219,844  13,957,559  320,790  10,387,631     238,741
Cost of revenues........ 3,875,383  5,558,371   7,440,010  170,995   4,713,606     108,334
                         ---------  ---------  ----------  -------  ----------     -------
Gross profit............ 2,482,094  3,661,473   6,517,549  149,795   5,674,025     130,407
                         ---------  ---------  ----------  -------  ----------     -------
Operating expenses:
  Selling, general and
   administrative
   expenses............. 2,583,636  3,202,787   4,285,134   98,486   3,005,043      69,066
Advances written off....        --         --   1,833,541   42,141          --          --
                         ---------  ---------  ----------  -------  ----------     -------
Total Operating
 Expenses............... 2,583,636  3,202,787   6,118,675  140,627   3,005,043      69,066

Operating income........  (101,542)   458,686     398,874    9,168   2,668,982      61,341
Other income, net.......    34,179     46,685     590,841   13,579      57,823       1,329
                         ---------  ---------  ----------  -------  ----------     -------
(Loss)/income before
 income taxes...........   (67,363)   505,371     989,715   22,747   2,726,805      62,670

Income taxes............    14,202   (375,289)   (978,459) (22,488)   (994,445)    (22,855)
                         ---------  ---------  ----------  -------  ----------     -------

Net (loss)/income.......   (53,161)   130,082      11,256      259   1,732,360      39,815
                         =========  =========  ==========  =======  ==========     =======

Net (loss)/income per
 Equity Share...........     (0.27)      0.65        0.06       --        8.66        0.20
                         =========  =========  ==========  =======  ==========     =======


                 See accompanying notes to financial statements

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                      STATEMENTS OF STOCK HOLDERS' EQUITY
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                          Accumulated
                           Common Stock                      Other                      Total
                         ----------------- Comprehensive Comprehensive Accumulated  Stockholders'
                         Shares  Par Value    Income        Income       Deficit       Equity
                         ------- --------- ------------- ------------- -----------  -------------
Balance as of March 31,
 1997................... 200,000 2,000,000                  (210,568)    (688,405)    1,101,027
Comprehensive income
  Net income............                       130,082                    130,082       130,082
  Unrealized loss on
   investments, net.....                       (57,537)                                 (57,537)
                                             ---------
  Others................                          (946)                                    (946)
                                             ---------
 Other comprehensive
  income................                       (58,483)      (58,483)
                                             ---------
Comprehensive income
 (loss).................                       (71,599)
                                             =========
Dividends...............                                                 (400,000)     (400,000)
                         ------- ---------                 ---------   ----------     ---------
Balance as of March 31,
 1998................... 200,000 2,000,000                  (269,051)    (958,323)      772,626
Comprehensive income
  Net income............                        11,256                     11,256        11,256
  Unrealized gain on
   investments, net.....                       254,156                                  254,156
                                             ---------
  Others................                        44,847                                   44,847
                                             ---------                                ---------
 Other comprehensive
  income................                       299,003       299,003
                                             ---------
Comprehensive income
 (loss).................                       310,259
                                             =========
Dividends...............                                                 (500,000)     (500,000)
                         ------- ---------                 ---------   ----------     ---------
Balance as of March 31,
 1999................... 200,000 2,000,000                    29,952   (1,447,067)      582,885
Comprehensive income
  Net income............                     1,732,360                  1,732,360     1,732,360
  Unrealized gain on
   investments, net.....                     2,393,971                                2,393,971
                                             ---------
  Others................                        62,416                                   62,416
                                             ---------
 Other comprehensive
  income................                     2,456,387     2,456,387
                                             ---------
Comprehensive income
 (loss).................                     4,188,747
                         ------- ---------   =========     ---------   ----------     ---------
Balance as of September
 30, 1999 (unaudited)... 200,000 2,000,000                 2,486,339      285,293     4,771,632
                         ======= =========                 =========   ==========     =========
Balance as of March 31,
 1999 (in US$).......... 200,000    45,966                       688      (33,258)       13,397
                         ======= =========                 =========   ==========     =========
Balance as of September
 30, 1999 (in US$)
 (unaudited)............ 200,000    45,966                    57,144        6,557       109,667
                         ======= =========                 =========   ==========     =========

                See accompanying notes to financial statements

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                            STATEMENTS OF CASH FLOWS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

                                                                          Six months ended
                                   Years ended March 31,                    September 30,
                          -------------------------------------------  ------------------------
                             1997        1998        1999      1999       1999         1999
                             Rs.         Rs.         Rs.        US$        Rs.          US$
                          ----------  ----------  ----------  -------  -----------  -----------
                                                                       (unaudited)  (unaudited)
Cash flows from
 operating activities:
Net (loss)/profit.......     (53,161)    130,082      11,256      259   1,732,360      39,815
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
 Deferred income tax....    (214,202)    (89,711)    208,459    4,791  (1,883,963)    (43,300)
 Profit on sale of
  investments...........          --          --    (539,115) (12,391)    (95,714)     (2,200)
 Amounts written off--
  other assets..........          --          --   1,833,541   42,141          --          --
 Depreciation of plant
  and equipment.........     648,823   1,069,153   1,275,845   29,323     791,331      18,187
 Changes in assets and
  liabilities:
   Accounts receivable
    (net)...............    (581,123)    422,839    (411,872)  (9,466) (1,383,515)    (31,797)
   Other current
    assets..............    (274,634)   (516,289)   (923,438) (21,224)   (305,777)     (7,028)
   Other assets.........    (379,000)   (156,000)    (20,000)    (460)   (600,000)    (13,790)
   Accrued expenses.....      27,653     (42,180)    385,931    8,870    (520,554)    (11,964)
   Deferred revenue.....   1,602,927     947,802      (6,461)    (148)  1,623,541      37,314
   Provision for income
    taxes...............     200,000     465,000     770,000   17,697   2,878,408      66,155
   Advances from
    customers...........     736,480     495,927    (178,227)  (4,096)    131,279       3,017
   Other current
    liabilities.........     (25,800)         --      16,990      390     (16,990)       (390)
                          ----------  ----------  ----------  -------  ----------     -------
Net cash provided by
 operating activities...   1,687,963   2,726,623   2,422,909   55,686   2,350,406      54,019
                          ----------  ----------  ----------  -------  ----------     -------
Cash flows from
 investing activities:
   Expenditure on
    investments.........    (227,901)   (656,818) (3,346,958) (76,924) (2,238,301)    (51,443)
   Proceeds from sale of
    investments.........          --          --   2,402,046   55,207     310,967       7,147
Expenditure on plant and
 equipment..............  (1,174,096) (1,015,660)   (769,328) (17,682)   (370,926)     (8,525)
Net cash provided by
 operating activities...  (1,401,997) (1,672,478) (1,714,240) (39,399) (2,298,260)    (52,821)
                          ----------  ----------  ----------  -------  ----------     -------

Cash flows from
 financing activities:
Proceeds from issuance
 of long-term debt......          --          --     269,133    6,186     639,543      14,699
Dividend payments made..          --    (220,000)   (550,000) (12,641)   (200,000)     (4,597)
Principal payments under
 capital lease
 obligations............          --    (455,860)   (333,245)  (7,659)         --          --
                          ----------  ----------  ----------  -------  ----------     -------
Net cash provided
 by/(used in) financing
 activities.............          --    (675,860)   (614,112) (14,114)    439,543      10,102
                          ----------  ----------  ----------  -------  ----------     -------
Net increase in cash and
 cash equivalents.......     285,966     378,285      94,557    2,173     491,689      11,301
Cash and cash
 equivalents at the
 beginning of the year..      19,254     305,220     683,505   15,709     778,062      17,882
                          ----------  ----------  ----------  -------  ----------     -------
Cash and cash
 equivalents at the end
 of the year............     305,220     683,505     778,062   17,882   1,269,751      29,183
                          ==========  ==========  ==========  =======  ==========     =======


Supplementary
 Information
Cash paid towards
 taxes..................          --     200,000      80,000    1,839      50,000       1,149

Supplemental schedule of
 non cash financing
 activities
Capital leases..........          --     789,105          --       --          --          --

                 See accompanying notes to financial statements

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

                         NOTES TO FINANCIAL STATEMENTS
    (Expressed in Indian Rupees, except share data and as otherwise stated)

1. Summary of Significant Accounting Policies and Practices

 (a) Description of Business

   IndiaWorld Communications Private Limited, (formerly Ravi Database Consultants Private Limited) ("IndiaWorld" or the "Company") a subsidiary of CM Jain Impex and Investments Private Limited, was incorporated on July 31, 1992 under the India Companies Act of 1956 (the "Act"). The Company is in the business of providing web-based solutions and advertising services. Headquartered at Mumbai, in India, the Company has a branch at New Delhi.

 (b) Basis of Preparation of Financial Statements

   The accompanying financial statements have been prepared in Indian Rupees ("Rs."), the national currency of India. Solely for the convenience of the reader, the financial statements as of and for the year ended March 31, 1999 and for the six months ended September 30, 1999 have been translated into United States dollars ("US$") at the noon buying rate in New York City on December 31, 1999 for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of US$1 = Rs. 43.51. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or at any other certain rate on March 31, 1999 or December 31, 1999 or at any other date.

 (c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Cash, Cash Equivalents and Short-term Investments

   The Company considers all highly liquid investments with original maturities, at the date of purchase/investment, of three months or less to be cash equivalents. Cash and cash equivalents consist of cash and cash on deposit with banks.

 (e) Revenue Recognition

   Revenues from web-site design and development are recognized upon completion of the project once the customer's weblinks are commissioned and available on the world-wide-web. Revenues from web-site hosting are recognized ratably over the period for which the site is hosted.

   Revenues from banner advertisements are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and the collection of the related receivables is probable.

 (f) Investments

   The Company has evaluated its investment policies consistent with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)

securities are carried at fair value, with the unrealized gains and losses, net of applicable income taxes, reported in the Statement of Stockholders' Equity under the caption Other Comprehensive Income/(Loss). Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost of securities sold is based on the first-in first-out method. Interest and dividends on securities classified as available-for-sale are included in other income.

 (g) Plant and Equipment

   Plant and equipment are stated at cost. A vehicle obtained under capital lease obligation is stated at the present value of minimum lease payments. The Company computes depreciation for all plant and equipment using the declining balance method. The estimated useful lives of assets are as follows:

   Computer equipment.................................................. 2 years
   Furniture and fixtures.............................................. 5 years
   Vehicles............................................................ 5 years
   Plant and machinery................................................. 5 years

   The Company purchases certain application software for internal use. It is estimated that such software has a relatively short useful life, usually less than one year. The Company, therefore, charges to income the cost of acquiring such software, entirely at the time of acquisition.

 (h) Income Taxes

   Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain

 (i) Pensions and other post retirement benefits

   Contributions to defined contribution plans are charged to income in the period in which they accrue.

   Current service costs for defined benefit plans are accrued in the period to which they relate. Prior service costs, if any, resulting from amendments to the plans are recognized and amortized over the remaining period of service of the employees.

 (j) Interim Information (Unaudited)

   The interim information presented in these financial statements is prepared by Management without audit and, in the opinion of Management includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations and cash flows for the periods shown, in accordance with generally accepted accounting principles.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)

(2) Cash and Cash Equivalents

   The cost and fair values for cash and cash equivalents as of March 31, 1998 and 1999 and September 30, 1999, are set out below.

                            March 31, March 31, March 31, September 30, September 30,
                              1998      1999      1999        1999          1999
                               Rs        Rs        US$         Rs            US$
                            --------- --------- --------- ------------- -------------
                                                           (unaudited)   (unaudited)
   Cost and fair values
    Cash and cash
     equivalents...........  683,505   778,062   17,882     1,269,751      29,183
                             -------   -------   ------     ---------      ------
                             683,505   778,062   17,882     1,269,751      29,183
                             =======   =======   ======     =========      ======

(3) Other Current Assets

   Other current assets consist of the following:

                            March 31, March 31, March 31, September 30, September 30,
                              1998      1999      1999        1999          1999
                               Rs        Rs        US$         Rs            US$
                            --------- --------- --------- ------------- -------------
                                                           (unaudited)   (unaudited)
   Withholding taxes.......  469,086    875,206  20,115     1,233,775      28,356
   Prepaid expenses........  125,000    625,000  14,365            --          --
   Advance tax payments....  200,000    280,000   6,435       225,000       5,171
   Other advances..........   62,682         --      --       627,208      14,416
                             -------  ---------  ------     ---------      ------
                             856,768  1,780,206  40,915     2,085,983      47,943
                             =======  =========  ======     =========      ======

   Prepaid expenses consist mainly of un-expired portion of annual rentals paid to the Videsh Sanchar Nigam Limited, for use of leased lines.

(4) Investments

   The cost and fair values of investments as of March 31, 1998 and 1999 and September 30, 1999 are set out below.

                   March 31,  March 31,   March 31, September 30, September 30,
                     1998        1999       1999        1999          1999
                      Rs          Rs         US$         Rs            US$
                  ----------- ----------  --------- ------------- -------------
                  (unaudited) (unaudited)
   Cost..........  1,318,237  1,322,718    30,400     2,990,252       68,726
   Fair values...    860,300  1,622,000    37,279     7,059,595      162,252

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)


(5) Plant and Equipment

   Plant and equipment consists of the following:

                             March 31,   March 31,   March 31, September 30, September 30,
                                1998        1999       1999        1999          1999
                                 Rs          Rs         US$         Rs            US$
                             ----------  ----------  --------- ------------- -------------
                                                                (unaudited)   (unaudited)
   Computer equipment......   3,291,438   3,964,321    91,113    4,376,782      100,592
   Furniture and fixtures..      48,375      78,199     1,797       90,438        2,079
   Vehicles................     789,105     789,105    18,136      789,105       18,136
   Plant and machinery.....     100,000     127,070     2,920      171,370        3,939
                             ----------  ----------   -------   ----------     --------
                              4,228,918   4,958,695   113,966    5,427,695      124,746
                             ----------  ----------   -------   ----------     --------
   Accumulated
    depreciation...........  (2,665,962) (3,941,807)  (90,595)  (4,733,138)    (108,783)
                             ----------  ----------   -------   ----------     --------
                              1,562,956   1,016,888    23,371      694,557       15,963
                             ==========  ==========   =======   ==========     ========

   Depreciation expense amounted to Rs 648,823, Rs 1,069,153 and Rs 1,275,845 (US$ 29,323) for fiscal years 1997, 1998 and 1999 respectively and Rs 791,331 (US$ 18,187) for the six months period ended September 30, 1999.

(6) Leases

   The Company was obligated during 1998 under a capital lease for Rs.789,105 for the purchase of a vehicle. The capital lease obligation was for a period of one year and the Company met its full obligations under the lease before the end of fiscal 1999.

(7) Other Assets

   Other assets consist of the following:

                            March 31, March 31, March 31, September 30, September 30,
                              1998      1999      1999        1999          1999
                               Rs        Rs        US$         Rs            US$
                            --------- --------- --------- ------------- -------------
                                                           (unaudited)   (unaudited)
   Rent and maintenance
    deposits...............  500,000   520,000   11,951     1,120,000      25,741
   Other deposits..........   40,000    40,000      920        40,000         920
                             -------   -------   ------     ---------      ------
                             540,000   560,000   12,871     1,160,000      26,661
                             =======   =======   ======     =========      ======

(8) Long-term Debt

   Long term debt represents the interest free unsecured loan received from Intel Asia Pacific Inc., towards the development of optimised content on a website of the Company. The amount is repayable at the end of two years from the date of the contract. As of March 31 and September 30, 1999, the Company had received Rs. 301,430 (US$ 6,928) and Rs. 1,039,333 (US$ 23,887), which amounts have been discounted at 12% for purposes of imputing interest on the loan. The unamortized discount was Rs. 32,297 (US$ 742) and Rs. 130,657 (US$ 3,003), at March 31 and September 30, 1999, respectively. Interest expense on the loan amounted to Rs. 28,835 (US$ 663) and Rs. 51,434 (US$ 1,182) at March 31 and September 30, 1999, respectively. The unamortized discount will be recognized as income over the course of the contract period.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)


(9) Income Taxes

   The provision for income tax comprises:

                           March    March
                            31,      31,   March 31, September 30, September 30,
                           1998     1999     1999        1999          1999
                            Rs       Rs       US$         Rs            US$
                          -------  ------- --------- ------------- -------------
                                                      (unaudited)   (Unaudited)
Current taxes:
 Domestic taxes.......... 465,000  770,000  17,697     2,878,408      66,155
Deferred taxes:
 Domestic taxes.......... (89,711) 208,459   4,791     1,883,963      43,300
 Aggregate taxes......... 375,289  978,459  22,488       994,445      22,855

   All tax benefits have been allocated to the continuing operations of the Company. The tax effects of significant temporary differences that resulted in deferred tax assets and a description of the financial statement items that created these differences are:

                          March 31,   March    March 31, September 30, September 30,
                            1998     31, 1999    1999        1999          1999
                             Rs         Rs        US$         Rs            US$
                          ---------  --------  --------- ------------- -------------
                                                          (unaudited)   (unaudited)
Deferred tax assets
 Unrealized loss of
  investments...........     30,981        --       --            --           --
 Plant and equipment....    495,219   311,571    7,161       104,846        2,410
 Deferred revenues......    478,790        --       --     2,181,164       50,130
 Deferred expenses......         --        --       --       173,250        3,982
                          ---------  --------   ------    ----------      -------
  Total deferred tax
   assets...............  1,004,990   311,571    7,161     2,459,260       56,522
Deferred tax liabilities
 Unrealized gain on
  investments...........         --  (136,853)  (3,145)   (1,498,665)     (34,444)
 Deferred revenues......         --   (35,924)    (826)           --           --
 Deferred expenses......    (36,371) (113,750)  (2,614)           --           --
 Others.................    (12,456)       --       --      (157,823)      (3,627)
                          ---------  --------   ------    ----------      -------
  Total deferred tax
   liabilities..........    (48,827) (286,527)  (6,585)   (1,656,488)     (38,071)
                          ---------  --------   ------    ----------      -------
Net deferred tax
 assets.................    956,163    25,044      576       802,772       18,451
                          =========  ========   ======    ==========      =======

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realisation of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)


                         March 31, March 31, March 31, March 31, September 30, September 30,
                           1997      1998      1999      1999        1999          1999
                            Rs.       Rs.       Rs.       US$         Rs.           US$
                         --------- --------- --------- --------- ------------- -------------
                                                                  (unaudited)   (unaudited)
Net income before
 taxes..................  (67,363)  505,371   989,715   22,747     2,726,805      62,670
Enacted tax rates in
 India..................       43%       35%       35%      35%         38.5%       38.5%
Computed expected tax
 expense................  (28,966)  176,880   346,400    7,961     1,049,819      24,128
Advances written off....       --        --   641,739   14,749            --          --
Tax disallowances.......    2,428    46,826        --       --            --          --
Others..................       --        --    (9,680)    (222)      (39,184)       (901)
Effect of tax rate
 change.................   12,336   151,583        --       --       (16,190)       (372)
                          -------   -------   -------   ------     ---------      ------
Total income tax
 expense/(benefit)......  (14,202)  375,289   978,459   22,488       994,445      22,855
                          =======   =======   =======   ======     =========      ======

(10) Common Stock

   Dividends. The Company has declared and paid dividends in fiscal 1998 and 1999 of Rs 400,000 and Rs 500,000 (US $ 11,492) respectively.

   Indian law mandates that any dividend can be declared out of distributable profits only after the transfer of up to 10% of net income computed in accordance with current regulations to a general reserve. Also, the remittance of dividends outside India is governed by Indian law on foreign exchange. Such dividend payments are also subject to applicable withholding taxes.

(11) Other Income

   Other income (net) consists of the following:

                         March 31, March 31, March 31, March 31, September 30, September 30,
                           1997      1998      1999      1999        1999          1999
                            Rs        Rs        Rs        US$         Rs            US$
                         --------- --------- --------- --------- ------------- -------------
                                                                  (Unaudited)   (Unaudited)
Profit on sale of
 investments (net)......      --        --    539,115   12,391       95,715        2,200
Interest on loan........      --    21,856     10,250      236           --           --
Others..................  34,179    24,829     70,311    1,615       13,542          311
Interest expense........      --        --    (28,835)    (663)     (51,434)      (1,182)
                          ------    ------    -------   ------      -------       ------
                          34,179    46,685    590,841   13,579       57,823        1,329
                          ======    ======    =======   ======      =======       ======

(12) Commitments and Contingencies

   The Company is currently engaged in a trademark dispute with a US based company called ASAP Solutions, Inc. ("ASAP"), relating to the use of the name "Indiaworld." ASAP contends that the activities of the Company infringe a US trademark owned by ASAP for the term "Indiaworld" and associated logos. Management, based on the opinion of counsel, is of the opinion that the trademark was improperly granted to ASAP. The Company has commenced litigation against ASAP in the United States to cancel the trademark and to assert other claims. The potential costs associated with this trademark dispute cannot be determined with any degree of certainty. Based on information presently available, the Company does not expect this dispute to have a material adverse impact on its competitive or financial position or its ongoing results of operations.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)


(13) Related Party Transactions

   In fiscal 1998 the Company entered into an agreement with Netcore Solutions Private Limited ("Netcore") formerly Ravi Software Private Limited, a company under the common ownership, management and control of IndiaWorld. As per the terms of the agreement, the Company was entitled to market and distribute a messaging software solution called "Netserv" which was developed by Netcore. Revenues earned from the sale of Netserv were to be retained by IndiaWorld to the extent that they did not exceed Rs 1 million. Revenues in excess of Rs. 1 million were to be shared by Netcore and IndiaWorld in the ratio of 80:20. Revenues earned by the Company from the sale of Netserv were Rs 840,000 and Rs 732,164 for the years ended March 31, 1998 and March 31, 1999 respectively.

   The Company also agreed to provide Netcore free server space on its computer systems for a period of one year from April 1, 1997. Management estimates that the fair value of server space provided to Netcore was Rs 180,000. The agreement was for a period of two years commencing from April 1, 1997.

   The Company also entered into transactions with CM Jain Consultants Private Limited, the holding company and with the spouse and relative of a director of the Company. Significant transactions with these parties during the fiscal years ended March 31 1997, 1998, 1999 and during the six months ended September 30, 1999 are summarized below.

                          March   March
                           31,     31,   March 31, March 31, September 30, September 30,
                          1997    1998     1999      1999        1999          1999
                           Rs      Rs       Rs        US$         Rs            US$
                         ------- ------- --------- --------- ------------- -------------
                                                              (Unaudited)   (Unaudited)
Rental charges.......... 360,000 540,000  780,000   17,927      450,000       10,342
Facility charges........ 192,500 320,219  690,000   15,858      240,000        5,516
Reimbursement of
 expenses...............  68,764      --  378,200    8,692      198,172        4,555
Consultancy charges..... 135,000 240,000  600,000   13,790      407,500        9,366
Lease rentals--Car......  40,000  48,000   48,000    1,103           --           --
Deposits--motor car.....  25,000      --       --       --           --           --
Deposits--rental........ 350,000 150,000       --       --           --           --
Advances................      --      --       --       --      400,000        9,193

(14) Segment Reporting

   In accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it has three operating segments:

    . Web-site design and webpage hosting services, designing and development of websites and webpage hosting for individuals and corporate entities;

    . Web-site advertising, sale of banner advertisements on the websites created and hosted by the Company; and

    . Corporate services, providing installation and customisation services of mail server and proxy server software and messaging systems, providing web based solutions to business.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)

   These operating segments were identified from the structure of the Company's internal organisation. Currently the chief operating decision-maker of the Company receives and reviews information relating to segment revenues only. Revenues from services rendered by the Company are presented below:

                         March 31, March 31, March 31,  March 31, September 30, September 30,
                           1997      1998       1999      1999        1999          1999
                            Rs        Rs         Rs        US$         Rs            US$
                         --------- --------- ---------- --------- ------------- -------------
                                                                   (Unaudited)   (Unaudited)
Website design and
 webpage hosting
 services............... 4,103,083 5,552,942  6,225,352  143,079    2,635,555       60,574
Website advertising.....   948,338 1,570,190  4,956,485  113,916    5,379,766      123,644
Corporate services...... 1,306,056 2,096,712  2,775,722   63,795    2,372,310       54,523
                         --------- --------- ----------  -------   ----------      -------
Revenues................ 6,357,477 9,219,844 13,957,559  320,790   10,387,631      238,741
                         ========= ========= ==========  =======   ==========      =======

   SFAS 131 also requires that an enterprise report a measure of profit or loss and total assets for each reportable segment. Certain expenses such as depreciation on computers, communication expenses and direct personnel cost which form a significant component of total expenses are not specifically allocable to these business segments as the services are used interchangeably between reportable segments. Management believes that it is not practical to provide segment disclosures relating to segment costs and expenses, and consequently segment profits or losses, since a realistic allocation cannot be made. The fixed assets used in the Company's business are not identifiable to any particular reportable segment and can be used interchangeably among segments. Consequently, Management believes that it is not practical to provide segment disclosures relating to total assets since a realistic analysis among the various operating segments is not possible.

(15) Gratuity and Provident Fund

   Gratuity. In accordance with Indian law, the Company provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering all employees. The plan provides a lump sum payment to vested employees at retirement or termination of employment at an amount based on the respective employee's salary and the years of employment with the Company. Gratuity is provided for on the basis of an actuarial valuation. The entire balance of gratuity is unfunded.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)

   The following table sets forth the funded status of the plan and the amounts recognized in the Company's balance sheet:

                                March 31, March 31, September 30, September 30,
                                  1998      1999        1999          1999
                                   Rs        Rs          Rs            US$
                                --------- --------- ------------- -------------
                                                     (Unaudited)   (Unaudited)
Change in benefit obligation
 Projected benefit obligation
 ("PBO') at the beginning of
 the year......................   26,224    72,282      73,583        1,691
Service cost...................   10,912    39,093      26,841          617
Interest cost..................    3,145     8,642       4,393          101
Actuarial loss/(gain)..........   32,001   (46,434)     23,641          543
Benefits paid..................       --        --          --           --
                                 -------   -------    --------       ------
PBO at end of year.............   72,282    73,583     128,458        2,952
                                 -------   -------    --------       ------
Change in plan assets..........       --        --          --           --
 Fair value of plan assets at
  beginning of year............       --        --          --           --
 Actual return on plan assets..       --        --          --           --
 Employer contributions........       --        --          --           --
 Benefits paid.................       --        --          --           --
                                 -------   -------    --------       ------
Fair value of plan assets at
 end of year...................       --        --          --           --
                                 -------   -------    --------       ------
Funded status..................  (72,282)  (73,583)   (128,458)      (2,952)
Unrecognized net actuarial
 loss/(gain)...................     (122)  (46,556)    (19,352)        (445)
Unrecognized transition
 obligation....................   31,917    27,927      25,932          596
                                 -------   -------    --------       ------
Net amount recognized..........  (40,487)  (92,212)   (121,878)      (2,801)
Amount recognized in balance
 sheet consists of:
 Accrued benefit cost..........   40,487    92,212     121,878        2,801
The components of net gratuity
 costs are reflected below:
 Service cost..................   10,912    39,093      26,841          617
 Interest cost.................    3,145     8,642       4,393          101
 Expected return on plan
  assets.......................       --        --          --           --
 Amortization..................      711     3,990      (1,569)         (36)
                                 -------   -------    --------       ------
Net gratuity costs.............   14,768    51,725      29,665          682
                                 =======   =======    ========       ======

   Assumptions used in accounting for the gratuity plan were a discount rate of 12% and compensation levels to increase at the rate of 20% per annum for the first three years, 15% per annum for the next three years and 10% per annum thereafter.

(16) Year 2000

   Certain organizations anticipate that they will experience operational difficulties at the beginning of the Year 2000 as a result of computer programs being written using two digits rather than four to define the applicable year. The Company's plan for the Year 2000 calls for compliance verification with external vendors supplying the Company software, testing in-house engineering and manufacturing software tools, testing software in the Company's products for the Year 2000, and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues.

                   INDIAWORLD COMMUNICATIONS PRIVATE LIMITED

    (Expressed in Indian Rupees, except share data and as otherwise stated)


   To date, the Company has not encountered any material Year 2000 issues concerning its respective computer programs. All costs associated with the Company's plan for the Year 2000 are being expensed as incurred. The costs associated with the Year 2000 are not expected to have a material adverse effect on the Company's business, financial condition and results of operations. Nevertheless there is uncertainty concerning the potential costs and effects associated with any Year 2000 compliance.

   Three panels of graphical information regarding Satyam Infoway Limited consisting of:

  . a graphical presentation of Satyam Infoway's network covering 34 cities in India;

  . sample web pages from some of Satyam Infoway's content sites, including specialty sites related to personal finance;

  .  a picture of the Satyam Online CD-ROM; and

  .  a list of products and services provided by Satyam Infoway.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      3,000,000 American Depositary Shares

                                 [SATYAM LOGO]

                             SATYAM INFOWAY LIMITED

                       Representing 750,000 Equity Shares

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                              Salomon Smith Barney

                               February   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2000

OFFERING CIRCULAR

                      3,000,000 American Depositary Shares

                                 [SATYAM LOGO]

                             SATYAM INFOWAY LIMITED

                       Representing 750,000 Equity Shares

                                  -----------

  Satyam Infoway Limited is offering up to 3,000,000 American Depositary Shares, or ADSs, of Satyam Infoway outside India, including in the United States. This offering circular relates to an offering by the international underwriters of up to 1,200,000 ADSs outside the United States and Canada. Additional underwriters are offering up to 1,800,000 ADSs in the United States and Canada. The combined offering will not exceed $150 million, including the underwriters' overallotment option. Each ADS represents one-fourth of one equity share. Our ADSs are listed for trading on the Nasdaq National Market under the symbol "SIFY." On February 15, 2000, the last reported sale price of our ADSs was $68.00 per ADS.

                                  -----------

  Investing in the American Depositary Shares involves risks which are described in the Risk Factors beginning on page 9.

                                  -----------

                                                   Price  Underwriting
                                                     to   discounts and Proceeds
                                                   public  commissions   to us
                                                   ------ ------------- --------
   Per ADS........................................  $         $           $
   Total..........................................  $         $           $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

  Satyam Infoway has granted to the underwriters the right to purchase up to an additional 450,000 ADSs at the public offering price, less discount and commissions, within 30 days from the date of the offering circular to cover overallotments.

                                  -----------

Merrill Lynch International                   Salomon Smith Barney International

February  , 2000

The information in this offering circular is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This offering circular is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                  UNDERWRITING

General

   The offering consists of:

    . the international offering of 1,200,000 ADSs outside the United
      States and Canada; and

    . the U.S. offering of 1,800,000 ADSs in the United States and Canada.

   Subject to the terms and conditions set forth in a purchase agreement between us and each of the international underwriters named below, for whom Merrill Lynch (Singapore) Pte. Ltd. and Salomon Brothers International Limited are acting as representatives, we have agreed to sell to the international underwriters, and each of the international underwriters severally and not jointly has agreed to purchase from us, the number of ADSs set forth opposite its name below.

     Underwriter                                                  Number of ADSs
     -----------                                                  --------------
     Merrill Lynch (Singapore) Pte. Ltd. ........................
     Salomon Brothers International Limited......................
                                                                    ---------
       Total.....................................................   1,200,000
                                                                    =========

   In the purchase agreement, the several international underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the ADSs being sold under the terms of the agreement if any of the ADSs are purchased. In the event of a default by an international underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of non-defaulting international underwriters may be increased or the purchase agreement may be terminated.

   We have also entered into a purchase agreement for the sale of 1,800,000 ADSs in the United States and Canada. Merrill Lynch and Co. and Salomon Smith Barney are the representatives of the underwriters for the U.S. offering. The U.S. and international offerings are contingent upon each other. The offering price and aggregate underwriting commissions per ADS for the U.S. offering and the international offering are identical.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The representatives have advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus, and to dealers at such price less a concession
not in excess of $   per ADS. The underwriters may allow, and such dealers may
allow, a discount not in excess of $   per ADS to other dealers. After the
public offering, the public offering price, concession and discount may be changed.

Overallotment Option

   We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional 450,000 ADSs at the public offering price set forth on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any, made on the sale of our ADSs offered hereby. The representatives of the U.S. underwriters will decide on behalf of the underwriters whether to exercise the option and whether to allocate any ADSs covered by the option to the U.S. offering or the international offering. To the extent that the underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional ADSs proportionate to such underwriter's initial amount reflected in the foregoing table.

overallotments, if any, made on the sale of our ADSs offered hereby. The representatives of the U.S. underwriters will decide on behalf of the underwriters whether to exercise the option and whether to allocate any ADSs covered by the option to the U.S. offering or the international offering. To the extent that the underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional ADSs proportionate to such underwriter's initial amount reflected in the foregoing table.

Commissions and Discounts

   The following table shows the per ADS and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their overallotment option.

                                                              Per Without  With
                                                              ADS Option  Option
                                                              --- ------- ------
     Public offering price................................... $     $      $
     Underwriting discount................................... $     $      $
     Proceeds, before expenses, to Satyam Infoway............ $     $      $

   The expenses of this offering, exclusive of the underwriting discount, are estimated at $0.5 million and are payable by us. The underwriters have, subject to the completion of this offering, agreed to reimburse us for certain expenses incurred in connection with this offering.

   The ADSs are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

No Sales of Common Stock or Similar Securities

   We and our executive officers and directors have agreed (subject to certain exceptions) not to, directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, on behalf of the underwriters until April 18, 2000, offer, pledge, sell, contract to sell, sell any option or contract to purchase, dispose of or transfer any equity shares, ADSs, or any securities convertible or exercisable or exchangeable for equity shares or ADSs, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, economic consequences of ownership of the equity shares, ADSs or such other securities, regardless of whether any of the transactions described above is to be settled by the delivery of equity shares, ADSs or such other securities, in cash or otherwise. Notwithstanding the foregoing, during such period we may grant stock options pursuant to our Associate Stock Option Plan and issue shares upon exercise of options issued therunder.

Nasdaq National Market Listing

   Our common stock is listed on the Nasdaq National Market under the symbol "SIFY."

Price Stabilization and Short Positions

   Until the distribution of our ADSs is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for an purchase our ADSs. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our ADSs. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our ADSs.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Some of the underwriters and their affiliates have from time to time engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Merrill Lynch (Singapore) Pte. Ltd. and Salomon Brothers International Limited participated as representatives of the international underwriters in our initial public offering of American Depositary Shares outside the United States and Canada in October 1999, for which they received usual and customary fees.

Passive Market Making

   In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our ADSs on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering before the commencement of offers or sales of our ADSs. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers bid, however, such bid must then be lowered when certain purchase limits are exceeded.

Selling Restrictions

   This offering circular does not constitute an offer or an invitation by, or on behalf of, us or by or on behalf of the underwriters, to subscribe for or purchase any of our equity shares or ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this offering circular and the offering of our equity shares or ADSs in certain jurisdictions may be restricted by law. Persons into whose possession this offering circular comes are required by us and the underwriters to inform themselves about and to observe any such restrictions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the ADSs being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
SEC registration fee.................................................  $ 39,600
NASD filing fee......................................................    15,500
Legal fees and expenses..............................................   300,000
Accounting fees and expenses.........................................    60,000
Printing and engraving...............................................   200,000
Blue sky fees and expenses (including legal fees)....................    10,000
Reimbursement of offering expenses by underwriters...................  (375,000)
Miscellaneous........................................................    49,900
                                                                       --------
  Total..............................................................  $300,000
                                                                       ========

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

   We expect to amend our Articles of Association to provide that our directors and officers shall be indemnified by our company against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, we expect to amend our Articles of Association to provide that our company shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Companies Act, 1956 in which relief is granted by the court.

   We expect to enter into indemnification agreements with our directors and officers, pursuant to which our company will agree to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

   The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of our company and our officers and directors.

   Our company has obtained directors and officers insurance providing indemnification for a number of our directors, officers, affiliates, partners or employees for specified errors and omissions.

Item 15. Recent Sales of Unregistered Securities

   The registrant has sold and issued the following securities since December 12, 1995 (Inception):

      (1) On December 12, 1995, we issued on aggregate of (a) 100 equity shares to B. Ramalinga Raju, (b) 100 equity shares to B. Rama Raju and (c) 30 equity shares to Satyam Computer Services for a purchase price of Rs.2,300.

      (2) On August 13, 1997, we issued an aggregate of 1.3 million equity shares to Satyam Computer Services for a purchase price of Rs.13.0 million.

      (3) On March 30, 1998, we issued an aggregate of 6.2 million equity shares to Satyam Computer Services for a purchase price of Rs.62.0 million.

      (4) On June 30, 1998, we issued an aggregate of 3.0 million equity shares, to Satyam Computer Services for a purchase price of Rs.30.0 million.

      (5) On September 25, 1998, we issued an aggregate of (a) 370,000 equity shares to R. Ramaraj and (b) 1,130,000 equity shares to Satyam Computer Services for a purchase price of Rs.15.0 million.

      (6) On December 24, 1998, we issued an aggregate of 749,770 equity shares to Satyam Computer Services for a purchase price of Rs.52.5 million.

      (7) In March 1999, we issued (a) an aggregate of 3.0 million equity shares to SARF for a purchase price of Rs.210.0 million and (b) warrants to purchase an aggregate of 750,000 equity shares to SARF and Satyam Computer Services.

      (8) In September 1999, we issued an aggregate of 481,000 equity shares to Sterling Commerce for a purchase price of $5.0 million.

      (9) In October, we issued an aggregate of 750,000 equity shares to SARF and Satyam Computer Services upon the exercise of warrants.

   The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, except that the issuance described under (8) was deemed exempt in reliance on Regulation D and Section 4(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits.

 Number                               Description
 ------                               -----------
  1.1   Form of Underwriting Agreement.
  3.1   Articles of Association of Satyam Infoway Limited. (1)
  3.2   Memorandum of Association of Satyam Infoway Limited. (1)
  3.3   Table "A' of the Companies Act, 1956. (1)
  4.1   Share Subscription and Shareholders' Agreement, dated as of February 5,
        1999, by and among Satyam Infoway Limited, Satyam Computer Services
        Limited, South Asia Regional Fund and
        Mr. B. Ramalinga Raju. (1)
  4.2   Amendment No. 1 to Share Subscription and Shareholders' Agreement,
        dated as of September 14, 1999, by and among Satyam Infoway Limited,
        Satyam Computer Services Limited, South Asia Regional Fund and Mr. B.
        Ramalinga Raju. (1)
  4.3   Form of Deposit Agreement among Satyam Infoway Limited, Citibank, N.A.
        and holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary
        Receipt). (3)
  4.4   Amendment No. 1 to the Deposit Agreement. (5)
  4.5   Satyam Infoway Limited's Specimen Certificate for equity shares. (2)
  4.6   Rupee Loan Agreement, dated as of July 3, 1998, by and between Satyam
        Infoway Limited and Export-Import Bank of India. (1)
  4.7   Letter Agreement, dated as of September 14, 1999, by and between Satyam
        Infoway Limited and Sterling Commerce, Inc. (1)
  4.8   Stockholders Agreement, dated as of September 14, 1999, by and among
        Satyam Infoway Limited, Sterling Commerce, Inc. and Satyam Computer
        Services Limited. (1)
  4.9   Registration Rights Agreement, dated as of September 14, 1999, by and among Satyam Infoway Limited, Sterling Commerce, Inc. and South Asia
        Regional Fund. (1)
  5.1   Opinion of M. G. Ramachandran.
 10.1   Associate Stock Option Plan (including Deed of Trust). (2)
 10.2   Form of Indemnification Agreement. (2)

 Number                               Description
 ------                               -----------
   10.3 License Agreement For Provision of Internet Service, dated as of
        November 12, 1998, by and between Satyam Infoway Limited and the
        Government of India, Ministry of Communications, the Department of
        Telecommunications, Telecom Commission. (1)
   10.4 Bank Guarantee, dated as of November 4, 1998. (1)
  +10.5 UUNet Technologies Strategic Alliance Agreement, dated of April 18,
        1997, by and between Satyam Infoway Limited and UUNet Technologies. (3)
  +10.6 International Electronic Commerce Provider Agreement, dated as of
        February 14, 1997, by and between Satyam Infoway Limited and Sterling
        Commerce International Inc. (3)
  +10.7 Amendment No. 1 to International Electronic Commerce Provider Agreement
        by and between Satyam Infoway Limited and Sterling Commerce
        International Inc. (3)
  +10.8 Amendment No. 2 to International Electronic Commerce Provider Agreement
        by and between Satyam Infoway Limited and Sterling Commerce
        International Inc. (3)
   10.9 Amendment No. 3 to International Electronic Commerce Provider
        Agreement, dated as of September 14, 1999, by and between Satyam
        Infoway Limited and Sterling Commerce International Inc. (2)
 +10.10 Distribution Agreement, dated as of June 1997, by and between Satyam
        Infoway Limited and Open Market, Inc. (3)
  10.11 User Agreement, effective as of April 1, 1999 by and between Satyam
        Infoway Limited and Satyam Computer Services Limited. (1)
  10.12 Share Purchase Agreement, dated November 29, 1999, by and among Satyam
        Infoway Limited, IndiaWorld Communications Private Limited, Mr. Rajeesh
        Jain and the other shareholders of IndiaWorld Communications Private
        Limited listed on the signature pages thereto. (4)
  10.13 Agreement for Option to Purchase Shares, dated November 29, 1999, by and among Satyam Infoway Limited, IndiaWorld Communications Private
        Limited, Mr. Rajeesh Jain and the other shareholders of IndiaWorld
        Communications Private Limited listed on the signature page thereto.
        (4)
   16.1 Letter from Fraser & Ross regarding Change in Certifying Accountant.
        (2)
   23.1 Consent of Latham & Watkins. (5)
   23.2 Consent of M.G. Ramachandran (included in Exhibit 5.1).
   23.3 Consent of KPMG, India, Independent Auditors.
   23.4 Consent of International Data Corporation.
   24.1 Power of Attorney (included on Page II-5 of previous filing).

--------

+ Registrant has obtained confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.
(1) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 4, 1999 and incorporated herein by reference.
(2) Previously filed as an exhibit to Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 13, 1999 and incorporated herein by reference.
(3) Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 15, 1999 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Form 6-K (File No. 000-27663) filed with the Commission on December 3, 1999 and incorporated herein by reference.

(5) Previously filed with the Commission on February 3, 2000 as an exhibit to this Registration Statement.

(b) Financial Statement Schedules
   None.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chennai, State of Tamil Nadu, Country of India, on this 14th day of February.

                                          SAYAM INFOWAY LIMITED


                                          By /s/ R. Ramaraj
                                          _____________________________________
                                                    Name: R. Ramaraj
                                             Title: Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


/s/ R. Ramaraj                       Chief Executive Officer and   February 14, 2000
____________________________________ Director (Principal
   R. Ramaraj                        Executive Officer)



/s/ T. R. Santhanakrishnan           Chief Financial Officer       February 14, 2000
____________________________________ (Principal Financial and
   T. R. Santhanakrishnan            Accounting Officer)



         *                           Director                      February 14, 2000
____________________________________
   B. Ramalinga Raju



                                     Director
____________________________________
   Pranab Barua



                                     Director
____________________________________
           T. H. Chowdary



                                     Director
____________________________________
            Donald Peck

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Director                      February 14, 2000
____________________________________
         C. Srinivasa Raju



                 *                   Director                      February 14, 2000
____________________________________
           S. Srinivasan



                 *                   Authorized Representative in  February 14, 2000
____________________________________ the United States
         Donald J. Puglisi

            /s/ R. Ramaraj                                          February 14, 2000
*By: _________________________________
      R. Ramaraj, attorney-in-fact

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
    1.1 Form of Underwriting Agreement.
    3.1 Articles of Association of Satyam Infoway Limited. (1)
    3.2 Memorandum of Association of Satyam Infoway Limited. (1)
    3.3 Table "A' of the Companies Act, 1956. (1)
    4.1 Share Subscription and Shareholders' Agreement, dated as of February 5,
        1999, by and among Satyam Infoway Limited, Satyam Computer Services
        Limited, South Asia Regional Fund and Mr. B. Ramalinga Raju. (1)
    4.2 Amendment No. 1 to Share Subscription and Shareholders' Agreement,
        dated as of September 14, 1999, by and among Satyam Infoway Limited,
        Satyam Computer Services Limited, South Asia Regional Fund and Mr. B.
        Ramalinga Raju. (1)
    4.3 Form of Deposit Agreement among Satyam Infoway Limited, Citibank, N.A.
        and holders from time to time of American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary
        Receipt). (3)
    4.4 Amendment No. 1 to the Deposit Agreement. (5)
    4.5 Satyam Infoway Limited's Specimen Certificate for equity shares. (2)
    4.6 Rupee Loan Agreement, dated as of July 3, 1998, by and between Satyam
        Infoway Limited and Export-Import Bank of India. (1)
    4.7 Letter Agreement, dated as of September 14, 1999, by and between Satyam
        Infoway Limited and Sterling Commerce, Inc. (1)
    4.8 Stockholders Agreement, dated as of September 14, 1999, by and among
        Satyam Infoway Limited, Sterling Commerce, Inc. and Satyam Computer
        Services Limited. (1)
    4.9 Registration Rights Agreement, dated as of September 14, 1999, by and among Satyam Infoway Limited, Sterling Commerce, Inc. and South Asia
        Regional Fund. (1)
    5.1 Opinion of M. G. Ramachandran.
   10.1 Associate Stock Option Plan (including Deed of Trust). (2)
   10.2 Form of Indemnification Agreement. (2)
   10.3 License Agreement For Provision of Internet Service, dated as of
        November 12, 1998, by and between Satyam Infoway Limited and the
        Government of India, Ministry of Communications, the Department of
        Telecommunications, Telecom Commission. (1)
   10.4 Bank Guarantee, dated as of November 4, 1998. (1)
  +10.5 UUNet Technologies Strategic Alliance Agreement, dated of April 18,
        1997, by and between Satyam Infoway Limited and UUNet Technologies. (3)
  +10.6 International Electronic Commerce Provider Agreement, dated as of
        February 14, 1997, by and between Satyam Infoway Limited and Sterling
        Commerce International Inc. (3)
  +10.7 Amendment No. 1 to International Electronic Commerce Provider Agreement
        by and between Satyam Infoway Limited and Sterling Commerce
        International Inc. (3)
  +10.8 Amendment No. 2 to International Electronic Commerce Provider Agreement
        by and between Satyam Infoway Limited and Sterling Commerce
        International Inc. (3)
   10.9 Amendment No. 3 to International Electronic Commerce Provider
        Agreement, dated as of September 14, 1999, by and between Satyam
        Infoway Limited and Sterling Commerce International Inc. (2)
 +10.10 Distribution Agreement, dated as of June 1997, by and between Satyam
        Infoway Limited and Open Market, Inc. (3)
  10.11 User Agreement, effective as of April 1, 1999 by and between Satyam
        Infoway Limited and Satyam Computer Services Limited. (1)
  10.12 Share Purchase Agreement, dated November 29, 1999, by and among Satyam
        Infoway Limited, IndiaWorld Communications Private Limited, Mr. Rajeesh
        Jain and the other shareholders of IndiaWorld Communications Private
        Limited listed on the signature pages thereto. (4)

 Number                              Description
 ------                              -----------
 10.13  Agreement for Option to Purchase Shares, dated November 29, 1999, by and among Satyam Infoway Limited, IndiaWorld Communications Private
        Limited, Mr. Rajeesh Jain and the other shareholders of IndiaWorld
        Communications Private Limited listed on the signature page thereto.
        (4)
  16.1  Letter from Fraser & Ross regarding Change in Certifying Accountant.
        (2)
  23.1  Consent of Latham & Watkins. (5)
  23.2  Consent of M.G. Ramachandran (included in Exhibit 5.1).
  23.3  Consent of KPMG, India, Independent Auditors.
  23.4  Consent of International Data Corporation.
  24.1  Power of Attorney (included on Page II-5 of previous filing).

--------

+ Registrant has obtained confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.
(1) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 4, 1999 and incorporated herein by reference.
(2) Previously filed as an exhibit to Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 13, 1999 and incorporated herein by reference.
(3) Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-10852) filed with the Commission on October 15, 1999 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Form 6-K (File No. 000-27663) filed with the Commission on December 3, 1999 and incorporated herein by reference.

(5) Previously filed with the Commission on February 3, 2000 as an exhibit to this Registration Statement.

(b) Financial Statement Schedules
   None.